As filed with the Securities and Exchange Commission on July 1 , 2016

File Nos. 333-206648

333-200702

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 To

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARINA BIOTECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	11-2658569
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

P.O. Box 1559

Bothell, Washington 98041

(425) 892-4322

(Address, including zip code, and telephone number, including area code, of registrant’s principal place of business)

Joseph W. Ramelli

Interim Chief Executive Officer

Marina Biotech, Inc.

P.O. Box 1559

Bothell, WA 98041

(425) 892-4322

(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)

Copies to:

Lawrence Remmel, Esq.

Pryor Cashman LLP

7 Times Square

New York, New York 10036

(212) 421-4100 (phone)

(212) 798-6365 (facsimile)

Approximate date of commencement of proposed sale to the public. As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box:     ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to section 8(a) may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to: (i) the Registration Statement on Form S-1 of Marina Biotech, Inc. (the “Company”), as originally declared effective by the Securities and Exchange Commission (the “SEC”) on December 18, 2014 (the “2014 Registration Statement”); and (ii) the Registration Statement on Form S-1 of the Company, as originally declared effective by the SEC on September 18, 2015 (the “2015 Registration Statement” and, together with the 2014 Registration Statement, the “Registration Statements”) is being filed pursuant to the undertakings in the Registration Statement s to include the information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 that was filed with the SEC on March 30, 2016 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016 that was filed with the SEC on May 16, 2016 .

The information included in this filing amends the original Registration Statements and the prospectuses contained therein. No additional securities are being registered under this Post-Effective Amendment No. 2 . All applicable registration fees were paid at the time of the original filing of the Registration Statements.

Pursuant to Rule 429 of the Securities Act of 1933, as amended, the prospectus contained in this Post-Effective Amendment No. 2 to the Registration Statements is a combined prospectus, and this filing constitutes a post-effective amendment to each of the 2014 Registration Statement and the 2015 Registration Statement.

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated July 1 , 2016

22,078,292 Shares of Common Stock Issuable upon Conversion of Series D Convertible

Preferred Stock and upon Exercise of Warrants

This prospectus relates to the proposed resale or other disposition from time to time of up to an aggregate of 22,078,292 shares of the common stock, par value $0.006 per share, of Marina Biotech, Inc., by the selling stockholders identified in this prospectus, of which: (i) 750,000 shares of common stock are issuable to the selling stockholders upon the conversion of the shares of the Series D Convertible Preferred Stock (the “Series D Stock”) that are held by the selling stockholders; (ii) 9,437,500 shares of common stock are issuable to the selling stockholders upon the exercise of common stock purchase warrants having an exercise price of $0.40 per share that are held by the selling stockholders; and (iii) 11,890,792 shares of common stock that are issuable to the selling stockholders upon the exercise of common stock purchase warrants having an exercise price of $0.28 per share that are held by the selling stockholders. We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of common stock by the selling stockholders. However, we may receive proceeds in the aggregate amount of up to approximately $7.08 million if all of the warrants to purchase the shares of our common stock that are covered by this prospectus are exercised for cash.

The selling stockholders or their pledgees, assignees or successors-in-interest may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through underwriters, broker-dealers or agents, in public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of shares. We will bear all other costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page 58 for more information about how the selling stockholders may sell or dispose of their shares of common stock.

Our common stock is traded on the OTCQB under the symbol “MRNA”. On June 30 , 2016, the last reported sale price for our common stock as reported on OTCQB was $ 0.16 per share.

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _______, 2016

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. You should rely only on the information contained in this prospectus or any related prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only on the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

Some of the industry data contained in this prospectus is derived from data from various third-party sources. We have not independently verified any of this information and cannot assure you of its accuracy or completeness. Such data is subject to change based on various factors, including those discussed under the “Risk Factors” section beginning on page 6 of this prospectus.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before making an investment decision with respect to our securities. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 5 of this prospectus and our financial statements and related notes contained in this prospectus before making an investment decision with respect to our securities. Please see the section titled, “Where You Can Find More Information,” beginning on page 61 of this prospectus. Unless the context indicates otherwise, references to “Marina Biotech,” “the Company,” “we,” “us,” or “our,” refers to Marina Biotech, Inc. and its wholly-owned subsidiaries.

Overview

 We are a biotechnology company focused on the discovery, development and commercialization of nucleic acid-based therapies to treat orphan diseases. Our pipeline includes CEQ508, a product in clinical development for the treatment of Familial Adenomatous Polyposis (“FAP”), for which we have received both Orphan Drug Designation (“ODD”) and Fast Track Designation (“FTD”) from the U.S. Food and Drug Administration (“FDA”), and preclinical programs for the treatment of type 1 myotonic dystrophy (“DM1”) and Duchenne muscular dystrophy (“DMD”).

As further described below under “Strategic Direction and Agreement to Acquire Assets”, on April 29, 2016 we entered into a term sheet with Turing Pharmaceuticals AG (“Turing”) pursuant to which we intend to acquire Turing’s intranasal ketamine program for consideration consisting of approximately 53 million shares of our common stock.

Since 2010, we have strategically acquired/in-licensed and further developed nucleic acid chemistry and delivery-related technologies in order to establish a novel and differentiated drug discovery platform. This platform allows us to distinguish ourselves from others in the nucleic acid therapeutics area in that we are the only company capable of creating a wide variety of therapeutics targeting coding and non-coding RNA via multiple mechanisms of action such as RNA interference (“RNAi”), messenger RNA translational inhibition, exon skipping, microRNA (“miRNA”) replacement, miRNA inhibition, and steric blocking in order to modulate gene expression either up or down depending on the specific mechanism of action. Our goal has been to improve the lives of the patients and families affected by orphan diseases through either our own efforts or those of our collaborators and licensees.

The breadth of our discovery platform allows us to pursue the most appropriate nucleic acid-based therapeutic approach, which is necessary to effectively modulate targets for a specific disease indication, many of which are considered undruggable by traditional methodologies. Each approach, i.e. small interfering RNA (“siRNA”), miRNA or single-strand oligonucleotide, has its advantages and disadvantages, and we can screen across multiple mechanisms of action to identify the most effective therapeutic. We believe this capability makes us unique amongst our peers. Currently, we employ our platform, primarily through the efforts of our partners and licensees, to discover and develop multiple nucleic acid-based therapeutics including siRNA, miRNA mimics and single stranded oligonucleotide-based compounds. Our pipeline is orphan disease focused and includes a clinical program in FAP and preclinical programs in DM1 and DMD. Our licensees, ProNAi Therapeutics, Inc. (“ProNAi”), Mirna Therapeutics, Inc. (“Mirna”) and MiNA Therapeutics, Ltd. (“MiNA”), are focused on oncology and have clinical programs in recurrent or refractory non-Hodgkin’s lymphoma and unresectable primary liver cancer or solid cancers with liver involvement.

We have entered into multiple licenses for our technology. The following agreements continue to provide upside opportunity for our company in the form of milestones and/or royalties:

•	Mirna – In December 2011, we entered into an exclusive license agreement with Mirna, a privately-held biotechnology company pioneering miRNA replacement therapy for cancer, regarding the development and commercialization of miRNA-based therapeutics utilizing Mirna’s proprietary miRNAs and our novel SMARTICLES®-based liposomal delivery technology (“SMARTICLES”). In December 2013 and May 2015, we amended this agreement such that Mirna paid certain pre-payments to us and now has additional rights to its lead program, MRX34, currently in Phase 1 clinical development. In addition, Mirna optioned exclusivity on several additional miRNA targets. We could receive up to an additional $44 million in clinical and commercialization milestone payments, as well as royalties in the low single digit percentages on sales, based on the successful development of Mirna’s product candidates.

•	ProNAi – In March 2012, we entered into an exclusive license agreement with ProNAi, a privately-held biotechnology company pioneering DNA interference (“DNAi”) therapies for cancer, regarding the development and commercialization of DNAi-based therapeutics utilizing SMARTICLES. We could receive up to $14 million for each gene target in total upfront, clinical and commercialization milestone payments, as well as royalties in the single digit percentages on sales, with ProNAi having the option to select any number of

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additional gene targets. For example, if ProNAi licenses five products over time under the license agreement, we could receive up to $70 million in total milestones, plus royalties.

•	Monsanto Company – In May 2012, we entered into a worldwide exclusive license agreement with Monsanto Company (“Monsanto”), a global leader in agriculture and crop sciences, covering the agricultural applications for our delivery and chemistry technologies. We could receive royalties on product sales in the low single digit percentages based on the successful development of Monsanto’s product candidates that use our technologies.

•	Rosetta Genomics – In April 2014, we entered into a strategic alliance with Rosetta Genomics, Ltd. (“Rosetta”) to identify and develop miRNA-based products designed to diagnose and treat various neuromuscular diseases and dystrophies. Under the terms of the alliance, Rosetta will apply its industry leading miRNA discovery expertise for the identification of miRNAs involved in the various dystrophy diseases. If the miRNA is determined to be correlative to the disease, Rosetta may further develop the miRNA into a diagnostic for patient identification and stratification. If the miRNA is determined to be involved in the disease pathology and represents a potential therapeutic target, we may develop the resulting miRNA-based therapeutic for clinical development. The alliance is exclusive as it relates to neuromuscular diseases and dystrophies, with both companies free to develop and collaborate outside this field both during and after the terms of the alliance.

•	MiNA – In December 2014, we entered into a license agreement with MiNA regarding the development and commercialization of small activating RNA-based therapeutics utilizing SMARTICLES. We received an upfront fee of $0.5 million in January 2015 and a milestone payment of $200,000 in November 2015. We could receive up to an additional $49 million in clinical and commercialization milestone payments, as well as royalties on sales, based on the successful development of MiNA’s product candidates.

•	Hongene Biotechnology – In September 2015, we entered into a license agreement with Hongene Biotechnology (“Hongene”), a leader in process development and analytical method development of oligonucleotide therapeutics, regarding the development and supply of certain oligonucleotide constructs using our CRN technology. We could receive double digit percentage royalties on the sales of research reagents using our conformationally restricted nucleotide (“CRN”) technology.

Our business strategy has been to discover and develop our own pipeline of nucleic acid-based compounds in order to commercialize drug therapies to treat orphan diseases. Orphan diseases are broadly defined as those rare disorders that typically affect no more than one person out of every 1,500 people. The United States Orphan Drug Act of 1983 was created to promote the development of new drug therapies for the treatment of diseases that affect fewer than 200,000 individuals in the United States. Specifically, an orphan disease is a disease for which a regulatory agency, i.e. FDA or European Medicines Agency (“EMA”), can grant ODD to a compound being developed to treat that particular disease. In other words, if the FDA will grant ODD for a compound being developed to treat a disease, then that disease is an orphan disease. The purpose of such designations is to incentivize pharmaceutical and biotechnology companies to develop drugs to treat smaller patient populations. In the U.S., ODD entitles a company to seven years of marketing exclusivity for its drug upon regulatory approval. In addition, ODD permits a company to apply for: (1) grant funding from the U.S. government to defray costs of clinical trial expenses, (2) tax credits for clinical research expenses and (3) exemption from the FDA's prescription drug application fee. Over the past several years, there has been a surge in rare disease activity due in part to the efforts of advocacy groups, the media, legislation and large pharmaceutical interest. Yet, orphan diseases continue to represent a significant unmet medical need with fewer than 500 drug approvals for over 7,500 rare diseases; clearly demonstrating the necessity for innovation in the development of therapeutics to treat orphan diseases. Our lead effort is the clinical development of CEQ508 to treat FAP, a rare disease for which CEQ508 received FDA ODD in 2010 and FTD in 2015. Currently, there is no approved therapeutic for the treatment of FAP. In April 2012, we announced the completion of dosing for Cohort 2 in the Dose Escalation Phase of the START-FAP (Safety and Tolerability of an RNAi Therapeutic in FAP) Phase 1b/2a clinical trial. We have not yet initiated Cohort 3 due to our financial condition. We have also been awaiting additional funding to advance pre-clinical programs in DM1 and DMD through to human proof-of-concept.

At the same time, we have sought to establish collaborations and strategic partnerships with pharmaceutical and biotechnology companies to generate revenue through up-front, milestone and royalty payments related to our technology and/or the products that are developed using such technology. Our focus has been to establish such collaborations and partnerships in order to generate sufficient funding to advance our pipeline.

In order to protect our innovations, which encompass a broad platform of both nucleic acid-based therapeutic chemistry and delivery technologies, as well as the drug products that may emerge from that platform, we have aggressively built upon our extensive and enabling intellectual property (“IP”) estate worldwide. As of December 31, 2015, we owned or controlled 146 issued or allowed patents, and approximately 98 pending U.S. and foreign patent applications, to protect our proprietary nucleic acid-based drug

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discovery capabilities.

We believe we have created a unique industry-leading nucleic acid-based drug discovery platform, which is protected by a strong IP position and validated through: (1) licensing agreements for our SMARTICLES delivery technology with Mirna, ProNAi and MiNA for unique nucleic acid payloads – microRNA mimics, DNA interference oligonucleotides and small-activating RNA, respectively; (2) Mirna and ProNAi’s respective clinical experience with SMARTICLES; (3) a licensing agreement with Novartis Institutes for Biomedical Research, Inc. (“Novartis”) for our CRN technology; (4) a licensing agreement with Protiva Biotherapeutics, Inc. (“Arbutus”), a wholly-owned subsidiary of Arbutus Biopharma Corporation (formerly Tekmira Pharmaceuticals Corporation), for our Unlocked Nucleobase Analog (“UNA”) technology; (5) licensing agreements with two large international companies (i.e., Novartis and Monsanto) for certain chemistry and delivery technologies; and (6) our own FAP Phase 1b/2a clinical trial with the TransKingdom RNA™ interference (“tkRNAi”) platform.

Strategic Direction and Agreement to Acquire Assets

As a result of our financial condition, on February 17, 2016 we announced that our Board of Directors had authorized a process to explore a range of strategic alternatives to enhance stockholder value, and that we have retained an advisor to assist us in exploring such alternatives.

In connection with that process of exploring strategic alternatives, on April 29, 2016 we signed a term sheet with Turing Pharmaceuticals AG (“Turing”), a privately-held biopharmaceutical company focused on developing and commercializing innovative treatments for serious diseases, pursuant to which we would acquire Turing’s intranasal ketamine program for consideration consisting of approximately 53 million shares of our common stock (the “Turing Transaction”). The assets to be acquired from Turing would include all patents and intellectual property rights, clinical development plans, regulatory documents and existing product inventories. As per the term sheet, we would pay to Turing up to $95 million in success-based and sales-based milestones plus a mid-single digit royalty on net sales, if any.

Completion of the proposed Turing Transaction is contingent upon certain conditions, including the completion of customary due diligence considerations, the negotiation, execution and delivery of a definitive purchase agreement, and the satisfaction or waiver of the conditions set forth in the definitive purchase agreement, including, without limitation, the completion by us of a financing transaction yielding proceeds sufficient to initiate and support the Phase 3 efforts for the intranasal ketamine program to be acquired.

There can be no assurance that a definitive purchase agreement will be executed or that a closing of the Turing Transaction will occur. The accompanying consolidated financial statements do not include any adjustments related to the Turing Transaction.

Also in connection with the process of exploring strategic alternatives, on March 10, 2016, we signed a term sheet with Microlin Bio, Inc. (“Microlin”) pursuant to which we would sell to Microlin substantially all of the assets of our historical business operations. On May 3, 2016, we announced that we had determined to terminate negotiations with Microlin with respect to the proposed transaction.

We filed a Current Report on Form 8-K with respect to the Turing Transaction on May 3, 2016. There can be no assurance that we will be successful in consummating the Turing Transaction.

We will need additional capital in order to execute our strategy of concluding the Turing Transaction, and potentially either acquiring other assets or technology or selling our existing assets or technology, or if the foregoing do not occur, our previous strategy of initiating the registration trial for and commercializing CEQ508, filing Investigational New Drug (“IND”) applications for both DM1 and DMD and bringing these two programs to human proof-of-concept trials.

Recent Licensing Agreements

In February 2016, we entered into an evaluation and option agreement covering certain of our platforms for the delivery of an undisclosed genome editing technology. The agreement contains an option provision for the exclusive license of our SMARTICLES platform in a specific gene editing field.

In March 2016, we entered into a license agreement covering certain of our platforms for the delivery of an undisclosed genome editing technology. Under the terms of the agreement, we received an upfront license fee of $0.25 million, and could receive up to $40 million in success-based milestones.

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Resignation of CEO

On May 31, 2016, our Board of Directors appointed Joseph W. Ramelli, who has served as a director of our company since August 2012, to serve as acting Chief Executive Officer of our company and as Chairman of our Board of Directors, effective at 5:00 p.m. PDT on June 10, 2016. Mr. Ramelli replaced J. Michael French, who resigned as the President, Chief Executive Officer and Chairman of the Board of our company effective at the close of business on June 10, 2016.

Bridge Financing

On June 20, 2016, we entered into a Note Purchase Agreement (the “Purchase Agreement”) with the purchasers identified on the signature pages thereto (the “Purchasers”), pursuant to which we issued to the Purchasers unsecured promissory notes in the aggregate principal amount of $300,000 (“Notes”). Interest shall accrue on the unpaid principal balance of the Notes at the rate of 12% per annum beginning on September 20, 2016. The Notes will become due and payable on June 20, 2017, provided, that, upon the closing of a financing transaction that occurs while the Notes are outstanding, each Purchaser shall have the right to either: (x) accelerate the maturity date of the Note held by such Purchaser or (ii) convert the entire outstanding principal balance under the Note held by such Purchaser and accrued interest thereon into the securities of the Company that are issued and sold at the closing of such financing transaction.

Further, if we at any time while the Notes are outstanding receive any cash payments in the aggregate amount of not less than $250,000, as a result of the licensing, partnering or disposition of any of the technology held by our company, or any related product or asset, we shall pay to the holders of the Notes, on a pro rata basis, an amount equal to 25% of each payment actually received by our company, which payments shall be applied against the outstanding principal balance of the Notes and the accrued and unpaid interest thereon, until such time as the Notes are repaid in full.

In the Purchase Agreement, we agreed: (x) to extend the termination date of all of the warrants to purchase shares of our common stock (such warrants, the “Prior Warrants”) that were delivered to the purchasers pursuant to that certain Note and Warrant Purchase Agreement, dated as of February 10, 2012, by and among our company, MDRNA Research, Inc., Cequent Pharmaceuticals, Inc. and the purchasers identified on the signature pages thereto, as it has been amended to date, to February 10, 2020 and (y) to extend the anti-dilution protection afforded by Section 3(b) of the Prior Warrants so that such protection would apply to any financing transaction effected by our company on or prior to June 19, 2017 (with any such adjustment only applying to 80% of the Prior Warrants). We further agreed in the Purchase Agreement to file with the SEC within 30 days of the date of the Purchase Agreement a registration statement (or a post-effective amendment to an existing registration statement) to register (or to maintain the registration of) the resale of the shares of our common stock issuable upon exercise of the Prior Warrants by the current holders of the Prior Warrants.

Liquidity

 We have sustained recurring losses and negative cash flows from operations. At March 31, 201 6 , we had an accumulated deficit of approximately $ 333.4 million ($ 107.7 million of which has been accumulated since we focused on RNA therapeutics in June 2008), negative working capital of $ 2.4 million and $0. 3 million in cash. We have been funded through a combination of licensing payments and debt and equity offerings. As a result of our financial condition, during the period between June 2012 and March 2014, substantially all of our research and development (“R&D”) activities were placed on hold, we exited all of our leased facilities, and all of our employees, other than our chief executive officer (“CEO”), either resigned or were terminated. Due to our current financial condition, our R&D activities have again been placed on hold.

We believe that our current cash resources will enable us to fund our intended operations through September 2016 . Our ability to execute our operating plan beyond that date depends on our ability to obtain additional funding, the closing of the Turing Transaction, and any subsequent plans to acquire other technology or sell our existing assets or technology .

The volatility in our stock price, as well as market conditions in general, could make it difficult for us to raise capital on favorable terms, or at all. If we fail to obtain additional capital when required, we may have to modify, delay or abandon some or all of our planned activities, or terminate our operations. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements included in this prospectus do not include any adjustments that might result from the outcome of this uncertainty.

If the Turing Transaction is not consummated and we are unable to either find a viable purchaser for our assets or to obtain sufficient capital to continue our current operations or any other business that we may acquire, we may be forced to file bankruptcy as we will have minimal capital and operating assets to continue the business.

General

We were incorporated in the State of Delaware on September 23, 1983. We currently do not maintain any laboratory facilities. Our mailing address is c/o Marina Biotech, Inc., P.O. Box 1559, Bothell, WA 98041, and our telephone number is (425) 892-4322. We maintain an Internet website at www.marinabio.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

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THE OFFERING

Common Stock offered by the Selling Stockholders:	22,078,292 shares, of which: (i) 750,000 shares of common stock are issuable to the selling stockholders upon the conversion of the shares of the Series D Stock that are held by the selling stockholders; (ii) 9,437,500 shares of common stock are issuable to the selling stockholders upon the exercise of common stock purchase warrants having an exercise price of $0.40 per share that are held by the selling stockholders; and (iii) 11,890,792 shares of common stock that are issuable to the selling stockholders upon the exercise of common stock purchase warrants having an exercise price of $0.28 per share that are held by the selling stockholders.

Common stock outstanding prior to this offering:	29,759,503 shares as of June 20, 2016

Use of proceeds:	The selling stockholders will receive the proceeds from the sale of the shares of common stock offered hereby. We will not receive any proceeds from the sale of the shares of common stock. However, we may receive proceeds in the aggregate amount of up to approximately $7.08 million if all of the warrants to purchase shares of the common stock covered by this prospectus are exercised for cash. See “Use of Proceeds” on page 23 of this prospectus.

Risk Factors:	The purchase of our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

OTCQB market symbol:	“MRNA”

The number of shares of our common stock outstanding, as set forth in the table above, is based on 29,759,503 shares outstanding as of June 20, 2016, and excludes, as of such date:

•	24,466,783 shares of common stock issuable upon the exercise of warrants outstanding with a weighted average exercise price of $0.47 per share;

•	1,548,106 shares of common stock issuable upon the exercise of options outstanding with a weighted average exercise price of $4.00 per share;

•	6,800,000 shares of common stock issuable upon the conversion of shares of our Series C Convertible Preferred Stock outstanding at an assumed conversion price of $0.75 per share; and

•	750,000 shares of common stock issuable upon the conversion of shares of our Series D Convertible Preferred Stock outstanding at an assumed conversion price of $0.40 per share.

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RISK FACTORS

Investing in our securities has a high degree of risk. Before making an investment in our securities, you should carefully consider the following risks, as well as the other information contained in this prospectus, including our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties of which we are unaware or that we believe are not material at this time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our securities could decline and you could lose all or part of your investment. See also the information contained under the heading “Cautionary Statement Regarding Forward-Looking Statements” elsewhere in this prospectus.

Risks Relating to the Proposed Turing Transaction

Although we have entered into a term sheet with respect to the Turing Transaction, there can be no assurance that such transaction will be consummated.

As discussed above under “Item 1 – Business”, we have entered into a term sheet with respect to the Turing Transaction. However, the consummation of such transaction is subject to a number of conditions that are customary for transactions of such nature, including, without limitation, the completion of customary due diligence considerations, and the negotiation, execution and delivery of a definitive purchase agreement. The definitive agreements that are entered into with respect to the Turing Transaction may contain further conditions and termination rights than are currently set forth in the term sheet. Thus, it is possible that such transaction will not be consummated, or that it may be consummated on terms and conditions that are materially different than those set forth in the term sheet. If we fail to consummate the Turing Transaction, we may seek to continue our historical business operations, or we may seek to pursue a range of other strategic alternatives to enhance shareholder value, as further described in our press release dated February 17, 2016. Such alternatives could include, without limitation, becoming a possible acquisition target to a strategic company that possesses the necessary resources to invest in and capitalize on the significant potential of our proprietary delivery technologies, novel chemistries and rare disease pipeline. Should we elect to pursue any such strategic alternative, which may not be as favorable to us as the Turing Transaction, there can be no assurance that we will be successful in any such endeavors.

The announcement that we have entered into a definitive agreement with respect to, and the pendency of, the Turing Transaction, whether or not consummated, may adversely affect our business.

The announcement that we have entered into a definitive agreement with respect to, and the pendency of, the Turing Transaction, whether or not consummated, may adversely affect the trading price of our common stock, our business or our relationships with partners, suppliers and employees. As a result of the pendency of the Turing Transaction, third parties may be unwilling to enter into material agreements with respect to our business. New or existing partners may prefer to enter into agreements with our competitors who have not expressed an intention to transform their business because they may perceive that such relationships are likely to be more stable. If we fail to complete the proposed Turing Transaction, the failure to maintain existing business relationships or enter into new ones is likely to materially and adversely affect our business, results of operations and financial condition. In addition, resources may be diverted from operational matters during the pendency of the Turing Transaction. In the event that the Turing Transaction is not completed, the announcement of the termination of such proposed transaction may also adversely affect the trading price of our common stock, our business or our relationships with third parties.

While the Turing Transaction is pending, it creates uncertainty about our future that could have a material adverse effect on our business, financial condition and results of operations.

While the Turing Transaction is pending, it creates uncertainty about our future. As a result of this uncertainty, our current or potential business partners may decide to delay, defer or cancel entering into new business arrangements with us pending completion or termination of the Turing Transaction. In addition, while the Turing Transaction is pending, we are subject to a number of risks, including:

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•	the diversion of management attention from our day-to-day business;

•	the potential disruption to business partners and other service providers; and

•	the possible inability to respond effectively to competitive pressures, industry developments and future opportunities.

The occurrence of any of these events individually or in combination could have a material adverse effect on our business, financial condition and results of operation.

We may be exposed to litigation related to the Turing Transaction from the holders of our Common Stock.

Transactions such as the Turing Transaction are often subject to lawsuits by stockholders. It is possible that our stockholders may sue our company or its board of directors as a result of the Turing Transaction.

If the Turing Transaction is not consummated, we may file bankruptcy.

If the Turing Transaction is not consummated and we are unable to either find a viable purchaser for our assets or to obtain sufficient capital to continue our current operations or any other business that we may acquire, we may be forced to file bankruptcy as we will have minimal capital and operating assets to continue the business.

Risks Relating To Being An Early Stage Drug Development Company

Our cash and other sources of liquidity are only sufficient to fund our intended limited operations through September 2016. To the extent that we either consummate the Turing Transaction, or we fail to consummate the Turing Transaction and determine to continue our historical business operations, we will require substantial additional funding to continue our operations beyond that date. If additional capital is not available, we may have to curtail or cease operations, or take other actions that could adversely impact our shareholders.

Our historical business does not generate the cash necessary to finance our operations. We incurred net operating losses of approximately $1.0 million, $4.0 million and $3.5 million in the three months ended March 31, 2016, and the years ended December 31, 2015 and 2014, respectively. To the extent that we either consummate the Turing Transaction, or we fail to consummate the Turing Transaction and determine to continue our historical business operations, we will require significant additional capital to:

•	fund research and development activities relating to our nucleic acid drug discovery platform and the development of our product candidates, including clinical and pre-clinical trials;
•	obtain regulatory approval for our product candidates;
•	pursue licensing opportunities for our technologies and product candidates;
•	protect our intellectual property;
•	attract and retain highly-qualified personnel;
•	respond effectively to competitive pressures; and
•	acquire complementary businesses or technologies.

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The future capital needs relating to our historical operations depend on many factors, including:

•	the scope, duration and expenditures associated with our research and development;
•	continued scientific progress in these programs;
•	the outcome of potential partnering or licensing transactions, if any;
•	competing technological developments;
•	our proprietary patent position, if any, in our products; and
•	the regulatory approval process for our products.

As of the date of this prospectus, our interim CEO is our only full-time employee. We have also been utilizing approximately five consultants, the majority of whom previously were either employees of or consultants to our company, to support our operations. Our internal R&D efforts since June 2012 have been, and as of the date of this prospectus they continue to be, minimal and focused on our business development activities and pipeline.

We believe that our currently available cash and cash equivalents will be sufficient to fund our intended limited operations through September 2016. We will need to raise substantial additional funds through public or private equity offerings, debt financings or additional strategic alliances and licensing arrangements to continue our operations with respect to our historical business, or with respect to the assets acquired from Turing, past that date. We may not be able to obtain additional financing on terms favorable to us, if at all. General market conditions, as well as market conditions for companies that have recently faced financial distress and the uncertainty created by the Turing Transaction, may make it very difficult for us to seek financing from the capital markets, and the terms of any financing may adversely affect the holdings or the rights of our stockholders. For example, if we raise additional funds by issuing equity securities, further dilution to our stockholders will result, which may substantially dilute the value of their investment. In addition, as a condition to providing additional funds to us, future investors may demand, and may be granted, rights superior to those of existing stockholders. Debt financing, if available, may involve restrictive covenants that could limit our flexibility to conduct future business activities and, in the event of insolvency, could be paid before holders of equity securities received any distribution of corporate assets. We may be required to relinquish rights to our technologies or drug candidates, or grant licenses through alliance, joint venture or agreements on terms that are not favorable to us, in order to raise additional funds. If adequate funds are not available, we may have to further delay, reduce or eliminate one or more of our planned activities with respect to our historical business, or terminate our historical operations. These actions would likely reduce the market price of our common stock.

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We have no history of profitability and there is a potential for fluctuation in operating results.

We have experienced significant operating losses since inception. We currently have no revenues from product sales and will not have any such revenues unless and until a marketable product is successfully developed by us or our partners, receives regulatory approvals, and is successfully manufactured and distributed to the market. We expect that the continued operation of our historical business will cause us to continue to experience losses for the foreseeable future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Statement Regarding Forward-Looking Statements”.

We and our partners are engaged in the business of developing products based on modulation of coding and non-coding RNA targets. The process of developing such products requires significant research and development efforts, including basic research, pre-clinical and clinical development, and regulatory approval. These activities, together with our sales, marketing, general and administrative expenses, have resulted in operating losses in the past, and there can be no assurance that we can achieve profitability in the future. Our ability to achieve profitability with respect to our historical business depends on our ability, alone or with our partners, to develop drug candidates, conduct pre-clinical development and clinical trials, obtain necessary regulatory approvals, and manufacture, distribute, market and sell drug products. We cannot assure you of the success of any of these activities or predict if or when we will ever become profitable.

There is substantial doubt about our ability to continue as a going concern, which may affect our ability to obtain future financing or engage in strategic transactions, and may require us to curtail our operations.

Our financial statements as of March 31, 2016 and December 31, 2015 were prepared under the assumption that we will continue as a going concern. The independent registered public accounting firm that audited our 2015 consolidated financial statements, in their report, included an explanatory paragraph referring to our recurring losses and expressing substantial doubt in our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. At March 31, 2016, we had cash of $0. 3 million. Our ability to continue as a going concern depends on our ability to raise substantial additional funds through public or private equity offerings, debt financings or additional strategic alliances and licensing arrangements. There can be no assurance that we will be successful in any such endeavors.

If we are unable to raise sufficient additional capital, and we are unable to complete the Turing Transaction, we may seek to merge with or be acquired by another entity, or to sell our assets to another entity, and that transaction may adversely affect our business and the value of our securities.

As disclosed in the Current Report on form 8-K that we filed on May 3, 2016, we have entered into a signed term sheet with Turing pursuant to which we have agreed to acquire Turing’s intranasal ketamine program. The consummation of the Turing Transaction is subject to the execution and delivery of a definitive purchase agreement, as well as the satisfaction of customary closing conditions for a transaction of that nature. If we do not consummate the Turing Transaction, and we are unable to otherwise raise sufficient additional capital in the immediate future to continue our business, we may seek to merge or combine with, or otherwise be acquired by, another entity with a stronger cash position, complementary work force, or product candidate portfolio or for other reasons. There are numerous risks associated with merging, combining or otherwise being acquired. These risks include, among others, incorrectly assessing the quality of a prospective acquirer or merger-partner, encountering greater than anticipated costs in integrating businesses, facing resistance from employees and being unable to profitably deploy the assets of the new entity. The operations, financial condition, and prospects of the post-transaction entity depend in part on our and our acquirer/merger-partner’s ability to successfully integrate the operations related to our product candidates, business and technologies. We may be unable to integrate operations successfully or to achieve expected cost savings, and any cost savings that are realized may be offset by losses in revenues or other charges to operations. As a result, our stockholders may not realize the full value of their investment.

If we are unable to attract and retain additional personnel, then we may be unable to successfully develop our business.

If we are unable to attract qualified personnel to the extent necessary, our business could be seriously harmed. Whether or not our key managers or our key personal have

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executed an employment agreement, there can be no assurance that we will be able to retain them or replace any of them if we lose their services for any reason. This uncertainty is particularly true given our current financial condition and recent history. In addition, if we have to replace any of these individuals, we may not be able to replace knowledge that they have about our operations.

If we make strategic acquisitions, we will incur a variety of costs and might never realize the anticipated benefits.

We have limited experience in independently identifying acquisition candidates and integrating the operations of acquisition candidates with our company. If appropriate opportunities become available, and we have sufficient resources to do so, we might attempt to acquire approved products, additional drug candidates, technologies or businesses that we believe are a strategic fit with our business. If we pursue any transaction of that sort, the process of negotiating the acquisition and integrating an acquired product, drug candidate, technology or business might result in operating difficulties and expenditures and might require significant management attention that would otherwise be available for ongoing development of our business, whether or not any such transaction is ever consummated. Moreover, we might never realize the anticipated benefits of any acquisition. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities, or impairment expenses related to goodwill, and impairment or amortization expenses related to other intangible assets, which could harm our financial condition.

Failure of our internal control over financial reporting could harm our business and financial results.

Our management is responsible for establishing and maintaining effective internal control over financial reporting. Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of financial reporting for external purposes in accordance with accounting principles generally accepted in the United States. Internal control over financial reporting includes maintaining records that in reasonable detail accurately and fairly reflect our transactions; providing reasonable assurance that transactions are recorded as necessary for preparation of the financial statements; providing reasonable assurance that receipts and expenditures of our assets are made in accordance with management authorization; and providing reasonable assurance that unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements would be prevented or detected on a timely basis. Any failure to maintain an effective system of internal control over financial reporting could limit our ability to report our financial results accurately and timely or to detect and prevent fraud.

Our business and operations could suffer in the event of system failures.

Our internal computer systems and those of our contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Such events could cause interruption of our operations. For example, the loss of pre-clinical trial data or data from completed or ongoing clinical trials for our product candidates, if any, could result in delays in our regulatory filings and development efforts and significantly increase our costs. To the extent that any disruption or security breach were to result in a loss of or damage to our data, or inappropriate disclosure of confidential or proprietary information, we could incur liability and our business operations could be delayed.

Risks Related to the Development and Regulatory Approval of Our Drug Candidates

RNA-based drug development is unproven and may never lead to marketable products.

The future success of our historical business operations has depended on the successful development, by us or our partners, of RNA-based products and technologies. Neither we, nor any other company, including any of our partners, has received regulatory approval to market siRNA, antagomir or miRNA mimics as therapeutic agents. The scientific discoveries that form the basis for our efforts to discover and develop new RNA-based drugs are relatively new. The scientific evidence to support the feasibility of developing drugs based on these discoveries is both preliminary and limited.

Relatively few RNA-based product candidates have ever been tested in animals or humans, none of which have received regulatory approval. We currently have only limited data suggesting that we can introduce typical drug-like properties and characteristics into oligonucleotides, such as favorable distribution within the body or tissues or the ability to enter cells and exert their intended effects. In addition, RNA-based compounds may not demonstrate in patients the chemical and pharmacological properties ascribed to them in laboratory studies, and they may interact with human biological systems in unforeseen, ineffective or harmful ways. We may make significant expenditures developing RNA-based technologies without success. As a result, we and our partners may never develop a marketable product utilizing our technologies. If neither we nor any of our partners develops and commercializes drugs based upon our technologies, our technologies will not become profitable.

Further, our focus on oligonucleotide-based drug discovery and development, as opposed to more proven technologies for drug development, increases the risks associated with the ownership of our common stock. If neither we nor any of our partners is successful in developing a product candidate using our technology, we may be required to change the scope and direction of our

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activities. In that case, we may not be able to identify and implement successfully an alternative business strategy.

If we or our partners are unable to develop and commercialize product candidates utilizing our technologies, our business will be adversely affected.

 A key element of our business strategy has been to discover, develop and commercialize a portfolio of new products through internal efforts and through those of our current or future strategic partnerships. Whether or not any product candidates are ultimately identified, research programs to identify new disease targets and product candidates require substantial technical, financial and human resources, which we currently do not have. These research programs may initially show promise in identifying potential product candidates, yet fail to yield a successful commercial product for many reasons, including the following:

•	competitors may develop alternatives that render our product candidates (or those of our partners) obsolete;
•	a product candidate may not have a sustainable intellectual property position in major markets;
•	a product candidate may, after additional studies, be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective;
•	a product candidate may not receive regulatory approval;
•	a product candidate may not be capable of production in commercial quantities at an acceptable cost, or at all; or
•	a product candidate may not be accepted by patients, the medical community or third-party payors.

Clinical trials of product candidates utilizing our technologies would be expensive and time-consuming, and the results of any of these trials would be uncertain.

The research and development programs of our company and our partners with respect to oligonucleotide-based products are at a relatively early stage. Before obtaining regulatory approval for the sale of any product candidates, we and our partners must conduct expensive and extensive pre-clinical tests and clinical trials to demonstrate the safety and efficacy of such product candidates. Pre-clinical and clinical testing is a long, expensive and uncertain process, and the historical failure rate for product candidates is high. The length of time generally varies substantially according to the type of drug, complexity of clinical trial design, regulatory compliance requirements, intended use of the drug candidate and rate of patient enrollment for the clinical trials.

A failure of one or more pre-clinical studies or clinical trials can occur at any stage of testing. We and our partners may experience numerous unforeseen events during, or as a result of, the pre-clinical testing and the clinical trial process that could delay or prevent the receipt of regulatory approval or the commercialization of our product candidates, including:

•	regulators may not authorize us to commence a clinical trial or conduct a clinical trial at a prospective trial site;
•	pre-clinical tests or clinical trials may produce negative or inconclusive results, and we or a partner may decide, or a regulator may require us, to conduct additional pre-clinical testing or clinical trials, or we or a partner may abandon projects that were previously expected to be promising;
•	enrollment in clinical trials may be slower than anticipated or participants may drop out of clinical trials at a higher rate than anticipated, resulting in significant delays;
•	third party contractors may fail to comply with regulatory requirements or meet their contractual obligations in a timely manner;
•	product candidates may have very different chemical and pharmacological properties in humans than in laboratory testing and may interact with human biological systems in unforeseen, ineffective or harmful ways;
•	the suspension or termination of clinical trials if the participants are being exposed to unacceptable health risks;
•	regulators, including the FDA, may require that clinical research be held, suspended or terminated for various reasons, including noncompliance with regulatory requirements;
•	the cost of clinical trials may be greater than anticipated;
•	the supply or quality of drug candidates or other materials necessary to conduct clinical trials may be insufficient or inadequate; and
•	effects of product candidates may not have the desired effects or may include undesirable side effects or the product candidates may have other unexpected characteristics.

Further, even if the results of pre-clinical studies or clinical trials are initially positive, it is possible that different results will be obtained in the later stages of drug development or that results seen in clinical trials will not continue with longer term treatment. Drugs in late stages of clinical development may fail to show the desired safety and efficacy traits despite having progressed through initial clinical testing. For example, positive results in early Phase 1 or Phase 2 clinical trials may not be repeated in larger Phase 2 or Phase 3 clinical trials. It is expected that all of the drug candidates that may be developed by us or our partners based on our technologies will be prone to the risks of failure inherent in drug development. The clinical trials of any or all of the drug candidates

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of us or our partners could be unsuccessful, which would prevent the commercialization of these drugs. The FDA conducts its own independent analysis of some or all of the pre-clinical and clinical trial data submitted in a regulatory filing and often comes to different and potentially more negative conclusions than the analysis performed by the drug sponsor. The failure to develop safe, commercially viable drugs approved by the FDA would substantially impair our ability to generate product sales and sustain our operations and would materially harm our business and adversely affect our stock price. In addition, significant delays in pre-clinical studies and clinical trials will impede the regulatory approval process, the commercialization of drug candidates and the generation of revenue, as well as substantially increase development costs.

Even if regulatory approvals are obtained for our products, such products will be subject to ongoing regulatory review. If we or a partner fail to comply with continuing U.S. and foreign regulations, the approvals to market drugs could be lost and our business would be materially adversely affected.

Following any initial FDA or foreign regulatory approval of any drugs we or a partner may develop, such drugs will continue to be subject to regulatory review, including the review of adverse drug experiences and clinical results that are reported after such drugs are made available to patients. This would include results from any post marketing studies or vigilance required as a condition of approval. The manufacturer and manufacturing facilities used to make any drug candidates will also be subject to periodic review and inspection by regulatory authorities, including the FDA. The discovery of any new or previously unknown problems with the product, manufacturer or facility may result in restrictions on the drug or manufacturer or facility, including withdrawal of the drug from the market. Marketing, advertising and labeling also will be subject to regulatory requirements and continuing regulatory review. The failure to comply with applicable continuing regulatory requirements may result in fines, suspension or withdrawal of regulatory approval, product recalls and seizures, operating restrictions and other adverse consequences.

We and our partners are subject to extensive U.S. and foreign government regulation, including the requirement of approval before products may be marketed.

We, our present and future collaborators, and the drug product candidates developed by us or in collaboration with partners are subject to extensive regulation by governmental authorities in the U.S. and other countries. Failure to comply with applicable requirements could result in, among other things, any of the following actions: warning letters, fines and other civil penalties, unanticipated expenditures, delays in approving or refusal to approve a product candidate, product recall or seizure, interruption of manufacturing or clinical trials, operating restrictions, injunctions and criminal prosecution.

Our product candidates and those of our partners cannot be marketed in the U.S. without FDA approval or clearance, and they cannot be marketed in foreign countries without applicable regulatory approval. Neither the FDA nor any foreign regulatory authority has approved any of the product candidates being developed by us or our partners based on our technologies. These product candidates are in pre-clinical and early clinical development and will have to be approved by the FDA or applicable foreign regulatory authorities before they can be marketed in the U.S. or abroad. Obtaining regulatory approval requires substantial time, effort, and financial resources, and may be subject to both expected and unforeseen delays, including, without limitation, citizen’s petitions or other filings with the FDA, and there can be no assurance that any approval will be granted on a timely basis, if at all, or that delays will be resolved favorably or in a timely manner. If our product candidates are not approved in a timely fashion, or are not approved at all, our business and financial condition may be adversely affected.

In addition, both before and after regulatory approval, we, our collaborators and our product candidates are subject to numerous requirements by the FDA and foreign regulatory authorities covering, among other things, testing, manufacturing, quality control, labeling, advertising, promotion, distribution and export. These requirements may change and additional government regulations may be promulgated that could affect us, our collaborators or our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the U.S. or abroad. There can be no assurance that neither we nor any of our partners will be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon our business.

We have used, and may continue to use, hazardous chemicals and biological materials in our business. Any disputes relating to improper use, handling, storage or disposal of these materials could be time-consuming and costly.

Our research and development operations have involved the use of hazardous and biological, potentially infectious, materials. Such use subjects us to the risk of accidental contamination or discharge or any resultant injury from these materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials and specific waste products. We could be subject to damages, fines or penalties in the event of an improper or unauthorized release of, or exposure of individuals to, these hazardous materials, and our liability could be substantial. The costs of complying with these current and future environmental laws and regulations may be significant, thereby impairing our business.

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We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. We maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of these materials. The limits of our workers’ compensation insurance are mandated by state law, and our workers’ compensation liability is capped at these state-mandated limits. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations.

Failure to comply with foreign regulatory requirements governing human clinical trials and marketing approval for drugs could prevent the sale of drug candidates based on our technologies in foreign markets, which may adversely affect our operating results and financial condition.

The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement for marketing drug candidates based on our technologies outside the U.S. vary greatly from country to country. We have, and our partners may have, limited experience in obtaining foreign regulatory approvals. The time required to obtain approvals outside the U.S. may differ from that required to obtain FDA approval. Neither we nor our partners may be able to obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other countries or by the FDA. Failure to comply with these regulatory requirements or obtain required approvals could restrict the development of foreign markets for our drug candidates and may have a material adverse effect on our financial condition or results of operations.

Risks Related to our Dependence on Third Parties

We may become dependent on our collaborative arrangements with third parties for a substantial portion of our revenue, and our development and commercialization activities may be delayed or reduced if we fail to initiate, negotiate or maintain successful collaborative arrangements.

We are, in part, dependent on partners to develop and commercialize products based on our technologies and to provide the regulatory compliance, sales, marketing and distribution capabilities required for the success of our business. If we fail to secure or maintain successful collaborative arrangements, our development and commercialization activities will be delayed, reduced or terminated, and our revenues could be materially and adversely impacted.

The potential future milestone and royalty payments and cost reimbursements from collaboration agreements could provide an important source of financing for our research and development programs, thereby facilitating the application of our technology to the development and commercialization of our products. These collaborative agreements might be terminated either by us or by our partners upon the satisfaction of certain notice requirements. Our partners may not be precluded from independently pursuing competing products and drug delivery approaches or technologies. Even if our partners continue their contributions to our collaborative arrangements, of which there can be no assurance, they may nevertheless determine not to actively pursue the development or commercialization of any resulting products. Our partners may fail to perform their obligations under the collaborative arrangements or may be slow in performing their obligations. In addition, our partners may experience financial difficulties at any time that could prevent them from having available funds to contribute to these collaborations. If our collaborators fail to conduct their commercialization, regulatory compliance, sales and marketing or distribution activities successfully and in a timely manner, or if they terminate or materially modify their agreements with us, the development and commercialization of one or more product candidates could be delayed, curtailed or terminated because we may not have sufficient financial resources or capabilities to continue such development and commercialization on our own.

An interruption in the supply of raw and bulk materials needed for the development of our product candidates could cause product development to be slowed or stopped.

We and our partners may obtain supplies of critical raw and bulk materials used in research and development efforts from several suppliers, and long-term contracts may not be in place with any or all of these suppliers. There can be no assurance that sufficient quantities of product candidates could be manufactured if our suppliers are unable or unwilling to supply such materials. Any delay or disruption in the availability of raw or bulk materials could slow or stop research and development of the relevant product.

We rely on third parties to conduct clinical trials, and those third parties may not perform satisfactorily, including failing to meet established timelines for the completion of such clinical trials.

We are, and anticipate that we and certain of our partners will continue to be, dependent on contract research organizations, third-

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party vendors and investigators for performing or managing pre-clinical testing and clinical trials related to drug discovery and development efforts. These parties are not employed by us or our partners, and neither we nor our partners can control the amount or timing of resources that they devote to our programs. If they fail to devote sufficient time and resources to our drug development programs or if their performance is substandard, it will delay, and potentially materially adversely affect, the development and commercialization of our product candidates. Moreover, these parties also may have relationships with other commercial entities, some of which may compete with us and our partners. If they assist our competitors, it could harm our competitive position.

If we or our partners lose our relationship with any one or more of these parties, there could be a significant delay in both identifying another comparable provider and then contracting for its services. An alternative provider may not be available on reasonable terms, if at all. Even if we locate an alternative provider, is it likely that this provider may need additional time to respond to our needs and may not provide the same type or level of service as the original provider. In addition, any alternative provider will be subject to current Good Laboratory Practices (“cGLP”) and similar foreign standards and neither we nor our partners have control over compliance with these regulations by these providers. Consequently, if these providers do not adhere to these practices and standards, the development and commercialization of our product candidates could be delayed.

We do not have experience in marketing, selling or distributing our products, and we may need to rely on marketing partners or contract sales companies.

Even if we are able to develop our products and obtain necessary regulatory approvals, we do not have experience or capabilities in marketing, selling or distributing our products. Accordingly, we will be dependent on our ability to build this capability ourselves, which would require the investment of significant financial and management resources, or to find collaborative marketing partners or contract sales companies for commercial sale of our internally-developed products. Even if we find a potential marketing partner, of which there can be no assurance, we may not be able to negotiate a licensing contract on favorable terms to justify our investment or achieve adequate revenues.

We have no manufacturing experience or resources, and we must incur significant costs to develop this expertise or rely on third parties to manufacture our products.

We have no manufacturing experience. Some of our product candidates utilize specialized formulations whose scale-up and manufacturing could be very difficult. We also have very limited experience in such scale-up and manufacturing, requiring us to depend on a limited number of third parties, who might not be able to deliver in a timely manner, or at all. In order to develop products, apply for regulatory approvals and commercialize our products, we will need to develop, contract for, or otherwise arrange for the necessary manufacturing capabilities.

There are a limited number of manufacturers that supply RNA. We have relied on several contract manufacturers for our supply of synthetic RNA. There are risks inherent in pharmaceutical manufacturing that could affect the ability of our contract manufacturers to meet our delivery time requirements or provide adequate amounts of material to meet our needs. Included in these risks are synthesis and purification failures and contamination during the manufacturing process, which could result in unusable product and cause delays in our development process, as well as additional expense to us. To fulfill our RNA requirements, if any, we may also need to secure alternative suppliers of synthetic RNAs. In addition to the manufacture of the synthetic RNAs, we may have additional manufacturing requirements related to the technology required to deliver the RNA to the relevant cell or tissue type. In some cases, the delivery technology we utilize is highly specialized or proprietary, and for technical and legal reasons, we may have access to only one or a limited number of potential manufacturers for such delivery technology. Failure by these manufacturers to properly formulate our RNAs for delivery could also result in unusable product and cause delays in our discovery and development process, as well as additional expense to us.

The manufacturing process for any products based on our technologies that we or our partners may develop is subject to the FDA and foreign regulatory authority approval process, and we or our partners will need to contract with manufacturers who can meet all applicable FDA and foreign regulatory authority requirements on an ongoing basis. If we are unable to obtain or maintain contract manufacturing for these product candidates, or to do so on commercially reasonable terms, we may not be able to successfully develop and commercialize our products.

To the extent that we enter into manufacturing arrangements with third parties, we will depend on these third parties to perform their obligations in a timely manner and consistent with regulatory requirements, including those related to quality control and quality assurance. The failure of a third-party manufacturer to perform its obligations as expected could adversely affect our business in a number of ways.

If a third-party manufacturer with whom we contract fails to perform its obligations, we may be forced to manufacture the materials ourselves, for which we may not have the capabilities or resources, or enter into an agreement with a different third-party

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manufacturer, which we may not be able to do on reasonable terms, if at all. In addition, if we are required to change manufacturers for any reason, we will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer could negatively affect our ability to develop product candidates in a timely manner or within budget. Furthermore, a manufacturer may possess technology related to the manufacture of our product candidate that such manufacturer owns independently. This would increase our reliance on such manufacturer or require us to obtain a license from such manufacturer in order to have another third party manufacture our products.

Risks Related to our Intellectual Property and Other Legal Matters

If we are unable to adequately protect our proprietary technology from legal challenges, infringement or alternative technologies, our competitive position may be hurt and our operating results may be negatively impacted.

Our business has been based upon the development and delivery of RNA-based therapeutics, and we rely on the issuance of patents, both in the U.S. and internationally, for protection against competitive technologies. Although we believe we exercise the necessary due diligence in our patent filings, our proprietary position is not established until the appropriate regulatory authorities actually issue a patent, which may take several years from initial filing or may never occur.

Moreover, even the established patent positions of pharmaceutical companies are generally uncertain and involve complex legal and factual issues. Although we believe our issued patents are valid, third parties may infringe our patents or may initiate proceedings challenging the validity or enforceability of our patents. The issuance of a patent is not conclusive as to its claim scope, validity or enforceability. Challenges raised in patent infringement litigation we initiate or in proceedings initiated by third parties may result in determinations that our patents have not been infringed or that they are invalid, unenforceable or otherwise subject to limitations. In the event of any such determinations, third parties may be able to use the discoveries or technologies claimed in our patents without paying us licensing fees or royalties, which could significantly diminish the value of these discoveries or technologies. As a result of such determinations, we may be enjoined from pursuing commercialization of potential products or may be required to obtain licenses, if available, to the third party patents or to develop or obtain alternative technology. Responding to challenges initiated by third parties may require significant expenditures and divert the attention of our management and key personnel from other business concerns.

Furthermore, it is possible others will infringe or otherwise circumvent our issued patents and that we will be unable to fund the cost of litigation against them or that we would elect not to pursue litigation. In addition, enforcing our patents against third parties may require significant expenditures regardless of the outcome of such efforts. We also cannot assure you that others have not filed patent applications for technology covered by our pending applications or that we were the first to invent the technology. There may also exist third party patents or patent applications relevant to our potential products that may block or compete with the technologies covered by our patent applications and third parties may independently develop IP similar to our patented IP, which could result in, among other things, interference proceedings in the U.S. Patent and Trademark Office to determine priority of invention.

In addition, we may not be able to protect our established and pending patent positions from competitive technologies, which may provide more effective therapeutic benefit to patients and which may therefore make our products, technology and proprietary position obsolete.

We also rely on copyright and trademark protection, trade secrets, know-how, continuing technological innovation and licensing opportunities. In an effort to maintain the confidentiality and ownership of our trade secrets and proprietary information, we have typically required our employees, consultants, advisors and others to whom we disclose confidential information to execute confidentiality and proprietary information agreements. However, it is possible that these agreements may be breached, invalidated or rendered unenforceable, and if so, there may not be an adequate corrective remedy available. Furthermore, like many companies in our industry, we may from time to time hire scientific personnel formerly employed by other companies involved in one or more areas similar to the activities we conduct. In some situations, our confidentiality and proprietary information agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants or advisors have prior employment or consulting relationships. Although we have typically required our employees and consultants to maintain the confidentiality of all confidential information of previous employers, we or these individuals may be subject to allegations of trade secret misappropriation or other similar claims as a result of their prior affiliations. Finally, others may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets. Our failure to protect our proprietary information and techniques may inhibit or limit our ability to exclude certain competitors from the market and execute our business strategies.

If we are unable to adequately protect our proprietary intellectual property from legal challenges, infringement or alternative technologies, we will not be able to compete effectively in the drug discovery and development business.

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Because intellectual property rights are of limited duration, expiration of intellectual property rights and licenses will negatively impact our operating results.

Intellectual property rights, such as patents and license agreements based on those patents, generally are of limited duration. Therefore, the expiration or other loss of rights associated with IP and IP licenses can negatively impact our business.

Our patent applications may be inadequate in terms of priority, scope or commercial value.

We apply for patents covering our discoveries and technologies as we deem appropriate and as our resources permit. However, we or our partners may fail to apply for patents on important discoveries or technologies in a timely fashion or at all. Also, our pending patent applications may not result in the issuance of any patents. These applications may not be sufficient to meet the statutory requirements for patentability, and therefore we may be unable to obtain enforceable patents covering the related discoveries or technologies we may want to commercialize. In addition, because patent applications are maintained in secrecy for approximately 18 months after filing, other parties may have filed patent applications relating to inventions before our applications covering the same or similar inventions. In addition, foreign patent applications are often published initially in local languages, and until an English language translation is available it can be impossible to determine the significance of a third party invention. Any patent applications filed by third parties may prevail over our patent applications or may result in patents that issue alongside patents issued to us, leading to uncertainty over the scope of the patents or the freedom to practice the claimed inventions.

Although we have acquired and in-licensed a number of issued patents, the discoveries or technologies covered by these patents may not have any therapeutic or commercial value. Also, issued patents may not provide commercially meaningful protection against competitors. Other parties may be able to design around our issued patents or independently develop products having effects similar or identical to our patented product candidates. In addition, the scope of our patents is subject to considerable uncertainty and competitors or other parties may obtain similar patents of uncertain scope.

We have depended on technologies we license, and if we lose the right to license such technologies or we fail to license new technologies in the future, our ability to develop new products would be harmed.

We have depended on licenses from third parties for certain of our key technologies relating to fundamental chemistry technologies. Our licenses impose various development, funding, royalty, diligence, sublicensing, insurance and other obligations on us. If our license with respect to any of these technologies is terminated for any reason, the development of the products contemplated by the licenses would be delayed, or suspended altogether, while we seek to license similar technology (which licenses may not be available on commercially acceptable terms or at all) or develop new non-infringing technology. If our existing license is terminated, the development of the products contemplated by the licenses could be delayed or terminated and we may not be able to negotiate additional licenses on acceptable terms, if at all, which would have a material adverse effect on our business.

We may be required to defend lawsuits or pay damages for product liability claims.

Our business inherently exposes us to potential product liability claims. We may face substantial product liability exposure in human clinical trials that we may initiate and for products that we sell, or manufacture for others to sell, after regulatory approval. The risk exists even with respect to those drugs that are approved by regulatory agencies for commercial distribution and sale and are manufactured in facilities licensed and regulated by regulatory agencies. Any product liability claims, regardless of their merits, could be costly, divert management’s attention, delay or prevent completion of our clinical development programs, and adversely affect our reputation and the demand for our products. We currently do not have product liability insurance. We will need to obtain such insurance as we believe is appropriate for our stage of development and may need to obtain higher levels of such insurance if we were ever to market any of our product candidates. Any insurance we have or may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could have a material adverse effect on our business.

Risks Related to the Commercialization of our Product Candidates

Our product development efforts may not result in commercial products.

The results of our historical operations depend, to a significant degree, upon our and any collaborators’ ability to successfully develop and commercialize pharmaceutical products. The development and commercialization process, particularly with respect to innovative products, is both time consuming and costly and involves a high degree of business risk. Successful product development in the pharmaceutical industry is highly uncertain, and very few research and development projects result in a commercial product. Product candidates that appear promising in the early phases of development, such as in preclinical testing or in early human clinical trials, may fail to reach the market for a number of reasons, such as:

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•	a product candidate may not perform as expected in later or broader trials in humans and limit marketability of such product candidate;
•	necessary regulatory approvals may not be obtained in a timely manner, if at all;
•	a product candidate may not be able to be successfully and profitably produced and marketed;
•	third parties may have proprietary rights to a product candidate, and do not allow sale on reasonable terms; or
•	a product candidate may not be financially successful because of existing therapeutics that offer equivalent or better treatments.

There can be no assurance that any of our product candidates will ever be successfully commercialized by us or by one of our partners, and delays in any part of the process or the inability to obtain regulatory approval could adversely affect our operating results by restricting introduction of new products by us and/or our partners.

Even if we are successful in developing and commercializing a product candidate, it is possible that the commercial opportunity for oligonucleotide-based therapeutics will be limited.

The product candidates based on our historical technologies that are being developed are based on new technologies and therapeutic approaches. Key participants in pharmaceutical marketplaces, such as physicians, third-party payors and consumers, may not accept a product intended to improve therapeutic results based on RNA mechanisms of action. Accordingly, while we believe there will be a commercial market for nucleic acid-based therapeutics utilizing our technologies, there can be no assurance that this will be the case, in particular given the novelty of the field.

Risks Related to our Industry

Any drugs based on our technologies that we or any of our partners develop may become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, which could have a material adverse effect on our business and financial results.

The success of the products based on our historical technologies will depend upon the extent to which third-party payors, such as Medicare, Medicaid and other domestic and international government programs, private insurance plans and managed care programs, provide reimbursement for the use of such products. Most third-party payors may deny reimbursement if they determine that a medical product was not used in accordance with cost-effective treatment methods, as determined by the third-party payor, or was used for an unapproved indication.

Third-party payors also may refuse to reimburse for experimental procedures and devices. Furthermore, it is difficult to accurately determine their cost-effectiveness and the level or method of reimbursement of early-stage product candidates. Increasingly, the third-party payors, who reimburse patients, such as government and private insurance plans, are requiring that drug companies provide them with predetermined discounts from list prices, and are challenging the prices charged for medical products. If the price charged for any products based on our technologies that we or our partners develop is inadequate in light of our development and other costs, our profitability could be adversely affected.

We expect that drugs based on our technologies that we or a partner develop may need to be administered under the supervision of a physician. Under currently applicable law, drugs that are not usually self-administered may be eligible for coverage by the Medicare program if they:

•	are “incidental” to a physician’s services;
•	are “reasonable and necessary” for the diagnosis or treatment of the illness or injury for which they are administered according to accepted standards of medical practice;
•	are not excluded as immunizations; and
•	have been approved by the FDA.

There may be significant delays in obtaining insurance coverage for newly-approved drugs, and insurance coverage may be more limited than the purpose for which the drug is approved by the FDA. Moreover, eligibility for insurance coverage does not imply that any drug will be reimbursed in all cases or at a rate that covers costs, including research, development, manufacture, sale and distribution. Interim payments for new drugs, if applicable, may also not be sufficient to cover costs and may not be made permanent. Reimbursement may be based on payments for other services and may reflect budgetary constraints or imperfections in Medicare data. Net prices for drugs may be reduced by mandatory discounts or rebates required by government health care programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their

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own reimbursement rates. The inability to promptly obtain coverage and profitable reimbursement rates from both government-funded and private payors for new drugs based on our technologies that we or our partners develop could have a material adverse effect on our operating results, our ability to raise capital, and our overall financial condition.

We believe that the efforts of governments and third-party payors to contain or reduce the cost of healthcare and legislative and regulatory proposals to broaden the availability of healthcare will continue to affect the business and financial condition of pharmaceutical and biopharmaceutical companies. A number of legislative and regulatory changes in the healthcare system in the United States and other major healthcare markets have been proposed in recent years, and such efforts have expanded substantially in recent years. These developments have included prescription drug benefit legislation that was enacted and took effect in January 2006, healthcare reform legislation recently enacted by certain states, and major healthcare reform legislation that was passed by Congress and enacted into law in the United States in 2010. These developments could, directly or indirectly, affect our ability to sell our products, if approved, at a favorable price.

The full effects of the U.S. healthcare reform legislation cannot be known until the new law is fully implemented through regulations or guidance issued by the Centers for Medicare & Medicaid Services and other federal and state healthcare agencies. The financial impact of the U.S. healthcare reform legislation over the next few years will depend on a number of factors, including but not limited to the policies reflected in implementing regulations and guidance, and changes in sales volumes for products affected by the new system of rebates, discounts and fees. The new legislation may also have a positive impact on our future net sales, if any, by increasing the aggregate number of persons with healthcare coverage in the United States.

Moreover, we cannot predict what healthcare reform initiatives may be adopted in the future. Further federal and state legislative and regulatory developments are likely, and we expect ongoing initiatives in the United States to increase pressure on drug pricing. Such reforms could have an adverse effect on anticipated revenues from product candidates based on our technologies that are successfully developed and for which regulatory approval is obtained, and may affect our overall financial condition and ability to develop drug candidates.

The pharmaceutical market is intensely competitive. If we are unable to compete effectively with existing drugs, new treatment methods and new technologies, we may be unable to commercialize successfully any drugs that we develop.

The pharmaceutical market is intensely competitive and rapidly changing. Many large pharmaceutical and biotechnology companies, academic institutions, governmental agencies and other public and private research organizations are pursuing the development of novel drugs for the same diseases that we are targeting or expect to target. Many of our competitors have:

•	much greater financial, technical and human resources than we have at every stage of the discovery, development, manufacture and commercialization of products;
•	more extensive experience in pre-clinical testing, conducting clinical trials, obtaining regulatory approvals, and in manufacturing, marketing and selling pharmaceutical products;
•	product candidates that are based on previously tested or accepted technologies;
•	products that have been approved or are in late stages of development; and
•	collaborative arrangements in our target markets with leading companies and research institutions.

Products based on our technologies may face intense competition from drugs that have already been approved and accepted by the medical community for the treatment of the conditions for which we may develop drugs, or from new drugs that enter the market. We believe a significant number of drugs are currently under development, and may become commercially available in the future, for the treatment of conditions for which we and our partners may try to develop drugs. These drugs may be more effective, safer, less expensive, or marketed and sold more effectively, than any products we and our partners develop.

If we and our partners successfully develop product candidates based on our technologies, and obtain approval for them, we will face competition based on many different factors, including:

•	safety and effectiveness of such products;
•	ease with which such products can be administered and the extent to which patients accept relatively new routes of administration;
•	timing and scope of regulatory approvals for these products;
•	availability and cost of manufacturing, marketing and sales capabilities;
•	price;
•	reimbursement coverage; and
•	patent position.

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Our competitors may develop or commercialize products with significant advantages over any products we develop based on any of the factors listed above or on other factors. Our competitors may therefore be more successful in commercializing their products than we are, which could adversely affect our competitive position and business. Competitive products may make any products we develop obsolete or noncompetitive before we can recover the expenses of developing and commercializing our product candidates. Such competitors could also recruit our future employees, which could negatively impact our level of expertise and the ability to execute on our business plan. Furthermore, we also face competition from existing and new treatment methods that reduce or eliminate the need for drugs, such as the use of advanced medical devices. The development of new medical devices or other treatment methods for the diseases we are targeting could make our product candidates noncompetitive, obsolete or uneconomical.

We may be unable to compete successfully against other companies that are working to develop novel drugs and technology platforms using technology similar to ours.

In addition to the competition we face from competing drugs in general with respect to our historical operations, we have also faced competition from other biotechnology and pharmaceutical companies and medical institutions that are working to develop novel drugs using technology that competes more directly with our own. Among those companies that are working in this field are: Alnylam Pharmaceuticals, Arbutus, Arcturus, Benitec Biopharma, Dicerna Pharmaceuticals, Isis Pharmaceuticals, miRagen Therapeutics, Mirna, PhaseRx Pharmaceuticals, Quark Pharmaceuticals, Regulus Therapeutics, RXi Pharmaceuticals, Sarepta Therapeutics and Silence Therapeutics. Any of these companies may develop its technology more rapidly and more effectively than us.

In addition to competition with respect to our historical technology and with respect to specific products, we and our partners face substantial competition to discover and develop safe and effective means to deliver the drugs based on our technologies that are developed to the relevant cell and tissue types. Substantial resources are being expended by third parties, both in academic laboratories and in the corporate sector, in the effort to discover and develop a safe and effective means of delivery into the relevant cell and tissue types. If safe and effective means of delivery to the relevant cell and tissue types were developed by our competitors, our ability to successfully commercialize a competitive product would be adversely affected.

Many of our competitors, either alone or together with their partners, have substantially greater R&D capabilities and financial, scientific, technical, manufacturing, sales, marketing, distribution, regulatory and other resources and experience than us. They may also have more established relationships with pharmaceutical companies. Even if we and and/or our partners are successful in developing products based on our technologies, in order to compete successfully we may need to be first to obtain IP protection for, or to commercialize, such products, or we may need to demonstrate that such products are superior to, or more cost effective than, products developed by our competitors (including therapies that are based on different technologies). If we are not first to protect or market our products, or if we are unable to differentiate our products from those offered by our competitors, any products for which we are able to obtain approval may not be successful.

Universities and public and private research institutions are also potential competitors. While these organizations primarily have educational objectives, they may develop proprietary technologies related to the drug delivery field or secure protection that we may need for development of our technologies and products. We may attempt to license one or more of these proprietary technologies, but these licenses may not be available to us on acceptable terms, if at all.

Risks Related to our Common Stock

The trading price of our common stock has been volatile, and investors in our common stock may experience substantial losses.

The trading price of our common stock has been volatile and may become volatile again in the future. The trading price of our common stock could decline or fluctuate in response to a variety of factors, including:

•	our ability to consummate the Turing Transaction, a sale of our business and/or an acquisition of assets;
•	our general financial condition and ability to maintain sufficient capital to continue operations;
•	our ability to enter into and maintain collaborative arrangements with third parties;
•	our ability to meet the performance estimates of securities analysts;
•	changes in buy/sell recommendations by securities analysts;
•	negative results from clinical and pre-clinical trials;
•	fluctuation in our quarterly operating results;
•	reverse splits or increases in authorized shares;
•	substantial sales of our common stock;
•	general stock market conditions; or
•	other economic or external factors.

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The stock markets in general, and the markets for the securities of companies in our industry in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

We may not be able to consistently satisfy our reporting obligations under the Securities Exchange Act of 1934, and may be subject to penalties as a result of such failure.

Any failure to satisfy our filing requirements under the Exchange Act to file periodic reports in a timely manner could result in the suspension of trading in our common stock, either on a temporary or a permanent basis, as well as other penalties that may be imposed by the Commission.

We may not be able to achieve secondary trading of our stock in certain states because our common stock is not nationally traded.

Because our common stock is not listed for trading on a national securities exchange, our common stock is subject to the securities laws of the various states and jurisdictions of the U.S. in addition to federal securities law. This regulation covers any primary offering we might attempt and all secondary trading by our stockholders. If we fail to take appropriate steps to register our common stock or qualify for exemptions for our common stock in certain states or jurisdictions of the U.S., the investors in those jurisdictions where we have not taken such steps may not be allowed to purchase our stock or those who presently hold our stock may not be able to resell their shares without substantial effort and expense. These restrictions and potential costs could be significant burdens on our stockholders.

Our common stock is traded on the OTCQB, which may limit the ability of our stockholders to sell their securities, and may cause volatility in the price of our common stock.

Our common stock currently trades on the OTCQB. Securities trading on the OTCQB often experience a lack of liquidity as compared to securities trading on a national securities exchange. Such securities also have experienced extreme price and volume fluctuations in recent years, which have particularly affected the market prices of many smaller companies like ours. We anticipate that our common stock will be subject to the lack of liquidity and this volume and price volatility that is characteristic of the OTCQB.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act. The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account.

Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Various restrictions in our charter documents and Delaware law could prevent or delay a change in control of us that is not supported by our board of directors.

We are subject to a number of provisions in our charter documents and Delaware law that may discourage, delay or prevent a merger, acquisition or change of control that a stockholder may consider favorable. These anti-takeover provisions include:

•	advance notice procedures for nominations of candidates for election as directors and for stockholder proposals to be considered at stockholders’ meetings; and
•	the Delaware anti-takeover statute contained in Section 203 of the Delaware General Corporation Law.

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Section 203 of the Delaware General Corporation Law prohibits a merger, consolidation, asset sale or other similar business combination between us and any stockholder of 15% or more of our voting stock for a period of three years after the stockholder acquires 15% or more of our voting stock, unless (1) the transaction is approved by our board of directors before the stockholder acquires 15% or more of our voting stock, (2) upon completing the transaction the stockholder owns at least 85% of our voting stock outstanding at the commencement of the transaction, or (3) the transaction is approved by our board of directors and the holders of 66 2/3% of our voting stock, excluding shares of our voting stock owned by the stockholder.

We have never paid dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future.

We have not paid any dividends on our common stock and do not expect to do so in the foreseeable future. In addition, the terms of any financing arrangements that we may enter into may restrict our ability to pay any dividends.

A significant number of shares of our common stock are subject to options, warrants and conversion rights, and we expect to sell additional shares of our common stock in the future. The issuance of these shares, which in some cases may occur on a cashless basis, will dilute the interests of other security holders and may depress the price of our common stock.

At June 20, 2016, there were outstanding warrants to purchase up to approximately 24.5 million shares common stock, with approximately 24.4 million of such warrants having an exercise price of less than $1.00. If any of these warrants are exercised on a cashless basis, we will not receive any cash as a result of such exercises. At June 20, 2016, there were also outstanding 1,020 shares of Series C Convertible Preferred Stock, which shares are convertible into 6.8 million shares of common stock at an assumed conversion price of $0.75 per share of common stock, and 60 shares of Series D Stock, which shares are convertible into 750,000 shares of common stock at an assumed conversion price of $0.40 per share of common stock. In addition, we may issue a significant number of additional shares of common stock (and securities convertible into or exercisable for common stock) from time to time to finance our operations, to fund potential acquisitions, or in connection with additional stock options or restricted stock granted to our employees, officers, directors and consultants. The issuance of common stock (or securities convertible into or exercisable for common stock), including the issuance of securities as described in this prospectus, and the exercise or conversion of securities exercisable for or convertible into common stock, will have a dilutive impact on other stockholders and could have a material negative effect on the market price of our common stock.

There are outstanding a significant number of shares available for future sales under Rule 144.

A significant number of shares of our common stock may be deemed “restricted shares” and, in the future, may be sold in compliance with Rule 144 promulgated under the Securities Act. Any sales of such shares of our common stock under Rule 144 could have a depressive effect on the market price of our common stock. In general, under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144. A person who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Our Board of Directors has the ability to issue “blank check” Preferred Stock.

Our Certificate of Incorporation authorizes the issuance of up to 100,000 shares of “blank check” preferred stock, with such designation rights and preferences as may be determined from time to time by our Board of Directors. At June 20, 2016, 90,000 shares had been designated as Series A Junior participating preferred stock and 1,000 shares had been designated as Series B Preferred Stock, none of which are issued and outstanding. Also at June 20, 2016, 1,200 shares had been designated as Series C Convertible Preferred Stock (of which 1,020 were outstanding as of such date) and 220 shares had been designated as Series D Convertible Preferred Stock (of which 60 were outstanding as of such date). Our Board is empowered, without shareholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. In the event of such issuances, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. Although we have no present intention to issue any additional shares of our preferred stock, there can be no assurance that we will not do so in the future.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on current management expectations. Statements other than statements of historical fact included in this prospectus, including statements about us and the future of our respective clinical trials, research programs, product pipelines, current and potential corporate partnerships, licenses and intellectual property, the adequacy of capital reserves and anticipated operating results and cash expenditures, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this prospectus the words “anticipate,” “objective,” “may,” “might,” “should,” “could,” “can,” “intend,” “expect,” “believe,” “estimate,” “predict,” “potential,” “plan” or the negative of these and similar expressions identify forward-looking statements. These statements reflect our current views with respect to uncertain future events and are based on imprecise estimates and assumptions and subject to risk and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in those forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. Our actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus for a variety of reasons.

We have included more detailed descriptions of these risks and uncertainties and other risks and uncertainties applicable to our business in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and include, among others:

•	our ability to consummate the Turing Transaction , as further described in this prospectus;
•	our ability to obtain additional and substantial funding for our company on an immediate basis, whether pursuant to a capital raising transaction arising from the sale of our securities, a strategic transaction or otherwise;
•	our ability to attract and/or maintain research, development, commercialization and manufacturing partners;
•	the ability of our company and/or a partner to successfully complete product research and development, including pre-clinical and clinical studies and commercialization;
•	the ability of our company and/or a partner to obtain required governmental approvals, including product and patent approvals;
•	the ability of our company and/or a partner to develop and commercialize products that can compete favorably with those of our competitors;
•	the timing of costs and expenses related to the research and development programs of our company and/or our partners;
•	the timing and recognition of revenue from milestone payments and other sources not related to product sales;
•	our ability to obtain suitable facilities in which to conduct our planned business operations on acceptable terms and on a timely basis;
•	our ability to satisfy our disclosure obligations under the Securities Exchange Act of 1934 and to maintain the registration of our common stock thereunder;
•	our ability to attract and retain qualified officers, employees and consultants as necessary; and
•	costs associated with any product liability claims, patent prosecution, patent infringement lawsuits and other lawsuits.

We urge investors to review carefully the section of this prospectus entitled “Risk Factors” in evaluating the forward-looking statements contained in this prospectus. We caution investors not to place significant reliance on forward-looking statements contained in this document; such statements need to be evaluated in light of all the information contained herein.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the risk factors and other cautionary statements set forth in this prospectus. Other than as required by applicable securities laws, we are under no obligation, and we do not intend, to update any forward-looking statement, whether as result of new information, future events or otherwise.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock in this offering. The selling stockholders will receive all of the proceeds from this offering. However, we may receive proceeds in the aggregate amount of up to approximately $7.08 million if all of the warrants to purchase the shares of our common stock that are covered by this prospectus are exercised for cash. We cannot predict when, or if, the warrants will be exercised. It is possible that the warrants may expire and may never be exercised. We intend to use any proceeds from the exercise of the warrants for general corporate and working capital purposes.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees, and fees and expenses of our counsel and our independent registered public accountants.

MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has traded on the OTCQB under the symbol “MRNA” since September 17, 2014. Previously, our common stock traded on the OTC Pink under the symbol “MRNA” from July 11, 2012 until September 16, 2014. The table below sets forth, for each of the quarterly periods indicated, the range of high and low bid prices of our common stock, as reported by the OTC Markets. The prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	High	Low
Fiscal 2014:
First Quarter	$1.81	$0.39
Second Quarter	1.23	0.55
Third Quarter	1.30	0.48
Fourth Quarter	1.10	0.55

Fiscal 2015:
First Quarter	$0.80	$0.53
Second Quarter	0.65	0.40
Third Quarter	0.55	0.30
Fourth Quarter	0.48	0.21

Fiscal 2016:
First Quarter	$0.26	$0.12
Second Quarter (through June 30 , 2016)	0.52	0.12

On June 30 , 2016, the closing price of our common stock reported by the OTC Markets was $ 0.16 per share.

Holders

As of September 22, 2015, there were approximately 9,259 beneficial holders of record of our common stock.

Dividends

Payment of dividends and the amount of dividends depend on matters deemed relevant by our Board, such as our results of operations, financial condition, cash requirements, future prospects and any limitations imposed by law, credit agreements and debt securities. To date, we have not paid any cash dividends or stock dividends on our common stock. In addition, we currently anticipate that we will not pay any cash dividends in the foreseeable future. Furthermore, the terms of any financing arrangements that we may enter into may restrict our ability to pay any dividends.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. Statements made in this discussion other than statements of historical fact, including statements about us and our subsidiaries and our respective clinical and pre-clinical trials, research programs, current and potential partnerships, licenses and intellectual property, the adequacy of capital reserves and anticipated operating results and cash expenditures, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). As such, they are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of research and product development programs, the issuance and validity of patents, the development and protection of proprietary technologies, the ability to raise capital, operating expense levels and the ability to establish and retain partnerships. We do not undertake any obligation to update forward-looking statements.

BACKGROUND AND STRATEGIC DIRECTION

Overview

We are a biotechnology company focused on the discovery, development and commercialization of nucleic acid-based therapies to treat orphan diseases. Our pipeline includes CEQ508, a product in clinical development for the treatment of Familial Adenomatous Polyposis (“FAP”), for which we have received Orphan Drug Designation (“ODD”) and Fast Track Designation (“FTD”) from the U.S. Food and Drug Administration (“FDA”), and preclinical programs for the treatment of type 1 myotonic dystrophy (“DM1”) and Duchenne muscular dystrophy (“DMD”).

As further described below under “Strategic Direction and Agreement to Acquire Assets”, on April 29, 2016 we entered into a term sheet with Turing Pharmaceuticals AG (“Turing”) pursuant to which we intend to acquire Turing’s intranasal ketamine program for consideration consisting of approximately 53 million shares of our common stock.

Since 2010, we have strategically acquired/in-licensed and further developed nucleic acid chemistry and delivery-related technologies in order to establish a novel and differentiated drug discovery platform. This platform allows us to distinguish ourselves from others in the nucleic acid therapeutics area in that we are the only company capable of creating a wide variety of therapeutics targeting coding and non-coding RNA via multiple mechanisms of action such as RNA interference (“RNAi”), messenger RNA translational inhibition, exon skipping, microRNA (“miRNA”) replacement, miRNA inhibition, and steric blocking in order to modulate gene expression either up or down depending on the specific mechanism of action. Our goal has been to dramatically improve the lives of the patients and families affected by orphan diseases through either our own efforts or those of our collaborators and licensees.

Our business strategy, assuming sufficient capital was available to us, was to discover and develop our own pipeline of nucleic acid-based compounds in order to commercialize drug therapies to treat orphan diseases. Orphan diseases are broadly defined as those rare disorders that typically affect no more than one person out of every 1,500 people. The United States Orphan Drug Act of 1983 was created to promote the development of new drug therapies for the treatment of diseases that affect fewer than 200,000 individuals in the United States. Specifically, an orphan disease is a disease for which a regulatory agency, i.e. FDA or European Medicines Agency (“EMA”), can grant ODD to a compound being developed to treat that particular disease. In other words, if the FDA will grant ODD for a compound being developed to treat a disease, then that disease is an orphan disease. The purpose of such designations is to incentivize pharmaceutical and biotechnology companies to develop drugs to treat smaller patient populations. In the U.S., ODD entitles a company to seven years of marketing exclusivity for its drug upon regulatory approval. In addition, ODD permits a company to apply for: (1) grant funding from the U.S. government to defray costs of clinical trial expenses, (2) tax credits for clinical research expenses and (3) exemption from the FDA's prescription drug application fee. Over the past several years, there has been a surge in rare disease activity due in part to the efforts of advocacy groups, the media, legislation and large pharmaceutical interest. Yet, orphan diseases continue to represent a significant unmet medical need with fewer than 500 drug approvals for over 7,500 rare diseases; clearly demonstrating the necessity for innovation in the development of therapeutics to treat orphan diseases. Our lead effort is the clinical development of CEQ508 to treat FAP, a rare disease for which CEQ508 received FDA ODD in 2010 and FTD in 2015. Currently, there is no approved therapeutic for the treatment of FAP. In April 2012, we announced the completion of dosing for Cohort 2 in the Dose Escalation Phase of the START-FAP (Safety and Tolerability of an RNAi Therapeutic in FAP) Phase 1b/2a clinical trial.

In order to protect our innovations, which encompass a broad platform of both nucleic acid-based therapeutic chemistry and delivery technologies, as well as the drug products that may emerge from that platform, we have aggressively built upon our extensive and enabling intellectual property (“IP”) estate worldwide. As of December 31, 2015, we owned or controlled 146 issued or allowed patents, and approximately 98 pending U.S. and foreign patent applications, to protect our proprietary nucleic acid-based drug

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discovery capabilities.

We believe we have created a unique industry-leading nucleic acid-based drug discovery platform, which is protected by a strong IP position and validated through: (1) licensing agreements for our SMARTICLES delivery technology with Mirna, ProNAi and MiNA for unique nucleic acid payloads – microRNA mimics, DNA interference oligonucleotides and small-activating RNA, respectively; (2) Mirna and ProNAi’s respective clinical experience with SMARTICLES; (3) a licensing agreement with Novartis Institutes for Biomedical Research, Inc. (“Novartis”) for our CRN technology; (4) a licensing agreement with Protiva Biotherapeutics, Inc. (“Tekmira”), a wholly-owned subsidiary of Tekmira Pharmaceuticals Corporation, for our Unlocked Nucleobase Analog (“UNA”) technology; (5) licensing agreements with two large international companies (i.e., Novartis and Monsanto) for certain chemistry and delivery technologies; and (6) our own FAP Phase 1b/2a clinical trial with the TransKingdom RNA™ interference (“tkRNAi”) platform.

Strategic Direction and Agreement to Acquire Assets

As a result of our financial condition, on February 17, 2016 we announced that our Board of Directors had authorized a process to explore a range of strategic alternatives to enhance stockholder value, and that we have retained an advisor to assist us in exploring such alternatives.

In connection with that process of exploring strategic alternatives, on April 29, 2016 we signed a term sheet with Turing Pharmaceuticals AG (“Turing”), a privately-held biopharmaceutical company focused on developing and commercializing innovative treatments for serious diseases, pursuant to which we would acquire Turing’s intranasal ketamine program for consideration consisting of approximately 53 million shares of our common stock (the “Turing Transaction”). The assets to be acquired from Turing would include all patents and intellectual property rights, clinical development plans, regulatory documents and existing product inventories. As per the term sheet, we would pay to Turing up to $95 million in success-based and sales-based milestones plus a mid-single digit royalty on net sales, if any.

Completion of the proposed Turing Transaction is contingent upon certain conditions, including the completion of customary due diligence considerations, the negotiation, execution and delivery of a definitive purchase agreement, and the satisfaction or waiver of the conditions set forth in the definitive purchase agreement, including, without limitation, the completion by us of a financing transaction yielding proceeds sufficient to initiate and support the Phase 3 efforts for the intranasal ketamine program to be acquired.

There can be no assurance that a definitive purchase agreement will be executed or that a closing of the Turing Transaction will occur. The accompanying consolidated financial statements do not include any adjustments related to the Turing Transaction.

Also in connection with the process of exploring strategic alternatives, on March 10, 2016, we signed a term sheet with Microlin Bio, Inc. (“Microlin”) pursuant to which we would sell to Microlin substantially all of the assets of our historical business operations. On May 3, 2016, we announced that we had determined to terminate negotiations with Microlin with respect to the proposed transaction.

We filed a Current Report on Form 8-K with respect to the Turing Transaction on May 3, 2016. There can be no assurance that we will be successful in consummating the Turing Transaction.

We will need additional capital in order to execute our strategy of concluding the Turing Transaction, and potentially either acquiring other assets or technology or selling our existing assets or technology, or if the foregoing do not occur, our previous strategy of initiating the registration trial for and commercializing CEQ508, filing Investigational New Drug (“IND”) applications for both DM1 and DMD and bringing these two programs to human proof-of-concept trials.

Recent Licensing Agreements

In February 2016, we entered into an evaluation and option agreement covering certain of our platforms for the delivery of an undisclosed genome editing technology. The agreement contains an option provision for the exclusive license of our SMARTICLES platform in a specific gene editing field.

In March 2016, we entered into a license agreement covering certain of our platforms for the delivery of an undisclosed genome editing technology. Under the terms of the agreement, we received an upfront license fee of $0.25 million, and could receive up to $40 million in success-based milestones.

Resignation of CEO

On May 31, 2016, our Board of Directors appointed Joseph W. Ramelli, who has served as a director of our company since August 2012, to serve as acting Chief Executive Officer of our company and as Chairman of our Board of Directors, effective at 5:00 p.m. PDT on June 10, 2016. Mr. Ramelli replaced J. Michael French, who resigned as the President, Chief Executive Officer and Chairman of the Board of our company effective at the close of business on June 10, 2016.

Bridge Financing

On June 20, 2016, we entered into a Note Purchase Agreement (the “Purchase Agreement”) with the purchasers identified on the signature pages thereto (the “Purchasers”), pursuant to which we issued to the Purchasers unsecured promissory notes in the aggregate principal amount of $300,000 (“Notes”). Interest shall accrue on the unpaid principal balance of the Notes at the rate of 12% per annum beginning on September 20, 2016. The Notes will become due and payable on June 20, 2017, provided, that, upon the closing of a financing transaction that occurs while the Notes are outstanding, each Purchaser shall have the right to either: (x) accelerate the maturity date of the Note held by such Purchaser or (ii) convert the entire outstanding principal balance under the Note held by such Purchaser and accrued interest thereon into the securities of the Company that are issued and sold at the closing of such financing transaction.

Further, if we at any time while the Notes are outstanding receive any cash payments in the aggregate amount of not less than $250,000, as a result of the licensing, partnering or disposition of any of the technology held by our company, or any related product or asset, we shall pay to the holders of the Notes, on a pro rata basis, an amount equal to 25% of each payment actually received by our company, which payments shall be applied against the outstanding principal balance of the Notes and the accrued and unpaid interest thereon, until such time as the Notes are repaid in full.

In the Purchase Agreement, we agreed: (x) to extend the termination date of all of the warrants to purchase shares of our common stock (such warrants, the “Prior Warrants”) that were delivered to the purchasers pursuant to that certain Note and Warrant Purchase Agreement, dated as of February 10, 2012, by and among our company, MDRNA Research, Inc., Cequent Pharmaceuticals, Inc. and the purchasers identified on the signature pages thereto, as it has been amended to date, to February 10, 2020 and (y) to extend the anti-dilution protection afforded by Section 3(b) of the Prior Warrants so that such protection would apply to any financing transaction effected by our company on or prior to June 19, 2017 (with any such adjustment only applying to 80% of the Prior Warrants). We further agreed in the Purchase Agreement to file with the SEC within 30 days of the date of the Purchase Agreement a registration statement (or a post-effective amendment to an existing registration statement) to register (or to maintain the registration of) the resale of the shares of our common stock issuable upon exercise of the Prior Warrants by the current holders of the Prior Warrants.

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CASH POSITION AND LIQUIDITY

Liquidity

The accompanying consolidated financial statements have been prepared on the basis that we will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. At March 31, 2016 , we had an accumulated deficit of approximately $ 333.4 million, $ 107.7 million of which has been accumulated since we focused on RNA therapeutics in June 2008. To the extent that sufficient funding is available, we will continue to incur operating losses as we execute our plan to raise additional funds, complete the Turing Transaction , and investigate either acquiring other technology , selling our existing assets or technology or continuing our existing business . In addition, we have had and will continue to have negative cash flows from operations. We have funded our losses primarily through the sale of common and preferred stock and warrants, revenue provided from our license agreements and, to a lesser extent, equipment financing facilities and secured loans. In 2015 and 2016 , we funded operations with a combination of the issuance of preferred stock and license-related revenues. At March 31, 2016, we had negative working capital of $ 2.4 million and $ 0.3 million in cash. Our limited operating activities consume the majority of our cash resources.

We believe that our current cash resources will enable us to fund our intended operations through September 2016. Our ability to execute our operating plan beyond that date depends on our ability to obtain additional funding, the closing of the Turing Transaction, and any subsequent plans to acquire other technology or sell our existing assets or technology . The volatility in our stock price, as well as market conditions in general, could make it difficult for us to raise capital on favorable terms, or at all. If we fail to obtain additional capital when required, we may have to modify, delay or abandon some or all of our planned activities, or terminate our operations. There can be no assurance that we will be successful in any such endeavors. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

If the Turing Transaction is not consummated and we are unable to either find a viable purchaser for our assets or to obtain sufficient capital to continue our current operations or any other business that we may acquire, we may be forced to file bankruptcy as we will have minimal capital and operating assets to continue the business.

Funding of Operations

Series D Convertible Preferred Stock and Warrants

In August 2015, we entered into a Securities Purchase Agreement with certain investors pursuant to which we sold 220 shares of Series D Preferred, and warrants to purchase up to 3.44 million shares of our common stock at an initial exercise price of $0.40 per share before August 2021, for an aggregate purchase price of $1.1 million. The warrants issued in connection with Series D Preferred contain an anti-dilution (“down round”) provision whereby the exercise price per share to purchase common stock covered by these warrants is subject to reduction in the event of certain dilutive stock issuances at any time within two years of the issuance date, but not to be reduced below $0.28 per share. Each share of Series D Preferred has a stated value of $5,000 per share and is convertible into shares of common stock at a conversion price of $0.40 per share. The Series D Preferred is initially convertible into an aggregate of 2,750,000 shares of our common stock, subject to certain limitations and adjustments, has a 5% stated dividend rate, is not redeemable and has voting rights on an as-converted basis.

License Milestone Payments

During 2015, we received accelerated milestone payments under our collaboration agreements with Mirna and MiNA in the amounts of $0.5 million and $0.2 million, respectively.

In March 2016, we entered into a license agreement covering certain of the Company’s platforms for the delivery of an undisclosed genome editing technology. Under terms of the agreement, we received an upfront license fee of $0.25 million, and could receive up to $40 million in success based milestones.

June 2016 Bridge Financing

On June 20, 2016, we entered into a Note Purchase Agreement with the purchasers identified on the signature pages thereto, pursuant to which we issued to such purchasers unsecured promissory notes in the aggregate principal amount of $300,000.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Principles of Consolidation — We consolidate our financial statements with our wholly-owned subsidiaries, Cequent, MDRNA, and Atossa, and eliminate any inter-company balances and transactions.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Estimates having relatively higher significance include revenue recognition, R&D costs, stock-based compensation, valuation of warrants, valuation and estimated lives of identifiable intangible assets, impairment of long-lived assets, valuation of features embedded within note agreements and amendments, and income taxes. Actual results could differ from those estimates.

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Fair Value of Financial Instruments — We consider the fair value of cash, accounts receivable, accounts payable and accrued liabilities not to be materially different from their carrying value. These financial instruments have short-term maturities. We follow authoritative guidance with respect to fair value reporting issued by the Financial Accounting Standards Board (“FASB”) for financial assets and liabilities, which defines fair value, provides guidance for measuring fair value and requires certain disclosures. The guidance does not apply to measurements related to share-based payments. The guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Our cash is subject to fair value measurement and is determined by Level 1 inputs. We measure the liability for committed stock issuances with a fixed share number using Level 1 inputs. We measure the liability for price adjustable warrants and certain features embedded in notes, using the Black-Scholes option pricing model (“Black-Scholes”), using Level 3 inputs.

Our determination of the fair value of price adjustable securities as of the reporting date is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, expected stock price volatility over the term of the security, the risk-free interest rate, the likelihood of financing at a range of prices, the likelihood of the sale of our company at a range of prices, and the likelihood of insolvency. Other reasonable assumptions for these variables could provide differing results. In addition, Black-Scholes requires the input of an expected life for the securities for which we have used the remaining contractual life. The fair value liability is revalued each balance sheet date utilizing Black-Scholes with the decrease or increase in fair value being reported in the statement of operations as other income or expense, respectively. The primary factor affecting the fair value liability is our stock price.

The following illustrates the effect that reasonably likely changes in our stock price would have on the estimated fair value liability for price adjustable securities that were outstanding as of December 31, 2015.

	- 10% change in stock price	Weighted average variables used in valuation at December 31, 2015	+ 10% change in stock price
Effect of a 10% change in stock price
Condition changed
Stock price	$0.24	$0.27	$0.30
Assumptions and conditions held constant
Exercise price	$0.42	$0.42	$0.42
Expected life in years	1.79	1.79	1.79
Risk free rate	0.46%	0.46%	0.46%
Expected stock volatility	99%	99%	99%
Estimated fair value liability for price adjustable securities (in thousands)	$2,121	$2,491	$2,872

Our reported net income was $3.3 million for 2015. A 10% change in the stock price results in a change of $0.4 million in our net income. If our December 31, 2015 closing stock price had been 10% lower, our net income would have been $3.7 million. If our December 31, 2015 closing stock price had been 10% higher, our net income would have been $3.0 million.

The following illustrates the effect of changing the volatility assumptions on the estimated fair value liability for price adjustable securities that were outstanding at December 31, 2015:

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	- 10% change in Expected Stock Volatility	Weighted average variables used in valuation at December 31, 2015	+ 10% change in Expected Stock Volatility
Effect of a 10% change in volatility
Condition changed
Expected stock volatility	89%	99%	109%
Assumptions and conditions held constant
Exercise price	$0.42	$0.42	$0.42
Expected life in years	1.79	1.79	1.79
Risk free rate	0.46%	0.46%	0.46%
Stock Price	$0.27	$0.27	$0.27
Estimated fair value liability for price adjustable securities (in thousands)	$2,266	$2,491	$2,706

A 10% reduction in volatility assumptions would increase our net income by $0.2 million to $3.6 million. A 10% increase in volatility assumptions would decrease our net income by $0.2 million to $3.1 million.

In November 2015, we pledged to issue common stock valued at $0.06 million to Novosom, related to our license agreement with MiNA, for the portion due under its sublicensing agreement. Pricing of the common stock was to occur on receipt of the payment from MiNA. As of December 2015, the pledge was issued as a dollar denominated liability and was not influenced by changes in stock price. This obligation is included in Fair Value of Stock to be Issued to Settle Liabilities at December 31, 2015, and the 0.21 million common shares were subsequently issued in February 2016.

Identifiable intangible assets — Intangible assets associated with in-process R&D (“IPR&D”) acquired in business combinations are not amortized until approval is obtained in the United States, the European Union, or in a series of other countries, subject to certain specified conditions and management judgment. The useful life of an amortizing asset generally is determined by identifying the period in which substantially all of the cash flows are expected to be generated.

 Impairment of long-lived assets — We review all of our long-lived assets for impairment indicators throughout the year and perform detailed testing whenever impairment indicators are present. In addition, we perform detailed impairment testing for indefinite-lived intangible assets, specifically IPR&D, at least annually at December 31. When necessary, we record charges for impairments. Specifically:

•	For finite-lived intangible assets, such as developed technology rights, and for other long-lived assets, such as property and equipment, we compare the undiscounted amount of the projected cash flows associated with the asset, or asset group, to the carrying amount. If the carrying amount is found to be greater, we record an impairment loss for the excess of book value over fair value. In addition, in all cases of an impairment review, we re-evaluate the remaining useful lives of the assets and modify them, as appropriate; and

•	For indefinite-lived intangible assets, such as IPR&D assets, each year and whenever impairment indicators are present, we determine the fair value of the asset and record an impairment loss for the excess of book value over fair value, if any.

Revenue Recognition — Revenue is recognized when persuasive evidence that an arrangement exists, delivery has occurred, collectability is reasonably assured, and fees are fixed or determinable. Deferred revenue expected to be recognized within the next 12 months is classified as current. Substantially all of our revenues are generated from licensing arrangements that do not involve multiple deliverables and have no ongoing influence, control or R&D obligations. Our license arrangements may include upfront non-refundable payments, development milestone payments, patent-based or product sale royalties, and commercial sales, all of which are treated as separate units of accounting. In addition, we may receive revenues from sub-licensing arrangements. For each separate unit of accounting, we have determined that the delivered item has value to the other party on a stand-alone basis, we have objective and reliable evidence of fair value using available internal evidence for the undelivered item(s) and our arrangements generally do not contain a general right of return relative to the delivered item.

Revenue from licensing arrangements is recorded when earned based on the specific terms of the contracts. Upfront non-refundable payments, where we are not providing any continuing services as in the case of a license to our IP, are recognized when the license becomes available to the other party.

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Milestone payments typically represent nonrefundable payments to be received in conjunction with the uncertain achievement of a specific event identified in the contract, such as initiation or completion of specified development activities or specific regulatory actions such as the filing of an IND. We believe a milestone payment represents the culmination of a distinct earnings process when it is not associated with ongoing research, development or other performance on our part and it is substantive in nature. We recognize such milestone payments as revenue when it becomes due and collection is reasonably assured.

Royalty and earn-out payment revenues are generally recognized upon commercial product sales by the licensee as reported by the licensee.

Stock-based Compensation — We use Black-Scholes as our method of valuation for stock-based awards. Stock-based compensation expense is based on the value of the portion of the stock-based award that will vest during the period, adjusted for expected forfeitures. The estimation of stock-based awards that will ultimately vest requires judgment, and to the extent actual or updated results differ from our current estimates, such amounts will be recorded in the period the estimates are revised. Black-Scholes requires the input of highly subjective assumptions, and other reasonable assumptions could provide differing results. Our determination of the fair value of stock-based awards on the date of grant using an option pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the expected life of the award and expected stock price volatility over the term of the award. Stock-based compensation expense is recognized immediately for immediately vested portions of the grant, with the remaining portions recognized on a straight-line basis over the applicable vesting periods based on the fair value of such stock-based awards on the grant date. Forfeiture rates have been estimated based on historical rates and compensation expense is adjusted for general forfeiture rates in each period. Beginning in September 2014, we did not use historical forfeiture rates and did not apply a forfeiture rate as the historical forfeiture rate was not believed to be a reasonable estimate of the probability that the outstanding awards would be exercised in the future. Given the specific terms of the awards and the recipient population, we expect these options will all be exercised in the future.

Non-employee stock compensation expense is recognized immediately for immediately vested portions of the grant, with the remaining portions recognized on a straight-line basis over the applicable vesting periods. At the end of each financial reporting period prior to vesting, the value of the unvested stock options, as calculated using Black-Scholes, is re-measured using the fair value of our common stock, and the stock-based compensation recognized during the period is adjusted accordingly.

Income Taxes – Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or pledged. The effect on deferred tax assets and liabilities of a change in tax rates in recognized in income in the period that includes the enactment date. Tax benefits in excess of stock-based compensation expense recorded for financial reporting purposes relating to stock-based awards will be credited to additional paid-in capital in the period the related tax deductions are realized. Our policy for recording interest and penalties associated with audits is to record such items as a component of loss before taxes.

We assess the likelihood that our deferred tax assets will be recovered from existing deferred tax liabilities or future taxable income. Factors we considered in making such an assessment include, but are not limited to, estimated utilization limitations of operating loss and tax credit carry-forwards, expected reversals of deferred tax liabilities, past performance, including our history of operating results, our recent history of generating tax losses, our history of recovering net operating loss carry-forwards for tax purposes and our expectation of future taxable income. We recognize a valuation allowance to reduce such deferred tax assets to amounts that are more likely than not to be ultimately realized. To the extent that we establish a valuation allowance or change this allowance, we would recognize a tax provision or benefit in the consolidated statements of operations. We use our judgment to determine estimates associated with the calculation of our provision or benefit for income taxes, and in our evaluation of the need for a valuation allowance recorded against our net deferred tax assets.

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CONSOLIDATED RESULTS OF OPERATIONS

Comparison of Annual Results of Operations

MARINA BIOTECH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,		Change
(In thousands, except share, per share data and percentages)	2014	2015	$	%
License and other revenue	$500	$680	$180	36%
Operating expenses:
Research and development	686	801	115	17%
General and administrative	3,334	3,868	534	16%
Total operating expenses	4,020	4,669	649	16%
Loss from operations	(3,520)	(3,989)	(469)	13%
Other income (expense):
Interest and other expense	(1,006)	(1)	1,005	*
Change in fair value liability for price adjustable warrants	13	7,309	7,296	*
Change in fair value of stock reserved for issuance to settle liabilities	(2,503)	-	2,503	*
Gain on debt extinguishment	5	-	(5)	*
Gain on settled liabilities	534	18	(516)	(97)%
Total other income (expense), net	(2,957)	7,326	10,283	(348)%
Net income (loss)	(6,477)	3,337	9,814	(152)%
Deemed dividend related to discount on beneficial conversion feature in Series C convertible preferred shares	(6,000)	-	6,000	*
Deemed dividend related to discount on beneficial conversion feature in Series D convertible preferred shares	-	(690)	(690)	*
Net income (loss) applicable to common stockholders	$(12,477)	$2,647	$15,124	(121)%
Net income (loss) per common share
Basic	$(0.51)	$0.10	$0.61	(120)%
Diluted	$(0.51)	$(0.14)	$0.37	(73)%
Shares used in computing net loss per share
Basic	24,634,535	26,302,394
Diluted	24,634,535	32,874,955

* Change not meaningful.

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Comparison of Fiscal Year 2014 and Fiscal Year 2015

Revenue.

During 2015, we received accelerated milestone payments under our collaboration agreements with Mirna and MiNA in the amounts of $0.5 million and $0.2 million, respectively. We recorded $0.5 million in license related revenue in 2014, all from MiNA. The majority of these licensing deals provide for clinical and regulatory milestones, though the achievement of any such milestones and the realization of any revenues relating thereto is uncertain. We will seek R&D collaborations, as well as licensing transactions to fund business operations.

Research and Development. R&D expense consists primarily of costs of clinical development and pre-clinical studies, consulting and other outside services, laboratory supplies, patent license fees, and other costs. R&D expenses increased 17% from $0.69 million in 2014 to $0.80 million in 2015, predominantly due to:

•	Resumption of clinical development expense in 2014 resulted in an increase of 152% from $0.06 million in 2014 to $0.16 million in 2015; and

•	Cost associated with license agreements increased 36% from $0.15 million in 2014 to $0.20 million in 2015, due to activity in out-licensing arrangements involving technologies we sublicensed from a third party.

General and administrative. General and administrative (“G&A”) expense consists primarily of salaries and other personnel-related expenses, stock-based compensation for G&A personnel and non-employee members of our Board of Directors, professional fees (such as accounting and legal), and corporate insurance. G&A costs increased by 16% from $3.3 million in 2014 to $3.9 million in 2015 primarily due to:

•	Stock-based compensation expense increased by 101% from $0.23 million to $0.46 million due to non-cash compensation charges associated with G&A personnel and non-employee members of our Board of Directors;

•	Legal fees increased by 30% from $1.2 million in 2014 to $1.6 million in 2015, due to increases in costs associated with corporate legal services, SEC filings, patent filings and licensing activities; and

•	Travel related costs decreased 50% from $0.18 million in 2014 to $0.09 million in 2015 as a result of a decrease in travel by our CEO.

Change in fair value liability for price adjustable securities. The fair value liability is revalued each balance sheet date utilizing Black-Scholes computations, with the decrease or increase in fair value being reported in the statement of operations as other income or expense, respectively. The change associated with this mark-to-fair value requirement increased from a gain of $0.01 million in 2014 to a gain of $7.31 million in 2015. The largest factor of the change in the value of the liability is our stock price, which went from $0.40 as of December 31, 2013 to $0.66 as of December 31, 2014 to $0.27 as of December 31, 2015. A decrease in stock price during a period decreases the liability and increases our gain on the consolidated statements of operations. The other significant factor is the issuance of additional securities that require revaluation for reporting. Due to the multiple variables in the terms of the warrants associated with the Series C convertible preferred stock issuance, the warrants to purchase 6.0 million shares require revaluation and the decrease in the stock price between the warrant issuance and December 31, 2014 and 2015 resulted in a gain. Due to the multiple variables in the terms of the warrants associated with the Series D convertible preferred stock issuance in 2015, the warrants to purchase 3.4 million shares require revaluation and the decrease in the stock price between the warrant issuance and December 31, 2015 resulted in an additional gain.

Change in fair value liability for stock to be issued.  In 2012 and 2013, we had contractually pledged shares to vendors to settle accounts payable, to Novosom to settle amounts owed under our license agreement, and to our former landlord as part of a lease termination agreement. As these liabilities are denominated in shares, not value, they are required to be revalued for reporting. In 2014, all pre-existing share pledges were settled and the change in fair value between December 31, 2013 and the dates of such issuances resulted in a loss of $2.5 million for the year ended December 31, 2014. We additionally pledged $0.075 million of stock to be issued to Novosom in connection with the MiNA sublicense as of December 31, 2014, but as this was dollar denominated, there were no changes in fair value between the date of the recorded liability and December 31, 2014. These 0.12 million common shares were subsequently issued in January 2015. We also pledged $0.06 million of stock to be issued to Novosom in connection with the MiNA sublicense as of December 31, 2015, but as this was also dollar denominated, there were no changes in fair value between the date of the recorded liability and December 31, 2015. These 0.21 million common shares were subsequently issued in February 2016.

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Gain on settled liabilities. In 2014, we recorded a gain of $0.3 million related to amounts accrued in 2013 pertaining to prior executive employment agreements, which were ultimately settled for less than the contractual amount. Additionally, in 2014 and 2015, a number of vendor payables were settled for less than the accrued amount, resulting in a net gain of $0.23 million and $0.18 million, respectively.

Interest and other expense.  In 2014, interest expense consisted of $0.03 million of interest on notes payable which were converted to shares of common stock in 2013, and a $0.97 million charge related to the beneficial debt conversion feature that allowed conversion at $0.75 per share rather than at the prevailing market price.

Comparison of Results of Operations for the three months ended March 31, 2016 to the three months ended March 31, 2015

Revenue.  We recorded $0.25 million in revenue in the three months ended March 31, 2016, which consisted of an upfront license fee from a license agreement covering certain platforms for the delivery of an undisclosed genome editing technology. The majority of our licensing deals provide for clinical and regulatory milestones, so significant revenues could result from the existing licenses, but are uncertain as to timing or probability. We will seek R&D collaborations as well as licensing transactions to fund business operations. There were no revenues in the three months ended March 31, 2015.

Research and Development. R&D expense consists primarily of costs of sublicensing fees, clinical development and pre-clinical studies, consulting and other outside services, and other costs. R&D expense decreased $0.06 million from $0.25 million in the three months ended March 31, 2015 to $0.19 million in the three months ended March 31, 2016, due primarily to the elimination of most consulting and clinical studies, offset by the sublicensing fee payable to Novosom from the above mentioned license of an undisclosed genome editing technology.

General and administrative. General and administrative (“G&A”) expense consists primarily of salaries and other personnel-related expenses, stock-based compensation for G&A personnel and non-employee members of our Board, professional fees (such as accounting and legal), and corporate insurance costs. G&A expense decreased an immaterial amount, and includes the following:

•	Personnel-related expenses (compensation, benefits, travel related) decreased 10% from $0.33 million in the three months ended March 31, 2015 to $0.29 million in the three months ended March 31, 2016, due primarily to a decrease in stock compensation expense for Directors, partially offset by higher travel costs.

•	Costs of legal and accounting fees, consulting, corporate insurance and other administrative costs increased 4% from $0.73 million in the three months ended March 31, 2015 to $0.77 million in the three months ended March 31, 2016 due to increased legal, accounting and filing fees.

Change in fair value liability for price adjustable securities. The fair value liability is revalued each balance sheet date utilizing Black-Scholes computations, with the decrease or increase in fair value being reported in the statement of operations as other income or expense, respectively. Stock price decreases resulted in a $1.7 million gain during the three months ended March 31, 2015 compared to a $2.1 million gain during the three months ended March 31, 2016.

Off-Balance Sheet Arrangements

At March 31, 2016, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

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BUSINESS

Overview

 We are a biotechnology company focused on the discovery, development and commercialization of nucleic acid-based therapies to treat orphan diseases. Our pipeline includes CEQ508, a product in clinical development for the treatment of Familial Adenomatous Polyposis (“FAP”), for which we have received both Orphan Drug Designation (“ODD”) and Fast Track Designation (“FTD”) from the U.S. Food and Drug Administration (“FDA”), and preclinical programs for the treatment of type 1 myotonic dystrophy (“DM1”) and Duchenne muscular dystrophy (“DMD”).

As further described below under “Strategic Direction and Agreement to Acquire Assets”, on April 29, 2016 we entered into a term sheet with Turing Pharmaceuticals AG (“Turing”) pursuant to which we intend to acquire Turing’s intranasal ketamine program for consideration consisting of approximately 53 million shares of our common stock.

Since 2010, we have strategically acquired/in-licensed and further developed nucleic acid chemistry and delivery-related technologies in order to establish a novel and differentiated drug discovery platform. This platform allows us to distinguish ourselves from others in the nucleic acid therapeutics area in that we are the only company capable of creating a wide variety of therapeutics targeting coding and non-coding RNA via multiple mechanisms of action such as RNA interference (“RNAi”), messenger RNA translational inhibition, exon skipping, microRNA (“miRNA”) replacement, miRNA inhibition, and steric blocking in order to modulate gene expression either up or down depending on the specific mechanism of action. Our goal has been to improve the lives of the patients and families affected by orphan diseases through either our own efforts or those of our collaborators and licensees.

The breadth of our discovery platform allows us to pursue the most appropriate nucleic acid-based therapeutic approach, which is necessary to effectively modulate targets for a specific disease indication, many of which are considered undruggable by traditional methodologies. Each approach, i.e. small interfering RNA (“siRNA”), miRNA or single-strand oligonucleotide, has its advantages and disadvantages, and we can screen across multiple mechanisms of action to identify the most effective therapeutic. We believe this capability makes us unique amongst our peers. Currently, we employ our platform, primarily through the efforts of our partners and licensees, to discover and develop multiple nucleic acid-based therapeutics including siRNA, miRNA mimics and single stranded oligonucleotide-based compounds. Our pipeline is orphan disease focused and includes a clinical program in FAP and preclinical programs in DM1 and DMD. Our licensees, ProNAi Therapeutics, Inc. (“ProNAi”), Mirna Therapeutics, Inc. (“Mirna”) and MiNA Therapeutics, Ltd. (“MiNA”), are focused on oncology and have clinical programs in recurrent or refractory non-Hodgkin’s lymphoma and unresectable primary liver cancer or solid cancers with liver involvement.

We have entered into multiple licenses for our technology. The following agreements continue to provide upside opportunity for our company in the form of milestones and/or royalties:

•	Mirna – In December 2011, we entered into an exclusive license agreement with Mirna, a privately-held biotechnology company pioneering miRNA replacement therapy for cancer, regarding the development and commercialization of miRNA-based therapeutics utilizing Mirna’s proprietary miRNAs and our novel SMARTICLES®-based liposomal delivery technology (“SMARTICLES”). In December 2013 and May 2015, we amended this agreement such that Mirna paid certain pre-payments to us and now has additional rights to its lead program, MRX34, currently in Phase 1 clinical development. In addition, Mirna optioned exclusivity on several additional miRNA targets. We could receive up to an additional $44 million in clinical and commercialization milestone payments, as well as royalties in the low single digit percentages on sales, based on the successful development of Mirna’s product candidates.

•	ProNAi – In March 2012, we entered into an exclusive license agreement with ProNAi, a privately-held biotechnology company pioneering DNA interference (“DNAi”) therapies for cancer, regarding the development and commercialization of DNAi-based therapeutics utilizing SMARTICLES. We could receive up to $14 million for each gene target in total upfront, clinical and commercialization milestone payments, as well as royalties in the single digit percentages on sales, with ProNAi having the option to select any number of additional gene targets. For example, if ProNAi licenses five products over time under the license agreement, we could receive up to $70 million in total milestones, plus royalties.

•	Monsanto Company – In May 2012, we entered into a worldwide exclusive license agreement with Monsanto Company (“Monsanto”), a global leader in agriculture and crop sciences, covering the agricultural applications for our delivery and chemistry technologies. We could receive royalties on product sales in the low single digit percentages based on the successful development of Monsanto’s product candidates that use our technologies.

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•	Rosetta Genomics – In April 2014, we entered into a strategic alliance with Rosetta Genomics, Ltd. (“Rosetta”) to identify and develop miRNA-based products designed to diagnose and treat various neuromuscular diseases and dystrophies. Under the terms of the alliance, Rosetta will apply its industry leading miRNA discovery expertise for the identification of miRNAs involved in the various dystrophy diseases. If the miRNA is determined to be correlative to the disease, Rosetta may further develop the miRNA into a diagnostic for patient identification and stratification. If the miRNA is determined to be involved in the disease pathology and represents a potential therapeutic target, we may develop the resulting miRNA-based therapeutic for clinical development. The alliance is exclusive as it relates to neuromuscular diseases and dystrophies, with both companies free to develop and collaborate outside this field both during and after the terms of the alliance.

•	MiNA – In December 2014, we entered into a license agreement with MiNA regarding the development and commercialization of small activating RNA-based therapeutics utilizing SMARTICLES. We received an upfront fee of $0.5 million in January 2015 and a milestone payment of $200,000 in November 2015. We could receive up to an additional $49 million in clinical and commercialization milestone payments, as well as royalties on sales, based on the successful development of MiNA’s product candidates.

•	Hongene Biotechnology – In September 2015, we entered into a license agreement with Hongene Biotechnology (“Hongene”), a leader in process development and analytical method development of oligonucleotide therapeutics, regarding the development and supply of certain oligonucleotide constructs using our conformationally restricted nucleotide (“CRN”) technology. We could receive double digit percentage royalties on the sales of research reagents using our CRN technology.

Our business strategy has been to discover and develop our own pipeline of nucleic acid-based compounds in order to commercialize drug therapies to treat orphan diseases. Orphan diseases are broadly defined as those rare disorders that typically affect no more than one person out of every 1,500 people. The United States Orphan Drug Act of 1983 was created to promote the development of new drug therapies for the treatment of diseases that affect fewer than 200,000 individuals in the United States. Specifically, an orphan disease is a disease for which a regulatory agency, i.e. FDA or European Medicines Agency (“EMA”), can grant ODD to a compound being developed to treat that particular disease. In other words, if the FDA will grant ODD for a compound being developed to treat a disease, then that disease is an orphan disease. The purpose of such designations is to incentivize pharmaceutical and biotechnology companies to develop drugs to treat smaller patient populations. In the U.S., ODD entitles a company to seven years of marketing exclusivity for its drug upon regulatory approval. In addition, ODD permits a company to apply for: (1) grant funding from the U.S. government to defray costs of clinical trial expenses, (2) tax credits for clinical research expenses and (3) exemption from the FDA's prescription drug application fee. Over the past several years, there has been a surge in rare disease activity due in part to the efforts of advocacy groups, the media, legislation and large pharmaceutical interest. Yet, orphan diseases continue to represent a significant unmet medical need with fewer than 500 drug approvals for over 7,500 rare diseases; clearly demonstrating the necessity for innovation in the development of therapeutics to treat orphan diseases. Our lead effort is the clinical development of CEQ508 to treat FAP, a rare disease for which CEQ508 received FDA ODD in 2010 and FTD in 2015. Currently, there is no approved therapeutic for the treatment of FAP. In April 2012, we announced the completion of dosing for Cohort 2 in the Dose Escalation Phase of the START-FAP (Safety and Tolerability of an RNAi Therapeutic in FAP) Phase 1b/2a clinical trial. We have not yet initiated Cohort 3 due to our financial condition. We have also been awaiting additional funding to advance pre-clinical programs in DM1 and DMD through to human proof-of-concept.

At the same time, we have sought to establish collaborations and strategic partnerships with pharmaceutical and biotechnology companies to generate revenue through up-front, milestone and royalty payments related to our technology and/or the products that are developed using such technology. Our focus has been to establish such collaborations and partnerships in order to generate sufficient funding to advance our pipeline.

In order to protect our innovations, which encompass a broad platform of both nucleic acid-based therapeutic chemistry and delivery technologies, as well as the drug products that may emerge from that platform, we have aggressively built upon our extensive and enabling intellectual property (“IP”) estate worldwide. As of December 31, 2015, we owned or controlled 146 issued or allowed patents, and approximately 98 pending U.S. and foreign patent applications, to protect our proprietary nucleic acid-based drug discovery capabilities.

We believe we have created a unique industry-leading nucleic acid-based drug discovery platform, which is protected by a strong IP position and validated through: (1) licensing agreements for our SMARTICLES delivery technology with Mirna, ProNAi and MiNA for unique nucleic acid payloads – microRNA mimics, DNA interference oligonucleotides and small-activating RNA, respectively; (2) Mirna and ProNAi’s respective clinical experience with SMARTICLES; (3) a licensing agreement with Novartis Institutes for Biomedical Research, Inc. (“Novartis”) for our CRN technology; (4) a licensing agreement with Protiva Biotherapeutics,

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Inc. (“Arbutus”), a wholly-owned subsidiary of Arbutus Biopharma Corporation (formerly Tekmira Pharmaceuticals Corporation), for our Unlocked Nucleobase Analog (“UNA”) technology; (5) licensing agreements with two large international companies (i.e., Novartis and Monsanto) for certain chemistry and delivery technologies; and (6) our own FAP Phase 1b/2a clinical trial with the TransKingdom RNA™ interference (“tkRNAi”) platform.

Strategic Direction and Agreement to Acquire Assets

As a result of our financial condition, on February 17, 2016 we announced that our Board of Directors had authorized a process to explore a range of strategic alternatives to enhance stockholder value, and that we have retained an advisor to assist us in exploring such alternatives.

In connection with that process of exploring strategic alternatives, on April 29, 2016 we signed a term sheet with Turing Pharmaceuticals AG (“Turing”), a privately-held biopharmaceutical company focused on developing and commercializing innovative treatments for serious diseases, pursuant to which we would acquire Turing’s intranasal ketamine program for consideration consisting of approximately 53 million shares of our common stock (the “Turing Transaction”). The assets to be acquired from Turing would include all patents and intellectual property rights, clinical development plans, regulatory documents and existing product inventories. As per the term sheet, we would pay to Turing up to $95 million in success-based and sales-based milestones plus a mid-single digit royalty on net sales, if any.

Completion of the proposed Turing Transaction is contingent upon certain conditions, including the completion of customary due diligence considerations, the negotiation, execution and delivery of a definitive purchase agreement, and the satisfaction or waiver of the conditions set forth in the definitive purchase agreement, including, without limitation, the completion by us of a financing transaction yielding proceeds sufficient to initiate and support the Phase 3 efforts for the intranasal ketamine program to be acquired.

There can be no assurance that a definitive purchase agreement will be executed or that a closing of the Turing Transaction will occur. The accompanying consolidated financial statements do not include any adjustments related to the Turing Transaction.

Also in connection with the process of exploring strategic alternatives, on March 10, 2016, we signed a term sheet with Microlin Bio, Inc. (“Microlin”) pursuant to which we would sell to Microlin substantially all of the assets of our historical business operations. On May 3, 2016, we announced that we had determined to terminate negotiations with Microlin with respect to the proposed transaction.

We filed a Current Report on Form 8-K with respect to the Turing Transaction on May 3, 2016. There can be no assurance that we will be successful in consummating the Turing Transaction.

We will need additional capital in order to execute our strategy of concluding the Turing Transaction, and potentially either acquiring other assets or technology or selling our existing assets or technology, or if the foregoing do not occur, our previous strategy of initiating the registration trial for and commercializing CEQ508, filing Investigational New Drug (“IND”) applications for both DM1 and DMD and bringing these two programs to human proof-of-concept trials.

Recent Licensing Agreements

In February 2016, we entered into an evaluation and option agreement covering certain of our platforms for the delivery of an undisclosed genome editing technology. The agreement contains an option provision for the exclusive license of our SMARTICLES platform in a specific gene editing field.

In March 2016, we entered into a license agreement covering certain of our platforms for the delivery of an undisclosed genome editing technology. Under the terms of the agreement, we received an upfront license fee of $0.25 million, and could receive up to $40 million in success-based milestones.

Resignation of CEO

On May 31, 2016, our Board of Directors appointed Joseph W. Ramelli, who has served as a director of our company since August 2012, to serve as acting Chief Executive Officer of our company and as Chairman of our Board of Directors, effective at 5:00 p.m. PDT on June 10, 2016. Mr. Ramelli replaced J. Michael French, who resigned as the President, Chief Executive Officer and Chairman of the Board of our company effective at the close of business on June 10, 2016.

Bridge Financing

On June 20, 2016, we entered into a Note Purchase Agreement (the “Purchase Agreement”) with the purchasers identified on the signature pages thereto (the “Purchasers”), pursuant to which we issued to the Purchasers unsecured promissory notes in the aggregate principal amount of $300,000 (“Notes”). Interest shall accrue on the unpaid principal balance of the Notes at the rate of 12% per annum beginning on September 20, 2016. The Notes will become due and payable on June 20, 2017, provided, that, upon the closing of a financing transaction that occurs while the Notes are outstanding, each Purchaser shall have the right to either: (x) accelerate the maturity date of the Note held by such Purchaser or (ii) convert the entire outstanding principal balance under the Note held by such Purchaser and accrued interest thereon into the securities of the Company that are issued and sold at the closing of such financing transaction.

Further, if we at any time while the Notes are outstanding receive any cash payments in the aggregate amount of not less than $250,000, as a result of the licensing, partnering or disposition of any of the technology held by our company, or any related product or asset, we shall pay to the holders of the Notes, on a pro rata basis, an amount equal to 25% of each payment actually received by our company, which payments shall be applied against the outstanding principal balance of the Notes and the accrued and unpaid interest thereon, until such time as the Notes are repaid in full.

In the Purchase Agreement, we agreed: (x) to extend the termination date of all of the warrants to purchase shares of our common stock (such warrants, the “Prior Warrants”) that were delivered to the purchasers pursuant to that certain Note and Warrant Purchase Agreement, dated as of February 10, 2012, by and among our company, MDRNA Research, Inc., Cequent Pharmaceuticals, Inc. and the purchasers identified on the signature pages thereto, as it has been amended to date, to February 10, 2020 and (y) to extend the anti-dilution protection afforded by Section 3(b) of the Prior Warrants so that such protection would apply to any financing transaction effected by our company on or prior to June 19, 2017 (with any such adjustment only applying to 80% of the Prior Warrants). We further agreed in the Purchase Agreement to file with the SEC within 30 days of the date of the Purchase Agreement a registration statement (or a post-effective amendment to an existing registration statement) to register (or to maintain the registration of) the resale of the shares of our common stock issuable upon exercise of the Prior Warrants by the current holders of the Prior Warrants.

Liquidity

 We have sustained recurring losses and negative cash flows from operations. At March 31, 2016, we had an accumulated deficit of approximately $ 333.4 million ($ 107.7 million of which has been accumulated since we focused on RNA therapeutics in June 2008), negative working capital of $ 2.4 million and $0. 3 million in cash. We have been funded through a combination of licensing payments and debt and equity offerings. As a result of our financial condition, during the period between June 2012 and March 2014, substantially all of our research and development (“R&D”) activities were placed on hold, we exited all of our leased facilities, and all of our employees, other than our chief executive officer (“CEO”), either resigned or were terminated. Due to our current financial condition, our R&D activities have again been placed on hold.

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We believe that our current cash resources will enable us to fund our intended operations through September 2016. Our ability to execute our operating plan beyond such date depends on our ability to obtain additional funding, the closing of the Turing Transaction, and any subsequent plans to acquire other technology or sell our existing assets or technology.

The volatility in our stock price, as well as market conditions in general, could make it difficult for us to raise capital on favorable terms, or at all. If we fail to obtain additional capital when required, we may have to modify, delay or abandon some or all of our planned activities, or terminate our operations. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements included in this report do not include any adjustments that might result from the outcome of this uncertainty.

If the Turing Transaction is not consummated and we are unable to either find a viable purchaser for our assets or to obtain sufficient capital to continue our current operations or any other business that we may acquire, we may be forced to file bankruptcy as we will have minimal capital and operating assets to continue the business.

Nucleic Acid-Based Therapeutics

Overview

Nucleic acid-based therapeutics typically target two types of RNA – coding RNA and non-coding RNA. The targeting of coding RNA is usually associated with inhibition, or the down-regulation, of a specific mRNA via RNAi or mRNA translational inhibition, i.e. a single therapeutic inhibiting the protein expression of a single gene. The targeting of non-coding RNA is usually associated with the modulation (up or down) of a regulatory RNA via miRNA replacement therapy or miRNA inhibition, i.e. a single therapeutic repressing/de-repressing the expression of multiple genes (and thus proteins). The Nobel Prize winning discovery of RNAi in 1998 led not only to its widespread use in the research of biological mechanisms and target validation but also to its application in down-regulating the expression of disease-causing proteins. In this case, the RNAi-based therapeutic, typically a double-stranded siRNA, acts through a naturally occurring process within cells that has the effect of reducing levels of mRNA required for the production of proteins. RNAi enables the targeting of disease at a genetic level and thus is highly specific to particular disease-causing proteins. Like RNAi-based therapeutics, certain single stranded anti-sense oligonucleotides (“ASO”) can also interact with mRNA by inhibiting translation (commonly referred to as mRNA translational inhibition) and likewise are highly specific to a disease-causing protein. On the other hand, miRNAs are small non-coding RNAs that are important in both gene regulation and protein translation. miRNAs exert their biological effect upstream of the RNAi pathway and can ultimately influence the RNAi process. Similar to a siRNA or ASO, a miRNA mimic, which increases the level of a miRNA in the cell, can inhibit protein expression. However, unlike a siRNA or translational inhibitor that targets just one gene, a miRNA mimic can simultaneously repress the expression of multiple proteins associated with the genes controlled by that miRNA target. miRNA antagonists (or antagomirs), which bind to the natural miRNA in the cell and prevents the activity of that miRNA, can allow the simultaneous “de-represssion” of multiple proteins associated with the genes under control of a single miRNA target. The term de-repression is used to describe the biological process, i.e. the binding of a naturally occurring miRNA by an antagomir causes the miRNA to forego its normal activity in repressing/inhibiting protein expression. In other words, the antagomir removes the brakes a miRNA applies to protein expression resulting in increased protein expression. The overall result of an antagomir and miRNA inhibition is an increase in protein expression downstream of the target miRNA. This type of nucleic acid-based therapeutic sets itself apart not only from other nucleic acid-based therapeutics (i.e. siRNA, ASO mRNA translational inhibitors and miRNA mimics), but also from the majority of small molecules and monoclonal antibodies in that it is one of the few mechanisms of action that can cause an increase in protein expression. In summary, nucleic acid-based therapeutics target genes to either prevent the expression of disease causing proteins or to increase protein expression where the absence of the protein contributes to a disease state.

Although nucleic acid-based therapeutics are being developed for a number of diseases in therapeutic areas including cardiovascular, inflammation, and oncology, perhaps the greatest single opportunity for such therapeutics is in orphan diseases. Nucleic acid-based therapeutics are being advanced in indications characterized by “undruggable” targets; that is targets that cannot be modulated by small molecule or monoclonal antibodies. Therapeutic targets to treat rare and orphan diseases are typically “undruggable” targets. Within the biotechnology and pharmaceutical sectors, nucleic acid-based therapeutics are being developed for over a dozen rare and orphan diseases including: Alport Syndrome, Amyotrophic Lateral Sclerosis, Cystic Fibrosis, Duchenne Muscular Dystrophy, Friedreich’s Ataxia, Hemophilia, Hepatic Porphyrias, Hereditary Angioedema, Homozygous Familial Hypercholesterolemia, Huntington’s Disease, Primary Hyperoxaluria (Type I), Myotonic Dystrophy (Type 1), Sickle Cell Disease, Spinal Muscular Atrophy and Transthyretin Familial Amyloid Polyneuropathy. Various nucleic acid-based compounds are in either preclinical or clinical development for the above diseases and include both single- and double-stranded constructs such as: siRNA, miRNA mimics, antagomirs, and ASO utilizing various mechanisms of action such as: RNAi, mRNA translational inhibition, exon skipping, miRNA replacement, miRNA inhibition, and steric blocking. We believe a company that has the capability to develop both single- and double-stranded constructs with sufficient breadth of delivery technologies to get those constructs to the proper cellular targets can capitalize on the specific strength of various nucleic acid mechanisms of action thus creating the greatest chance for clinical success. We believe this multi-faceted approach is particularly applicable for rare and orphan disease indications. Such a capability has the possibility to significantly reduce the risks of failure associated with: (1) off-the-shelf chemistry and/or delivery, (2)

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one-off proprietary chemistry and/or delivery technologies or (3) mechanism of action.

In 2010, we executed on a strategy to consolidate key intellectual property and technologies necessary to create a broad nucleic acid drug discovery platform with the capability to develop both single- and double-stranded constructs and to deliver those constructs to the proper cellular targets. Besides a key chemistry – CRN – which provides us the freedom to develop single-stranded constructs, we acquired two additional delivery technologies providing us: (1) an ability to deliver oligonucleotides via oral administration to treat gastro-intestinal disorders and (2) a significant expansion of our lipid-based delivery capability. With these acquisitions and the further development and advancement of those technologies from 2010 to the present, we feel we have established the broadest nucleic acid drug discovery platform in the sector and validated that platform through the following partnerships and licensing transactions: (1) ProNAi licensing SMARTICLES for systemic administration of a DNAi oligonucleotide to treat recurrent and relapsed non-Hodgkin’s Lymphoma – currently in Phase 2 human testing; (2) Mirna licensing SMARTICLES for systemic administration of a miRNA mimic to treat unresectable primary liver cancer or solid cancers with liver involvement – currently in Phase 1 human testing; (3) Novartis licensing our CRN technology in connection with the development of both single and double-stranded oligonucleotide therapeutics; (4) Arcturus licensing our UNA technology in connection with the development of siRNAs utilizing RNAi for the down-regulation of gene expression; (5) Monsanto licensing certain of our delivery and chemistry technologies for agricultural applications; and (6) MiNA licensing SMARTICLES for systemic administration of a small activating RNA to treat unresectable primary liver cancer or solid cancers with liver involvement and liver diseases. Further, between the clinical programs of ProNAi and Mirna with SMARTICLES and our own clinical program using the tkRNAi technology, we believe we are the only company in the space whose delivery technologies are being used, in human clinical trials, to deliver three different types of nucleic acid compounds via two modes of administration: (1) oral administration of a double-stranded shRNA; (2) systemic administration of a double-stranded miRNA mimic and (3) systemic administration of a single-stranded DNA decoy. We believe every other company’s technologies, in clinical development, are limited to a single mode of administration (only intravenous, intramuscular and sub-cutaneous) and a single nucleic acid payload.

Together with our existing and potential future partners, the intention of our historical operations has been to continue to build our understanding of the unique chemistry and delivery technologies we have assembled in order to effectively develop novel nucleic acid-based therapeutics for the treatment of human disease while minimizing the risk of failure. It had been out intention to focus our development efforts toward certain orphan disease indications and collaborate with both biotechnology and pharmaceutical companies in the development of other orphan and non-orphan diseases.

Nucleic Acid-Based Drug Discovery Platform

Through the advancement of our FAP clinical program and pre-clinical programs in DM1 and DMD, we have taken steps to make improvements in both areas crucial to the development of nucleic acid-based therapeutics: constructs and delivery technologies. Although each area is equally important to the development of an effective therapeutic, the scientific challenges of delivery are one of the most significant obstacles to the broad use of nucleic acid-based therapeutics in the treatment of human disease including orphan diseases.

UsiRNA Constructs. Our UsiRNAs, which are siRNA with substitution of UNA bases in place of RNA bases in key regions of the double-stranded construct, have shown important advantages in terms of efficacy and safety, when compared to standard siRNA molecules and modifications. UsiRNAs are highly active in rodent-based disease models, non-disease rodent models, and non-human primates. UsiRNAs function via RNAi to cut the targeted mRNA into two pieces in such a manner that the target mRNA can no longer function and thereby decreasing the production of the protein associated with the gene target. In the case of bladder cancer, liver cancer and malignant ascites, the UsiRNAs decrease tumor growth in the respective rodent disease model. UsiRNAs have demonstrated a lower potential for cytokine induction and provide resistance to nuclease degradation, two effects that are often prominent with standard siRNAs. Most importantly, substitution with UNA at specific sites greatly increases the specificity for RNAi and improves their profile for therapeutic use. Substitution in the passenger strand can eliminate the ability of this strand to act in the RNAi pathway and, thereby, the potential for unwanted effects on other targets or competition with guide strand activity by loading into the intracellular RNAi machinery. Substitution of UNA within the guide strand can eliminate miRNA-like effects that occur with standard siRNA. This miRNA-like off-target activity cannot often be addressed by bioinformatics and can result in severe loss of activity if addressed with standard chemical modification of RNA. Overall these data indicate that not only do UsiRNAs maintain potent RNAi activity, they may also have superior drug like properties, through a combination of greater target specificity, improved safety and lower total dosing, when compared to typical siRNA-based compounds resulting in more effective protein down-regulation.

Conformationally Restricted Nucleotides (CRN). CRNs are novel nucleotide analogs in which the flexible ribose sugar is locked into a rigid conformation by a small chemical linker. By restricting the flexibility of the ribose ring, CRNs can impart a helix-type structure typically found in naturally occurring RNA. For single stranded oligonucleotide therapeutics, the impact of CRN substitution dramatically increases the therapeutics’ affinity for the target mRNA or miRNA while imparting significant resistance to nuclease degradation. Additionally, CRNs can significantly improve the thermal stability of double-stranded constructs, such as siRNAs. We

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reported in vivo dose-dependent efficacy with a CRN-substituted antagomir against miRNA-122 (“miR-122”). The efficacy in a rodent model was demonstrated by up to a 5-fold increase in AldoA, a well-known downstream gene regulated by miR-122. In addition, downstream targets GYSI and SLC7A1 were also elevated. The increase in these downstream gene targets was achieved by the sequestration of miR-122 by a high affinity CRN-substituted antagomir. In addition, the CRN-substituted antagomir, which was dosed for three consecutive days at up to 50 mg/kg/day, was extremely well tolerated in rodents as evidenced by normal serum chemistry parameters and no body weight changes. CRNs are critical to our ability to develop single-stranded oligonucleotides.

Delivery. We have two liposomal-based delivery platforms. The first platform, SMARTICLES, defines a novel class of liposomes that are fully charge-reversible particles allowing delivery of active substance (siRNA, single-stranded oligonucleotides, etc.) inside a cell either by local or systemic administration. SMARTICLES-based liposomes are designed to ensure stable passage through the bloodstream and the release of nucleic acid payloads within the target cell where they can exert their therapeutic effect by engaging either the RNAi pathway or directly with mRNA. To date, SMARTICLES-delivered nucleic acid drug candidates, which have been administered to approximately 100 patients, have demonstrated: (1) delivery to tumor in Phase 1 and 2 clinical trials; (2) statistically significant, dose-dependent, and specific knockdown of a gene target in a Phase 1 clinical trial; (3) single agent anti-tumor activity in patients with recurrent or refractory non-Hodgkin’s lymphoma (NHL) in a Phase 2 clinical trial; and (4) anti-tumor efficacy with both single- and double-stranded oligonucleotides in rodent models.

ProNAi’s clinical compound, PNT2258, is a first-in-class, 24-base, single-stranded, chemically-unmodified DNA oligonucleotide drug targeting BCL2. PNT2258 exhibits single agent anti-tumor activity in patients with recurrent or refractory NHL. Eighty-two percent of patients had tumor shrinkage when receiving single-agent therapy with PNT2258. To date, overall response rate in patients with follicular lymphoma is 40 percent and in patients with diffuse large B-cell lymphoma overall response is 50 percent. PNT2258 is safe at a dose of 120 mg/m2 administered intravenously for 2 to 3 hours on days 1 through 5 of a 21-day schedule. No tumor lysis syndrome or major organ toxicities were observed. No occurrences of elevated liver enzymes, hyperkalemia, hyperphosphatemia, hypocalcemia, renal failure/dysfunction, or infections were noted nor were any Grade 4 toxicities. PNT2258 drug exposure levels (AUC) exceeded by at least four-fold that required for anti-tumor activity in xenograft studies of human tumors, consistent with the Phase 1 trial. In addition, as reported at the Annual Meeting of the American Society of Hematology in December 2014, investigators for the study concluded that: (1) PNT2258 treatment results in significant, durable responses in patients with relapsed or refractory non-Hodgkin’s Lymphoma (r/r NHL); (2) eleven of the thirteen (11/13) patients treated achieved clinical benefit, with ongoing Progression Free Survival (PFS) extending to 18 months and beyond; (3) PNT2258 is demonstrably active in patients with diffuse large B-cell lymphoma (DLBCL) – all four of the patients (4/4) with DLBCL responded to PNT2258, with three patients achieving complete responses (CR) and one patient achieving a partial response (PR), with durations extending to greater than 500 days; (4) durable and clinically meaningful CR’s and PR’s were achieved in subjects with aggressive disease, such as Richter’s transformation and Burkitt’s-like DLBCL; (5) noteworthy durable CR’s and PR’s were also observed in subjects with advanced stage follicular lymphoma (FL); and (6) PNT2258 therapy is safe and very well-tolerated with dosing periods up to and exceeding 18 months. In January 2015, ProNAi reported that the first patient with relapsed or refractory diffuse large B-cell lymphoma had enrolled in the “Wolverine” Phase 2 study and had been treated with PNT2258.

Mirna’s clinical compound, MRX34, is a double-stranded miRNA “mimic” of the naturally occurring tumor suppressor miR-34, which inhibits cell cycle progression and induces cancer cell death. The Phase 1 MRX34 study, for the treatment of patients with unresectable primary liver cancer or solid cancers with liver involvement, is designed with an initial dose-escalation phase of approximately 30 patients, followed by an expansion phase of approximately 18 additional patients after the recommended Phase 2 dose has been identified. MRX34 is administered intravenously twice a week for three weeks with one week off, during 28-day cycles, until disease progression or intolerance. Interim safety data from the multicenter, open-label Phase 1 clinical trial of MRX34 showed that MRX34 has a manageable safety profile with only one incident of a dose-limiting toxicity observed to date. In addition, as reported at the European Organisation for Research and Treatment of Cancer in November 2014, data show that MRX34 has a manageable safety profile in patients with advanced primary liver cancer (hepatocellular carcinoma), other solid tumors with liver metastasis, and hematological malignancies. At the 2015 Annual Meeting of the American Association for Cancer Research in April 2015, Mirna reported that a molecular analysis of white blood cells from patients treated with MRX34 showed a dose dependent repression of several key oncogenes previously identified as direct miR-34 targets including FOXP1, BCL2, HDAC1 and CTNNB1. These data suggest delivery of miR-34 into human white blood cells and engagement of several biological targets of miR-34. A maximum tolerated dose (MTD) was established at 110mg/m2 for MRX34 administered twice weekly for three weeks followed by one week off. While this Phase 1 study is intended to investigate safety, tolerability, pharmacokinetics, and dosing regimens, treatment with MRX34 has provided early signals of clinical activity in advanced cancer patients with primary liver, neuroendocrine, colorectal and small cell lung cancers, as well as diffuse large B-cell lymphoma.

We believe the combined clinical delivery experiences of ProNAi and Mirna are impressive and that SMARTICLES is a potential product differentiator in the further development of our orphan disease clinical pipeline.

The second platform utilizes amino-based liposomal delivery technology and incorporates a novel and proprietary molecule we

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call DiLA2 (Di-Alkylated Amino Acid). Our scientists designed this molecule based on amino acid (e.g., peptide/protein-based) chemistry. A DiLA2-based liposome has several potential advantages over other liposomes, such as: (1) a structure that may enable safe and natural metabolism by the body; (2) the ability to adjust liposome size, shape, and circulation time, to influence bio-distribution; and (3) the ability to attach molecules that can influence other delivery-related attributes such as cell specific targeting and cellular uptake. Our formulations for delivery of UsiRNAs, using different members of the DiLA2 family, have demonstrated safe and effective delivery in rodents with metabolic targets (e.g., ApoB) and in cancer models using both local and systemic routes of administration. Safe and effective delivery with DiLA2-based formulations has also been achieved in non-human primates.

In addition to our liposomal-based delivery platforms, we have used peptides for both the formation of stable siRNA nanoparticles as well as targeting moieties for siRNA molecules. This research has included: (1) the use of peptide technology to “condense” siRNAs into compact and potent nanoparticles; (2) screening of our proprietary Trp Cage phage display library for targeting peptides; and (3) internal discovery and development of peptides and other compounds recognized as having cellular targeting or cellular uptake properties. The goal in the use of such technologies is to minimize the amount of final drug required to produce therapeutic response by increasing the potency of the drug product as well as by directing more of the final drug product to the intended site of action.

TransKingdom RNA™ interference (tkRNAi) platform. tkRNAi is a broad-reaching platform that can be used to develop highly specific drug products for a diverse set of diseases. The tkRNAi platform involves the modification of bacteria to deliver short-hairpin RNA (“shRNA”) to cells of the gastrointestinal tract. A significant advantage of the tkRNAi platform is oral (by mouth) delivery making this platform extremely patient friendly while harnessing the full potential of the RNAi process. The tkRNAi platform has demonstrated in vivo mRNA down-regulation of both inflammatory and cancer targets, thus providing a unique opportunity to develop RNAi-based therapeutics against inflammation and oncology diseases such as Crohn’s Disease, ulcerative colitis and colon cancer. For our own clinical pipeline, we have used the tkRNAi platform to discover and develop CEQ508 for the treatment of FAP.

Clinical Program. CEQ508 is being developed for the treatment of FAP, a hereditary condition that occurs in approximately 1:10,000 persons worldwide. FAP is caused by mutations in the adenomatous polyposis coli gene. As a result of these mutations, epithelial cells lining the intestinal tract have increased levels of the protein ß-catenin, which in turn results in uncontrolled cell growth. Proliferation (uncontrolled cell growth) of the epithelial cells results in the formation of hundreds to thousands of non-cancerous growths (polyps) throughout the large intestine. By age 35, 95% of individuals with FAP have developed polyps and most will experience adverse effects including increased risk of bleeding and the potential for anemia. In more severe cases, obstruction of the intestines, abdominal pain, and severe bouts of diarrhea or constipation can occur. FAP patients are also at an increased risk of various cancers but specifically colon cancer. If measures are not taken to prevent the formation of polyps or to remove the polyps, nearly 100% of FAP patients will develop colon cancer. Currently, there is no approved therapeutic for the treatment of FAP. For many patients, complete colectomy (surgical removal of the entire large intestine), usually performed in the late teenage years or early twenties, is the only viable option for treatment. However, surgical intervention is not curative as the risk of polyps forming in the remaining portions of the intestinal tract and in the small intestine continues after colectomy. Most people with the genetic condition are in registries maintained in clinics and state institutions. Based on limited prevalence data, we believe the U.S. and European FAP patient population are each approximately 30,000 patients, with another 40,000 patients in Asia.

CEQ508 is the first drug candidate in a novel class of therapeutic agents utilizing the tkRNAi platform and the first orally administered RNAi-based therapeutic in clinical development. CEQ508 comprises attenuated bacteria that are engineered to enter into dysplastic tissue and release a payload of shRNA, a mediator in the RNAi pathway. The shRNA targets the mRNA of ß-catenin, which is known to be dysregulated in classical FAP. CEQ508 is being developed as an orally administered treatment to reduce the levels of ß-catenin protein in the epithelial cells of the small and large intestine. Upon enrollment in the Phase 1b/2a clinical trial, patients are placed in one of four dose-escalating cohorts. Following completion of the dose escalation phase, the trial plan calls for a stable-dose phase in which patients will receive the highest safe dose. Under the trial protocol, CEQ508 is administered daily in an oral suspension for 28 consecutive days. In April 2012, we announced the completion of dosing for Cohort 2 in the Dose Escalation Phase of the START-FAP (Safety and Tolerability of an RNAi Therapeutic in Familial Adenomatous Polyposis) clinical trial of CEQ508. We have not proceeded with the dosing of Cohort 3 patients due to our financial condition.

The FDA granted ODD and FTD to CEQ508 for the treatment of FAP. Orphan drug designation entitles us to seven years of marketing exclusivity for CEQ508 for the treatment of FAP upon regulatory approval, as well as the opportunity to apply for: (1) grant funding from the U.S. government to defray costs of clinical trial expenses, (2) tax credits for clinical research expenses and (3) exemption from the FDA's prescription drug application fee. Further, FTD permits more frequent communications with the FDA and may facilitate the receipt of Accelerated Approval and Priority Review for CEQ508.

Pre-Clinical Programs. With the breadth of our nucleic acid-based drug discovery platform, we believe we are in a unique position to develop both single- and double-stranded clinical candidates to treat various neuromuscular disorders and dystrophies within the orphan drug space. Neuromuscular disorders affect the nerves that control voluntary muscles, such as those that control the

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arms and legs. Nerve cells, also called neurons, send messages that control these muscles. When the neurons become unhealthy or die, communication between the nervous system and muscles breaks down. As a result, muscles weaken and waste away. Likewise, dystrophies are progressive degenerative disorders affecting skeletal muscles. In both cases, the diseases can often affect other organ systems such as the heart and central nervous system. Many neuromuscular diseases and almost all dystrophies are genetic, which means there is a mutation in the genes which in many cases is passed from parent to child. Although a cure for these disorders may present itself in the future, the goal of our drug development effort has been to improve symptoms, increase mobility and increase the individual’s lifespan. We have pursued pre-clinical efforts in two orphan disease indications – DM1 and DMD.

Myotonic dystrophy is one of a classification of inherited disorders named muscular dystrophies. It is the most common form of muscular dystrophy that begins in adulthood and is characterized by progressive muscle wasting and weakness. Individuals with this disorder often have prolonged muscle contractions (myotonia) and are not able to relax certain muscles after use. There are two major types of myotonic dystrophy: type 1 and type 2. Signs and symptoms overlap, although type 2 tends to be milder than type 1. Myotonic dystrophy affects at least 1:8,000 people worldwide. The prevalence of the two types of myotonic dystrophy varies among different geographic and ethnic populations. In most populations, type 1 appears to be more common than type 2.

Duchenne muscular dystrophy is a rare muscle disorder affecting approximately 1:3,500 male births worldwide. Like myotonic dystrophy, DMD is also characterized by muscle wasting and weakness starting first in the pelvic area followed by shoulder muscles. DMD is typically diagnosed between three and six years of age. As the disease progresses, muscle weakness and wasting spreads to the trunk and forearms and gradually progresses to involve additional muscles of the body. The disease is progressive and most affected individuals require a wheelchair by the teenage years. Serious life-threatening complications may ultimately develop including disease of the heart muscle and respiratory difficulties.

We believe our delivery technologies, combined with our CRN chemistry, could facilitate the development of best-in-class miRNA antagonists and mimics as well as ASO targeting translational inhibition and exon-skipping ASOs targeting cytosine-uracil-guanine (CUG) repeats in affected mRNA for the treatment of DM1 and DMD. Further, the ability to work with all of these modalities is potentially critically important to the treatment of these multi-system diseases, as the disease is not limited to skeletal muscle but also affects the heart and central nervous system. While current technologies are limited by either a single-stranded or a double-stranded approach, our platform could allow the pursuit of whichever nucleic acid modality most effectively treats each diseases.

Partnering and Licensing Agreements

Hongene Biotechnology – In September 2015, we entered into a license agreement with Hongene, a leader in process development and analytical method development of oligonucleotide therapeutics, regarding the development and supply of certain oligonucleotide constructs using our CRN technology. We could receive double digit percentage royalties on the sales of research reagents using our CRN technology.

 MiNA – On December 17, 2014, we entered into a license agreement with MiNA regarding the development and commercialization of small activating RNA based therapeutics utilizing MiNA’s proprietary oligonucleotides and our SMARTICLES nucleic acid delivery technology. MiNA will have full responsibility for the development and commercialization of any products arising under the agreement. We recognized an upfront fee of $0.5 million in 2014, subsequently received in January 2015, and an accelerated milestone payment of $200,000 in November 2015. We could receive up to an additional $49 million in clinical and commercialization milestone payments, as well as royalties on sales, based on the successful development of MiNA’s potential product candidates.

Rosetta – On April 1, 2014, we entered into a strategic alliance with Rosetta to identify and develop miRNA-based products designed to diagnose and treat various neuromuscular diseases and dystrophies. Under the terms of the alliance, Rosetta will apply its industry leading miRNA discovery expertise for the identification of miRNAs involved in the various dystrophy diseases. If the miRNA is determined to be correlative to the disease, Rosetta may further develop the miRNA into a diagnostic for patient identification and stratification. If the miRNA is determined to be involved in the disease pathology and represents a potential therapeutic target, Marina may develop the resulting miRNA-based therapeutic for clinical development. The alliance is exclusive as it relates to neuromuscular diseases and dystrophies, with both companies free to develop and collaborate outside this field both during and after the terms of the alliance.

Arcturus – On August 9, 2013, we and Arcturus Therapeutics, Inc. (“Arcturus”) entered into a Patent Assignment and License Agreement, pursuant to which we assigned our UNA technology for the development of RNAi therapeutics to Arcturus. In consideration for entering into the agreement, we received a one-time payment in full of $0.8 million for the Patent Assignment and License Agreement and transferred the Protiva Biotherapeutics, Inc. (i.e. Arbutus) and Ribotask AsP license agreements to Arcturus. In addition, under the terms of the agreement, we retained a worldwide, fully-paid, royalty free, non-exclusive license to the UNA technology equal to the non-exclusive rights licensed by Arbutus and F. Hoffman-La Roche Inc. and by F. Hoffman-La Roche Ltd.

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(rights owned now by Arrowhead Research, Inc.).

Arbutus – On November 28, 2012, we entered into a License Agreement with Arbutus, whereby we provided Arbutus a worldwide, non-exclusive license to our UNA technology for the development of RNAi therapeutics. Arbutus will have full responsibility for the development and commercialization of any products arising under the License Agreement. In consideration for entering into the agreement, we received an upfront payment of $0.3 million, and are eligible to receive milestone payments upon the satisfaction of certain clinical and regulatory milestone events and royalty payments in the low single digit percentages on products developed by Arbutus that use UNA technology. Arbutus may terminate the agreement for convenience in its entirety, or in respect of any particular country or countries, by giving 90 days prior written notice to us. Either party may terminate the agreement immediately upon the occurrence of certain bankruptcy events involving the other party, or, following the expiration of a 120 day cure period (60 days in the event of a default of a payment obligation by Arbutus), upon the occurrence of a material breach of the agreement by the other party. With the purchase of the UNA asset by Arcturus in August 2013, the Arbutus License Agreement transferred to Arcturus.

Novartis – On August 2, 2012, we and Novartis entered into a worldwide, non-exclusive License Agreement for our CRN technology for the development of both single and double-stranded oligonucleotide therapeutics. We received a $1.0 million one-time payment for the non-exclusive license. In addition, in March 2009, we entered into an agreement with Novartis pursuant to which we granted to Novartis a worldwide, non-exclusive, irrevocable, perpetual, royalty-free, fully paid-up license, with the right to grant sublicenses, to our DiLA2-based siRNA delivery platform in consideration of a one-time, non-refundable fee of $7.25 million, which was recognized as license fee revenue in 2009. Novartis may terminate this agreement immediately upon written notice to us.

Avecia – On May 18, 2012, we and Avecia Nitto Denko (“Avecia”) entered into a strategic alliance pursuant to which Avecia will have exclusive rights to develop, supply and commercialize certain oligonucleotide constructs using our CRN chemistry. We are in the process of renegotiating this agreement due to Avecia’s strategic business requirements and our recent license agreement with Hongene. We expect that under the revised agreement, Avecia would provide us a robust supply of current good manufacturing practices (“cGMP”) material for the pre-clinical, clinical and commercialization needs of our company and our partners.

Monsanto – On May 3, 2012, we and Monsanto entered into a worldwide exclusive Intellectual Property License Agreement for our delivery and chemistry technologies. On May 3, 2012, we and Monsanto also entered into a Security Agreement pursuant to which we granted to Monsanto a security interest in that portion of our intellectual property that is the subject of the License Agreement in order to secure the performance of our obligations under the License Agreement. Under the terms of the license agreement, we received $1.5 million in initiation fees, and may receive royalties on product sales in the low single digit percentages. Monsanto may terminate the License Agreement at any time in whole or as to any rights granted thereunder by giving prior written notice thereof to us, with termination becoming effective three months from the date of the notice.

ProNAi – On March 13, 2012, we entered into an Exclusive License Agreement with ProNAi regarding the development and commercialization of ProNAi’s proprietary DNAi-based therapeutics utilizing SMARTICLES. The License Agreement provides that ProNAi will have full responsibility for the development and commercialization of any products arising under the License Agreement. Under terms of the License Agreement, we could receive up to $14 million for each gene target in upfront, clinical and commercialization milestone payments, as well as royalties in the single digit percentages on sales, with ProNAi having the option to select any number of gene targets. Either party may terminate the License Agreement upon the occurrence of a default by the other party (subject to standard cure periods), or upon certain events involving the bankruptcy or insolvency of the other party. ProNAi may also terminate the License Agreement without cause upon ninety (90) days' prior written notice to us.

Mirna – On December 22, 2011, we entered into a License Agreement with Mirna regarding the development and commercialization of miRNA-based therapeutics utilizing Mirna’s proprietary miRNAs and SMARTICLES. The License Agreement provides that Mirna will have full responsibility for the development and commercialization of any products arising under the License Agreement and that we will support pre-clinical and process development efforts. Under terms of the License Agreement, we could receive up to $63 million in upfront, clinical and commercialization milestone payments, as well as royalties in the low single digit percentages on sales, based on the successful development of Mirna’s product candidates. Either party may terminate the License Agreement upon the occurrence of a default by the other party. Mirna may also terminate the License Agreement without cause upon 60 days prior written notice to us. We and Mirna entered into two amendments to this agreement in December 2013 and in May 2015, pursuant to which Mirna made certain pre-payments to us in the aggregate amount of $1.0 million and $0.5 million, respectively, and now has additional rights to its lead program, MRX34. Further under the amendment, Mirna optioned exclusivity on several additional miRNA targets.

Novosom – On July 27, 2010, we entered into an agreement pursuant to which we acquired the intellectual property of Novosom AG (“Novosom”) of Halle, Germany for SMARTICLES, which significantly broadens the number of approaches we may take for systemic and local delivery of our proprietary UNA and CRN-based oligonucleotide therapeutics. We issued an aggregate of .014 million shares of our common stock to Novosom as consideration for the acquired assets. The shares had a value equal to

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approximately $3.8 million, which was recorded as research and development expense. As additional consideration for the acquired assets, we will pay to Novosom an amount equal to 30% of the value of each upfront (or combined) payment actually received by us in respect of the license of liposomal-based delivery technology or related product or disposition of the liposomal-based delivery technology by us, up to $3.3 million, which amount will be paid in shares of our common stock, or a combination of cash and shares of our common stock, at our discretion. To date we have issued an aggregate of 1.9 million shares of common stock to Novosom representing additional consideration of $1.1 million as a result of the license agreements and amendments to such license agreements that we entered into with our partners.

Valeant Pharmaceuticals – On March 23, 2010, we acquired intellectual property related to our CRN chemistry from Valeant Pharmaceuticals North America (“Valeant”) in consideration of payment of a non-refundable licensing fee of $0.5 million which was included in research and development expense in 2010. Subject to meeting certain milestones triggering the obligation to make any such payments, we may be obligated to make a product development milestone payment of $5.0 million and $2.0 million within 180 days of FDA approval of a New Drug Application for our first and second CRN related product, respectively. To date, we had not made any such milestone payments but have milestone obligations of $0.1 million based on CRN licenses to date. Valeant is entitled to receive earn-outs based upon a percentage in the low single digits of future commercial sales and earn-outs based upon a percentage in the low double digits of future revenue from sublicensing. Under the agreement we are required to use commercially reasonable efforts to develop and commercialize at least one covered product. If we have not made earn-out payments of at least $5.0 million prior to March 2016, we are required to pay Valeant an annual amount equal to $50,000 per assigned patent which shall be creditable against other payment obligations. We do not expect to achieve the earn-out minimum prior to March 2016. The term of our financial obligations under the agreement shall end, on a country-by-country basis, when there no longer exists any valid claim in such country. We may terminate the agreement upon 30 day notice, or upon 10 day notice in the event of an adverse results from clinical studies. Upon termination, we are obligated to make all payments accrued as of the effective date of such termination but shall have no future payment obligations.

University of Helsinki – On June 27, 2008, we entered into a collaboration agreement with Dr. Pirjo Laakkonen and the Biomedicum Helsinki. The goal of the work involves our patented phage display library, the Trp Cage library, for the identification of peptides to target particular tissues or organs for a given disease. In December 2009, we received a patent allowance in the U.S. covering a targeting peptide for preferential delivery to lung tissues that was identified by us using the Trp Cage Library. We believe the Trp Cage library will be a source of additional peptides for evaluation in our delivery programs, and we will have a strong IP position for these peptides and their use. This agreement terminated by its terms in June 2012. Under this agreement, we may be obligated to make product development milestone payments of up to €275,000 in the aggregate for each product developed under this research agreement if certain milestones are met. To date, we have not made, and are not under any current obligation to make, any such milestone payments, as the conditions that would trigger any such milestone payment obligations have not been satisfied. In addition, upon the first commercial sale of a product, we are required to pay an advance of 0.25€ million against which future royalties will be credited. The percentage royalty payment required to be made by us to the University of Helsinki is a percentage of gross revenues derived from work performed under the Helsinki Agreement in the low single digits.

Proprietary Rights and Intellectual Property

We rely primarily on patents and contractual obligations with employees and third parties to protect our proprietary rights. We have sought, and intend to continue to seek, appropriate patent protection for important and strategic components of our proprietary technologies by filing patent applications in the U.S. and certain foreign countries. There can be no assurance that any of our patents will guarantee protection or market exclusivity for our products and product candidates. We also use license agreements both to access external technologies and to convey certain intellectual property rights to others. Our financial success will be dependent in part on our ability to obtain commercially valuable patent claims and to protect our intellectual property rights and to operate without infringing upon the proprietary rights of others. As of December 31, 2015, we owned or controlled 146 issued or allowed patents, and approximately 98 pending U.S. and foreign patent applications, to protect our proprietary nucleic acid-based drug discovery capabilities. Our patent portfolio, as of December 31, 2015, consisted of the following:

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Estimated Expiration	No. of Issued/Allowed Patents	Jurisdiction
2019	4 each	U.S.
2020	1 each	Germany
	1 each	U.S.
2021	1 each	U.S.
2022	1 each	Belgium, Brazil, Ireland, Italy, Spain
	2 each	Australia, Canada, China, Japan, Singapore
	3 each	Germany, Netherlands, Switzerland, U.K., Austria, France
	4 each	U.S.
2023	1 each	Austria, France, Germany, Netherlands, Switzerland, U.K.
	2 each	U.S.
2024	1 each	China
	4 each	U.S.
2025	1 each	Australia, Hong Kong, Ireland, Italy, Korea, Spain, Switzerland
	3 each	Japan
	2 each	Canada, France, Germany, U.K.
	4 each	U.S.
2026	1 each	Australia, China, Hong Kong, Mexico, Germany, Spain, France, U.K., Italy
	2 each	Japan, U.S., Canada
2027	1 each	Europe, Australia, Canada
	2 each	Japan
	4 each	U.S.
2028	1 each	France, Germany, U.K., Switzerland, Netherlands, Spain, Italy, Ireland, Hong Kong, Israel
	2 each	New Zealand, China,
	4 each	Australia, Japan
	6 each	U.S.
2029	1 each	China, France, Germany, U.K.
2030	1 each	France, Germany, U.K., Switzerland, Ireland, Italy, Spain, Netherlands, China, Japan
2032	1 each	Singapore

The patents listed in the table above will expire generally between 2019 and 2032, subject to any potential patent term extensions and/or supplemental protection certificates that would extend the terms of the patents in countries where such extensions may become available.

Competition

There are a number of small, mid-sized and large biotechnology companies that compete with us with respect to our historical business. Universities and public and private research institutions are also potential competitors. Our competition is typically focused on a single nucleic acid mechanism of action, i.e. RNAi or mRNA translational inhibition or exon skipping or miRNA replacement therapy. Some of these companies only have a proprietary position around either chemistry or delivery and in fewer cases, their proprietary position arises from their belief that they can patent biology, i.e. miRNA targets. We believe we are the only company in the position of having proprietary chemistry and delivery technologies sufficient to pursue multiple nucleic acid mechanisms of action,

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i.e. RNAi and mRNA translational inhibition and exon skipping and miRNA replacement therapy. Such single mechanism of action competitors include: Alnylam Pharmaceuticals, Arcturus, Benitec Biopharma, Dicerna Pharmaceuticals, Isis Pharmaceuticals (“Isis”), miRagen Therapeutics, Mirna, PhaseRx Pharmaceuticals, Quark Pharmaceuticals, Regulus Therapeutics, RXi Pharmaceuticals, Sarepta Therapeutics (“Sarepta”) and Silence Therapeutics.

Several companies have clinical stage programs with the majority in an orphan disease indication. In particular, Isis has an early stage clinical program in DM1 and Sarepta has a late stage clinical program in DMD.

Government Regulation

 Government authorities in the U.S. and other countries extensively regulate the research, development, testing, manufacture, labeling, promotion, advertising, distribution and marketing, among other things, of drugs and biologic products. All of our foreseeable product candidates (including those for human use that may be developed by our partners based on our licensed technologies) are expected to be regulated as drug products.

In the U.S., the FDA regulates drug products under the Federal Food, Drug and Cosmetic Act (the “FDCA”), and other laws within the Public Health Service Act. Failure to comply with applicable U.S. requirements, both before and after approval, may subject us to administrative and judicial sanctions, such as a delay in approving or refusal by the FDA to approve pending applications, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, and/or criminal prosecutions. Before our drug products are marketed they must be approved by the FDA. The steps required before a novel drug product is approved by the FDA include: (1) pre-clinical laboratory, animal, and formulation tests; (2) submission to the FDA of an Investigational New Drug Application (“IND”) for human clinical testing, which must become effective before human clinical trials may begin; (3) adequate and well-controlled clinical trials to establish the safety and effectiveness of the product for each indication for which approval is sought; (4) submission to the FDA of a New Drug Application (“NDA”); (5) satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug product is produced to assess compliance with cGMP and FDA review and finally (6) approval of an NDA.

Pre-clinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. The results of the pre-clinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before human clinical trials may begin. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions, such as the conduct of the trials as outlined in the IND. In such a case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. There can be no assurance that submission of an IND will result in FDA authorization to commence clinical trials. Once an IND is in effect, each clinical trial to be conducted under the IND must be submitted to the FDA, which may or may not allow the trial to proceed.

Clinical trials involve the administration of the investigational drug to human subjects under the supervision of qualified physician-investigators and healthcare personnel. Clinical trials are typically conducted in three defined phases, but the phases may overlap or be combined. Phase 1 usually involves the initial administration of the investigational drug or biologic product to healthy individuals to evaluate its safety, dosage tolerance and pharmacodynamics. Phase 2 usually involves trials in a limited patient population, with the disease or condition for which the test material is being developed, to evaluate dosage tolerance and appropriate dosage; identify possible adverse side effects and safety risks; and preliminarily evaluate the effectiveness of the drug or biologic for specific indications. Phase 3 trials usually further evaluate effectiveness and test further for safety by administering the drug or biologic candidate in its final form in an expanded patient population. Our product development partners, the FDA, or we may suspend clinical trials, if any, at any time on various grounds, including any situation where we or our partners believe that patients are being exposed to an unacceptable health risk or are obtaining no medical benefit from the test material.

Assuming successful completion of the required clinical testing, the results of the pre-clinical trials and the clinical trials, together with other detailed information, including information on the manufacture and composition of the product, are submitted to the FDA in the form of an NDA requesting approval to market the product for one or more indications. Before approving an application, the FDA will usually inspect the facilities where the product is manufactured, and will not approve the product unless cGMP compliance is satisfactory. If the FDA determines the NDA is not acceptable, the FDA may outline the deficiencies in the NDA and often will request additional information. If the FDA approves the NDA, certain changes to the approved product, such as adding new indications, manufacturing changes or additional labeling claims are subject to further FDA review and approval. The testing and approval process requires substantial time, effort and financial resources, and we cannot be sure that any approval will be granted on a timely basis, if at all.

Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000

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individuals in the U.S. and for which there is no reasonable expectation that the cost of developing and making available in the U.S. a drug for this type of disease or condition will be recovered from sales in the U.S. for that drug. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. If a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a full BLA, to market the same drug for the same indication, except in very limited circumstances, for seven years. The FDA granted orphan drug designation to CEQ508 for the treatment of FAP in December 2010.

In addition, regardless of the type of approval, we and our partners are required to comply with a number of FDA requirements both before and after approval. For example, we and our partners are required to report certain adverse reactions and production problems, if any, to the FDA, and to comply with certain requirements concerning advertising and promotion for products. In addition, quality control and manufacturing procedures must continue to conform to cGMP after approval, and the FDA periodically inspects manufacturing facilities to assess compliance with cGMP. Accordingly, manufacturers must continue to expend time, money and effort in all areas of regulatory compliance, including production and quality control to comply with cGMP. In addition, discovery of problems, such as safety problems, may result in changes in labeling or restrictions on a product manufacturer or NDA holder, including removal of the product from the market.

Product Liability

We currently do not carry product liability insurance as no patients are currently being treated with our products. We may renew our product liability insurance portfolio if patient access to our products is resumed.

Environmental Compliance

Our research and development activities have involved the controlled use of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specific waste products. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of bio-hazardous materials. The cost of compliance with these laws and regulations could be significant and may adversely affect capital expenditures to the extent we are required to procure expensive capital equipment to meet regulatory requirements. At this time, we are not conducting any R&D activities that require compliance with federal, state or local laws.

Employees

As of the date of this prospectus , our interim CEO is our only full-time employee. We have also been utilizing approximately five consultants, the majority of whom previously were either employees of or consultants to our company, to support our on-going operations. None of our employees are covered by collective bargaining agreements.

Properties

We do not own or lease any real property or facilities that are material to our business operations. As we seek to restart our business operations, we plan to lease facilities in order to support our development, operational, and administrative needs under our current operating plan. There can be no assurance that such facilities will be available, or that they will be available on suitable terms. Our inability to obtain such facilities will have a material adverse effect on our future plans and operations.

Legal Proceedings

We are subject to various legal proceedings and claims that arise in the ordinary course of business. Our management currently believes that resolution of such legal matters will not have a material adverse impact on our financial position, results of operations or cash flows.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable.

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MANAGEMENT

Executive Officers and Directors

General

As of June 20 , 2016, the number of members of our Board of Directors is fixed at five (5). The members of our Board of Directors as of such date are as follows:

Name	Age	Position	Director Since
Joseph W. Ramelli	47	Interim Chief Executive Officer and Chairman of the Board of Directors	August 2012
Stefan C. Loren, Ph.D.	51	Lead Independent Director	August 2012
Philip C. Ranker	56	Director	January 2014
Donald A. Williams	57	Director	September 2014

The biographies of each director below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and information regarding involvement in certain legal or administrative proceedings, if applicable.

Joseph W. Ramelli – Mr. Ramelli has served as our interim chief executive officer (“CEO”) and chairman of our board of directors since June 10, 2016, and as a director of our company since August 2012. Mr. Ramelli currently works as a consultant for several investment funds providing in-depth due diligence and investment recommendations. He has over 20 years of experience in the investment industry, having worked as both an institutional equity trader and as an equity analyst at Eos Funds, Robert W. Duggan & Associates and Seneca Capital Management. Mr. Ramelli graduated with honors from the University of California at Santa Barbara, with a B.A. in business economics.

Stefan C. Loren, Ph.D. – Dr. Loren has served as a director of our company since August 2012. Dr. Loren is currently the founder at Loren Capital Strategy LLC, a health care-focused fund management firm. He was previously managing director at Westwicke Partners, a healthcare-focused consulting firm, from 2008 through February 2014. Dr. Loren has over 20 years of experience as a research and investment professional in the healthcare space, including roles at Perceptive Advisors, MTB Investment Advisors, Legg Mason, and Abbott Laboratories. Prior to industry, Dr. Loren served as a researcher at The Scripps Research Institute working with Nobel Laureate K. Barry Sharpless on novel synthetic routes to chiral drugs. His scientific work has been featured in Scientific American, Time, Newsweek and Discover, as well as other periodicals and journals. Dr. Loren has served as a director of GenVec, Inc. since September 2013 and as a director of Cellectar Biosciences, Inc. since June 2015, and within the past five years, he has served on the board of directors of Orchid Cellmark Inc. and Polymedix, Inc. Dr. Loren received a doctorate degree in organic chemistry from the University of California at Berkeley and a bachelor’s degree in chemistry from the University of California San Diego.

Philip C. Ranker – Mr. Ranker has served as a director of our company since January 2014. Currently, Mr. Ranker serves as chief financial officer at Bioness, Inc. Previously he served as our chief accounting officer from September 7, 2011 until September 30, 2011, and then served as our interim chief financial officer and secretary from October 1, 2011 until December 31, 2013. Before that, Mr. Ranker served as chief financial officer of Suneva Medical, Inc. from 2009 to 2011, and as vice president of finance at Amylin Pharmaceuticals, Inc. from 2008 to 2009. Prior to Amylin, Mr. Ranker held various positions with Nastech Pharmaceutical Company Inc. (the predecessor to Marina Biotech) from 2004 to 2008, including vice president of finance from August 2004 until September 2005, and chief financial officer and secretary from September 2005 until January 2008. From September 2001 to August 2004, Mr. Ranker served as director of finance for ICOS Corporation. Prior to working at ICOS, Mr. Ranker served in various positions in corporate accounting, managed care contracting and research and development, including senior finance director, at Aventis Pharmaceutical and its predecessor companies during his nearly 15 years with the organization. From February 2006 until 2010, Mr. Ranker also served as a member of the board of directors and as the chair of the audit committee of ImaRx Therapeutics, Inc., which executed an initial public offering during his tenure. Prior to Aventis, Mr. Ranker was employed by Peat Marwick (currently KPMG)

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as a Certified Public Accountant. Mr. Ranker holds a B.S. in accounting from the University of Kansas.

Donald A. Williams – Mr. Williams has served as a director of our company since September 2014. Mr. Williams is a 35-year veteran of the public accounting industry, retiring in 2014. Mr. Williams spent 18 years as an Ernst & Young (EY) Partner and the last seven years as a partner with Grant Thornton (GT). Mr. Williams’ career focused on private and public companies in the technology and life sciences sectors. During the last seven years at GT, he served as the national leader of Grant Thornton’s life sciences practice and the managing partner of the San Diego Office. He was the lead partner for both EY and GT on multiple initial public offerings; secondary offerings; private and public debt financings; as well as numerous mergers and acquisitions. From 2001 to 2014, Mr. Williams served on the board of directors and is past president and chairman of the San Diego Venture Group and has served on the board of directors of various charitable organizations in the communities in which he has lived. Beginning in 2015, Mr. Williams has served as a director of Proove Biosciences, Inc. and of Alphatec Holdings, Inc. (and its wholly-owned operating subsidiary, Alphatec Spine, Inc.) Mr. Williams is a graduate of Southern Illinois University with a B.S. degree.

Executive Officers of Our Company

Biographical information concerning Joseph W. Ramelli , our interim CEO, is set forth above. Biographical information concerning our interim chief financial officer is set forth below.

Daniel E. Geffken – Mr. Geffken, age 59, is a founder and managing director at Danforth Advisors, LLC, where he has served since 2011. He has worked in both the life science and renewable energy industries for the past 20 years. His work has ranged from early start-ups to publicly traded companies with market capitalizations of in excess of $1 billion. Previously, he served as chief operating officer (“COO”) or CFO of four publicly traded and four privately held companies, including Seaside Therapeutics, Inc., where he served as COO from 2009 to 2011. In addition, he has been involved with multiple rare disease-focused companies in areas such as Huntington's disease, amyotrophic lateral sclerosis, fragile X syndrome, hemophilia A and Gaucher disease, including the approval of enzyme replacement therapies for the treatments of Fabry disease and Hunter syndrome. Mr. Geffken has raised more than $700 million in equity and debt securities. Mr. Geffken started his career as a C.P.A. at KPMG and, later, as a principal in a private equity firm. Mr. Geffken received his M.B.A from the Harvard Business School and his B.S. in economics from The Wharton School, University of Pennsylvania.

Director’s Qualifications

In selecting a particular candidate to serve on our Board of Directors, we consider the needs of our company based on particular attributes that we believe would be advantageous for our Board members to have and would qualify such candidate to serve on our Board given our business profile and the environment in which we operate. The table below sets forth such attributes and identifies which attributes each director possesses.

Attributes	Dr. Loren	Mr. Ramelli	Mr. Ranker	Mr. Williams
Financial Experience	X	X	X	X
Public Board Experience	X		X
Industry Experience	X		X	X
Scientific Experience	X
Commercial Experience		X	X	X
Corporate Governance Experience	X		X	X
Capital Markets Experience	X	X	X	X
Management Experience	X	X	X	X

Certain Relationships and Related Transactions

J. Michael French. Pursuant to the terms and conditions of the employment agreement of J. Michael French, our former president and chief executive officer, we agreed, for the term of Mr. French’s employment with us, to nominate Mr. French for successive terms as a member of the Board of Directors, and to use all best efforts to cause Mr. French to be elected by our shareholders as a member of the Board of Directors.

Family Relationships

There are no familial relationships between any of our officers and directors.

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Director or Officer Involvement in Certain Legal Proceedings

Our directors and executive officers were not involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years.

Audit Committee

Our Audit Committee consists of Mr. Williams (chair) and Mr. Ramelli. The Audit Committee authorized and approved the engagement of the independent registered public accounting firm, reviewed the results and scope of the audit and other services provided by the independent registered public accounting firm, reviewed our financial statements, reviewed and evaluated our internal control functions, approved or established pre-approval policies and procedures for all professional audit and permissible non-audit services provided by the independent registered public accounting firm and reviewed and approved any proposed related party transactions.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees and officers, and the members of our Board of Directors. The Code of Business Conduct and Ethics is available on our corporate website at www.marinabio.com. You can access the Code of Business Conduct and Ethics on our website by first clicking “About Marina Biotech” and then “Corporate Governance.” Printed copies are available upon request without charge. Any amendment to or waiver of the Code of Business Conduct and Ethics will be disclosed on our website promptly following the date of such amendment or waiver.

Independence of the Board of Directors

The Board of Directors utilizes NASDAQ’s standards for determining the independence of its members. In applying these standards, the Board considers commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others, in assessing the independence of directors, and must disclose any basis for determining that a relationship is not material. The Board has determined that two (2) of its current members, namely Stephen Loren, Ph.D. and Donald A. Williams, are independent directors within the meaning of the NASDAQ independence standards. In making these independence determinations, the Board did not exclude from consideration as immaterial any relationship potentially compromising the independence of any of the above directors.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation earned during 2015 and 2014 by our CEO and our other most highly compensated executive officers as of the end of the 2015 fiscal year (“Named Executive Officers”).

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
J. Michael French,	2015	425,000		—	—	—	—	425,000
former President, CEO and Director (4)	2014	288,083	(1)	—	—	774,929	—	1,063,012
Daniel E. Geffken,	2015	—		—	—	__	25,156.35	25,156.35
Interim CFO (2)	2014	—		—	—	—	136,422	136,422

(1)	Although Mr. French’s employment agreement provided for an annual base salary of $340,000 at such times, due to our company’s financial challenges in 2012 and 2013 he worked for a reduced wage during a significant portion of each of those fiscal years. Mr. French agreed to settle outstanding compensation obligations with respect to the 2012 and 2013 fiscal years in the amount of $415,000 in return for the issuance of 1,130,000 shares of common stock. We approved the issuance of these shares to Mr. French, which were valued based on the volume weighted average price of our common stock for the ten trading days ending December 31, 2013 (i.e., $0.33), in January 2014.

(2)	Mr. Geffken was appointed to serve as our interim chief financial officer on May 13, 2014. Mr. Geffken is compensated for his services in this position pursuant to a Consulting Agreement, effective as of January 9, 2014, that we entered into with Danforth Advisors, LLC (“Danforth”). Mr. Geffken is a founder and managing director at Danforth. We paid an aggregate amount of $299,947 to Danforth during the 2014 fiscal year pursuant to the terms of the Consulting Agreement, of which amount Danforth paid $136,422 to Mr. Geffken, with the remainder being paid by Danforth to third-party contractors who performed services under the Consulting Agreement or being utilized for entity expenses. We paid an aggregate amount of $131,670.50 to Danforth during the 2015 fiscal year pursuant to the terms of the Consulting Agreement, of which amount Mr. Geffken’s share was $25,156.35, with the remainder being paid by Danforth to third-party contractors who performed services under the Consulting Agreement or being utilized for entity expenses. Upon the effectiveness of the Consulting Agreement, we issued to Danforth 10-year warrants to purchase up to 100,800 shares of our common stock, which warrants are exercisable at $0.481 per share and vested on a monthly basis over the two-year period beginning on the effective date of the Consulting Agreement.

(3)	Represents the aggregate grant date fair value under FASB ASC Topic 718 of options to purchase shares of our common stock granted during 2014. On September 15, 2014, pursuant to the Amended and Restated Employment Agreement that we entered into with Mr. French, we granted ten-year options to Mr. French to purchase up to 771,000 shares of common stock at an exercise price of $1.07 per share, of which 257,000 options vested on the first anniversary of the grant date, and 514,000 options shall vest in 24 equal monthly installments commencing after the first anniversary of the grant date and shall be vested in full on the third anniversary of the grant date.

(4)	Mr. French resigned as the president and chief executive officer of our company, and as a member of our Board of Directors, effective at the close of business on June 10, 2016. Our Board appointed Joseph W. Ramelli as interim chief executive officer to replace Mr. French.

Narrative Disclosures Regarding Compensation; Employment Agreements

We entered into an employment agreement with Mr. French, our former president and chief executive officer, which was amended and restated on September 15, 2014 . We have also entered into a consulting agreement with Danforth, an entity controlled by Mr. Geffken. The terms and conditions of these agreements are summarized below.

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J. Michael French Employment Agreement

On June 10, 2008, we entered into an employment agreement (the “Original French Agreement”) with J. Michael French pursuant to which Mr. French served as our president and our CEO. The initial term began on June 23, 2008 and ended on June 9, 2011. Thereafter, it continued per its terms on a quarter-to-quarter basis. On September 15, 2014, we entered into an Amended and Restated Employment Agreement (the “Restated French Agreement”) with Mr. French pursuant to which Mr. French shall serve as our President and CEO until September 14, 2017. A copy of the Original French Agreement was filed as Exhibit 10.2 to our Current Report on Form 8-K dated June 10, 2008, and a copy of the Restated French Agreement was filed as Exhibit 10.1 to our Current Report on Form 8-K dated September 15, 2014.

Pursuant to the Original French Agreement, Mr. French was entitled to annual base compensation of $340,000, which amount was increased to $425,000 in the Restated French Agreement. He is also eligible to receive annual performance-based incentive cash compensation, with the targeted amount of such incentive cash compensation being 40% of his annual base compensation for the year under the Original French Agreement, and 50% of his annual base compensation for the year under the Restated French Agreement, but with the actual amount to be determined by the Board or the Compensation Committee.

We agreed in the Restated French Agreement to pay to Mr. French a lump sum within thirty (30) days following full execution of the Restated French Agreement, with such amount being the excess of Mr. French’s base salary under the Restated French Agreement from April 1, 2014 through September 15, 2014, over whatever compensation we had paid to Mr. French as base salary during such period.

Under the Original French Agreement, we granted options to Mr. French to purchase up to 31,500 shares of common stock, of which 10,500 options were exercisable at $50.80 per share, 10,500 options were exercisable at $90.80 per share, and 10,500 options were exercisable at $130.80 per share. The options had a term of 10 years beginning on June 23, 2008. Mr. French agreed to cancel these options effective as of December 31, 2014. Under the Restated French Agreement, we granted ten-year options to Mr. French to purchase up to 771,000 shares of common stock at an exercise price of $1.07 per share, of which 257,000 options vested on the first anniversary of the grant date, 257,000 options shall vest monthly in equal installments commencing after the first anniversary of the grant date and shall be vested in full on the second anniversary of the grant date, and 257,000 options shall vest monthly commencing after the second anniversary of the grant date and shall be vested in full on the third anniversary of the grant date.

If Mr. French’s employment under the Restated French Agreement is terminated without cause or he chooses to terminate his employment for good reason, all of Mr. French’s options that are outstanding on the date of termination shall be fully vested and exercisable upon such termination and shall remain exercisable as specified in the applicable option grant agreements. In addition, he will receive (i) base salary, (ii) incentive cash compensation determined on a pro-rated basis as to the year in which the termination occurs, (iii) pay for accrued but unused paid time off, and (iv) reimbursement for expenses through the date of termination, plus an amount equal to 12 months of his specified base salary at the rate in effect on the date of termination.

If Mr. French’s employment under the Restated French Agreement is terminated for cause or he chooses to terminate his employment other than for good reason, vesting of the options shall cease on the date of termination, any then vested options shall terminate and any then unvested options shall remain exercisable as specified in the applicable grant agreements. He will also receive salary, pay for accrued but unused paid time off, and reimbursement of expenses through the date of termination.

 If Mr. French’s employment under the Restated French Agreement is terminated due to death or disability, Mr. French or his estate, as applicable, is entitled to receive (i) salary, reimbursement of expenses, and pay for accrued but unused paid time off; (ii) incentive cash compensation determined on a pro-rated basis as to the year in which the termination occurs; and (iii) a lump sum equal to base salary at the rate in effect on the date of termination for the lesser of (A) twelve (12) months and (B) the remaining term of the Employment Agreement at the time of such termination. In addition, vesting of all of Mr. French’s options that are outstanding on the date of termination shall cease, and any then vested options shall remain exercisable as specified in the applicable grant agreements.

If Mr. French’s employment under the Restated French Agreement is terminated by us (other than for cause) or by Mr. French (for good reason), and in either case other than because of death or disability, during the one-year period following a change in control of our company, then Mr. French will be entitled to receive as severance: (i) salary, expense reimbursement and pay for unused paid time off through the date of termination; and (ii) a lump-sum amount equal to twelve (12) months of base salary at the rate in effect on the date of termination. In addition, all of Mr. French’s outstanding stock options shall be fully vested and exercisable upon a change of control and shall remain exercisable as specified in the option grant agreements.

Pursuant to the Restated French Agreement, a change in control generally means (i) the acquisition by any person or group of 40% or more of our voting securities, (ii) our reorganization, merger or consolidation, or sale of all or substantially all of our assets, following which our stockholders prior to the consummation of such transaction hold 60% or less of the voting securities of the surviving or acquiring entity, as applicable, (iii) a turnover of the majority of the Board as currently constituted, provided that under most circumstances any individual approved by a majority of the incumbent Board shall be considered as a member of the incumbent

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Board of Directors for this purpose, or (iv) a complete liquidation or dissolution of our company.

The Restated French Agreement also provides that we shall cause the nomination and recommendation of Mr. French for election as a director at the annual meetings of our stockholders that occur during the employment term, and use all best efforts to cause Mr. French to be elected as a non-independent director.

In general, Mr. French has agreed in the Restated French Agreement not to compete with us during the employment term and for six months thereafter, to solicit our partners, consultants or employees for one year following the end of the employment term, or to solicit our clients during the employment term and for twelve months thereafter.

Daniel E. Geffken Consulting Agreement

We have entered into a Consulting Agreement, effective as of January 9, 2014, with Danforth, pursuant to which we engaged Danforth to serve as an independent consultant for the purpose of providing us with certain strategic and financial advice and support services during the one-year period beginning on January 9, 2014. In January 2015, we extended the term of the Consulting Agreement to January 2016. Mr. Geffken, who was appointed to serve as our interim chief financial officer on May 13, 2014, is a founder and managing director at Danforth. We paid an aggregate amount of $131,670.50 to Danforth during the 2015 fiscal year pursuant to the terms of the Consulting Agreement, of which amount Mr. Geffken’s share was $25,156.35, with the remainder being paid by Danforth to third-party contractors who performed services under the Consulting Agreement or being utilized for entity expenses. We also issued to Danforth, upon the effectiveness of the consulting agreement, 10-year warrants to purchase up to 100,800 shares of our common stock, which warrants are exercisable at $0.481 per share and vested on a monthly basis over the two-year period beginning on the effective date of the consulting agreement. The Consulting Agreement may be terminated by either party thereto: (a) with Cause (as defined below), upon thirty (30) days prior written notice; or (b) without Cause upon sixty (60) days prior written notice. “Cause” shall include: (i) a breach of the terms of the Consulting Agreement which is not cured within thirty (30) days of written notice of such default or (ii) the commission of any act of fraud, embezzlement or deliberate disregard of a rule or policy of our company.

Outstanding Equity Awards at Fiscal Year End

2015 Outstanding Equity Awards at Fiscal Year-end Table

The following table sets forth information regarding the outstanding equity awards held by our Named Executive Officers as of the end of our 2015 fiscal year:

		Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name		Exercisable	Unexercisable		(#)	($)	Date	(#)	($)	(#)	($)
J. Michael French	(1)	321,250	449,750	(2)	—	$1.07	9/15/24	—	—	—	—

Daniel E. Geffken	(3)	—	—		—	$—	—	—	—	—	—

(1)	As per an agreement between Mr. French and our company, options to purchase up to 88,972 shares of common stock previously granted to Mr. French were cancelled effective as of December 31, 2014.
(2)	One-third of these options vested on September 15, 2015. The remaining options shall vest in 24 equal monthly installments during the two-year period commencing after September 15, 2015.
(3)	Pursuant to the Consulting Agreement, effective as of January 9, 2014, that we entered into with Danforth, an entity controlled by Mr. Geffken, we issued to Danforth, upon the effectiveness of the Consulting Agreement, 10-year warrants to purchase up to 100,800 shares of our common stock, which warrants are exercisable at $0.481 per share and vested on a monthly basis over the two-year period beginning on January 9, 2014.

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Option re-pricings

We have not engaged in any option re-pricings or other modifications to any of our outstanding equity awards to our Named Executive Officers during fiscal year 2015.

Compensation of Directors

2015 Director Compensation Table

The following Director Compensation table sets forth information concerning compensation for services rendered by our independent directors for fiscal year 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Stefan C. Loren, Ph.D.	$45,000	—	$40,771	—	$85,771
Joseph W. Ramelli	45,000	—	40,771	—	85,771
Philip C. Ranker	45,000	—	40,771		85,771
Donald A. Williams	45,000	—	40,771		85,771
Total	$180,000	—	$163,084	—	$343,084

(1)	Represents the aggregate grant date fair value under FASB ASC Topic 718 of options to purchase shares of our common stock granted during 2014. On January 6, 2015, we granted to each of our non-employee directors options to purchase up to an aggregate of 38,000 shares of our common stock at an exercise price of $0.635 per share, which options represented the option grant covering service during the 2015 fiscal year.

As of December 31, 2015, Dr. Loren, Mr. Ramelli and Mr. Williams each held options to purchase up to 100,000 shares of our common stock, and Mr. Ranker held options to purchase up to 102,500 shares of our common stock.

J. Michael French, who served as a director and as an executive officer of our company until his resignation effective June 10, 2016, has not been included in the Director Compensation Table because he is a Named Executive Officer and did not receive any additional compensation for services provided as a director.

2015 Director Compensation Program: The compensation program for non-employee directors for the 2015 fiscal year consisted of: (i) an annual grant of 5-year options to purchase up to 38,000 shares of our common stock, which options shall vest 50% immediately and 50% after one year; and (ii) an annual cash payment of $45,000 per year, payable quarterly.

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Equity Compensation Plan Information

The following table provides aggregate information as of the end of the 2015 fiscal year with respect to all of the compensation plans under which our common stock is authorized for issuance, including our 2004 Stock Incentive Plan (the “2004 Plan”), our 2008 Stock Incentive Plan (the “2008 Plan”) and our 2014 Long-Term Incentive Plan (the “2014 Plan”):

				Number of Securities
				Remaining Available for
	Number of Securities to be		Weighted- Average	Future Issuance Under Equity
	Issued Upon Exercise of		Exercise Price of	Compensation Plans (Excluding Securities
	Outstanding Options		Outstanding Options	Reflected in Column(a))
Equity compensation plans approved by security holders	1,316,106	(1)	4.66	8,180,519
Total	1,316,106		4.66	8,180,519

(1)	Consists of: (i) 106 shares of common stock underlying awards made pursuant to the 2004 Plan, (ii) 45,000 shares of common stock underlying awards made pursuant to the 2008 Plan and (iii) 1,271,000 shares of common stock underlying awards made pursuant to the 2014 Plan.

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PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the ownership of our common stock as of June 20 , 2016 (the “Determination Date”) by: (i) each current director of our company; (ii) each of our Named Executive Officers; (iii) all current executive officers and directors of our company as a group; and (iv) all those known by us to be beneficial owners of more than five percent (5%) of our common stock.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of the Determination Date, through the exercise of any option, warrant or similar right (such instruments being deemed to be “presently exercisable”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock that could be issued upon the exercise of presently exercisable options and warrants are considered to be outstanding. These shares, however, are not considered outstanding as of the Determination Date when computing the percentage ownership of each other person.

To our knowledge, except as indicated in the footnotes to the following table, and subject to state community property laws where applicable, all beneficial owners named in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of ownership is based on 29,759,503 shares of common stock outstanding as of the Determination Date. Unless otherwise indicated, the business address of each person in the table below is c/o Marina Biotech, Inc., P.O. Box 1559, Bothell, WA 98041. No shares identified below are subject to a pledge.

Name	Number of Shares		Percent of Shares Outstanding (%)
Officers and Directors:
J. Michael French, former Director, President and CEO	1,250,611	(1)	4. 1%
Stefan Loren, Ph.D., Director	304,335	(2)	1.0%
Joseph W. Ramelli, Director and interim CEO	326,603	(3)	1.1%
Philip C. Ranker, Director	1,022,053	(4)	3. 4%
Donald A. Williams, Director	119,000	(5)	*
Daniel E. Geffken, Interim CFO	100,800	(6)	*
All directors and executive officers as a group (6 persons)	3,123,402	(7)	10.3%

* Beneficial ownership of less than 1.0% is omitted.

(1)	Includes presently exercisable options to purchase 428,328 shares of common stock. Pursuant to a settlement agreement, certain securities beneficially owned by Mr. French are held in constructive trust by Mr. French for the benefit of Mr. French and his former spouse.
(2)	Includes presently exercisable options to purchase 119,000 shares of common stock and presently exercisable warrants to purchase 4,032 shares of common stock.
(3)	Includes presently exercisable options to purchase 119,000 shares of common stock.
(4)	Includes presently exercisable options to purchase 121,500 shares of common stock.
(5)	Consists of presently exercisable options to purchase 119,000 shares of common stock.
(6)	Consists of presently exercisable warrants to purchase up to 100,800 shares of common stock issued to Danforth Advisors, LLC.
(7)	Includes presently exercisable options to purchase 906,828 shares of common stock and presently exercisable warrants to purchase 104,832 shares of common stock.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Approval for Related Party Transactions

It has been our practice and policy to comply with all applicable laws, rules and regulations regarding related-person transactions. Our Code of Business Conduct and Ethics requires that all employees, including officers and directors, disclose to the CFO the nature of any company business that is conducted with any related party of such employee, officer or director (including any immediate family member of such employee, officer or director, and any entity owned or controlled by such persons). If the transaction involves an officer or director of our company, the CFO must bring the transaction to the attention of the Audit Committee or, in the absence of an Audit Committee the full Board, which must review and approve the transaction in writing in advance. In considering such transactions, the Audit Committee (or the full Board, as applicable) takes into account the relevant available facts and circumstances.

SELLING STOCKHOLDERS

The following table sets forth the name of each selling stockholder and the number of shares of common stock that each selling stockholder may offer from time to time pursuant to this prospectus. The shares of common stock that may be offered by the selling stockholders hereunder may be acquired by the selling stockholders upon the conversion by the selling stockholders of shares of our Series D Stock and the exercise by the selling stockholders of warrants to purchase shares of our common stock, in each case that are held by the selling stockholders and that were previously issued in private transactions by our company. The shares of common stock that may be offered by the selling stockholders hereunder consist of 750,000 shares of common stock issuable upon the conversion of Series D Stock held by the selling stockholders and 21,328,292 shares of common stock issuable upon the exercise of common stock purchase warrants held by the selling stockholders. Except as otherwise indicated, we believe that each of the beneficial owners and selling stockholders listed below has sole voting and investment power with respect to such shares of common stock, subject to community property laws, where applicable.

Except as noted in the table below, none of the selling stockholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been one of our or our affiliates’ officers or directors.  Each of the selling stockholders has acquired the Series D Stock, and the warrants to purchase the shares of our common stock to be resold hereunder, in the ordinary course of business and, at the time of acquisition, none of the selling stockholders was a party to any agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock to be resold by such selling stockholder under the registration statement of which this prospectus forms a part.

Because a selling stockholder may sell all, some or none of the shares of common stock that it holds that are covered by this prospectus, and because the offering contemplated by this prospectus is not underwritten, no estimate can be given as to the number of shares of our common stock that will be held by a selling stockholder upon termination of the offering. The information set forth in the following table regarding the beneficial ownership after resale of shares is based upon the assumption that the selling stockholders will sell all of the shares of common stock covered by this prospectus.

In accordance with the rules and regulations of the SEC, in computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares issuable through the exercise of any option, warrant or right, through conversion of any security held by that person that are currently exercisable or that are exercisable within 60 days are included. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Shares Owned Prior to the Offering		Number of Shares Offered	Shares Owned After the Offering
Name	Number	Percent (1)	Shares	Number	Percent (1)
Steven T. Newby (2)	14,134,333	32.2%	8,000,000	6,134,333	17.1%
James H. Stebbins (3)	2,309,431	7.2%	1,625,000	684,431	2.2%
Lincoln Park Capital Fund, LLC (4)	567,500	1.9%	562,500	5,000	*
EOS Holdings LLC (5)	9,908,993	25.0%	9,908,993	0	-
Peak Capital Advisory Ltd. (6)	2,263,350	7.1%	1,981,799	281,551	*

__________

*	Less than 1%.

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(1)	Based on 29,759,503 shares issued and outstanding as of June 20 , 2016.

(2)	We issued to the selling stockholder 160 shares of Series D Stock and warrants to purchase up to 2,500,000 shares of our common stock in August 2015. The Series D Stock is convertible into common stock at a conversion price of $0.40 per share of common stock. The warrants have an exercise price of $0.40 per share of common stock and are exercisable for a period of six (6) years beginning on August 7, 2015. We also issued to an account controlled by the selling stockholder 1,100 shares of our Series C Convertible Preferred Stock (the “Series C Stock”) and warrants to purchase up to 5,500,000 shares of our common stock in March 2014. The Series C Stock is convertible into common stock at a conversion price of $0.75 per share of common stock. The warrants have an initial exercise price of $0.75 per share of common stock (which has subsequently been reduced to $0.40 per share of common stock) and are exercisable for a period of five (5) years beginning on September 1, 2014. The Certificate of Designation of Rights, Preferences and Privileges of both the Series D Stock and the Series C Stock, and the warrants that were issued in connection with each financing transaction, contain a provision that limits the selling stockholder’s ability to convert the Series D Stock or the Series C Stock, or to exercise the warrants, as applicable, to the extent that such conversion or exercise would result in the selling stockholder owning in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares upon such conversion or exercise. The number of shares and the percentages set forth in the table above do not give effect to the beneficial ownership limitation with respect to either the Series D Stock, the Series C Stock or the warrants. The address for the selling stockholder is 12716 Split Creek Court, North Potomac, MD.

(3)	We issued to the selling stockholder 40 shares of Series D Stock and warrants to purchase up to 625,000 shares of our common stock in August 2015. The Series D Stock is convertible into common stock at a conversion price of $0.40 per share of common stock. The warrants have an exercise price of $0.40 per share of common stock and are exercisable for a period of six (6) years beginning on August 7, 2015. We also issued to an account controlled by the selling stockholder 100 shares of Series C Stock and warrants to purchase up to 500,000 shares of our common stock in March 2014. The Series C Stock is convertible into common stock at a conversion price of $0.75 per share of common stock. The warrants have an initial exercise price of $0.75 per share of common stock (which has subsequently been reduced to $0.40 per share of common stock) and are exercisable for a period of five (5) years beginning on September 1, 2014. The Certificate of Designation of Rights, Preferences and Privileges of both the Series D Stock and the Series C Stock, and the warrants that were issued in connection with each financing transaction, contain a provision that limits the selling stockholder’s ability to convert the Series D Stock or the Series C Stock, or to exercise the warrants, as applicable, to the extent that such conversion or exercise would result in the selling stockholder owning in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares upon such conversion or exercise. The number of shares and the percentages set forth in the table above do not give effect to the beneficial ownership limitation with respect to either the Series D Stock, the Series C Stork or the warrants. The address for the selling stockholder is 2001 Spring Road, Suite 700, Oak Brook, IL.

(4)	We issued to the selling stockholder 20 shares of Series D Stock and warrants to purchase up to 312,500 shares of our common stock in August 2015. The Certificate of Designation of Rights, Preferences and Privileges of the Series D Stock, and the warrants that were issued in connection therewith, contain a provision that limits the selling stockholder’s ability to convert the Series D Stock, or to exercise the warrants, as applicable, to the extent that such conversion or exercise would result in the selling stockholder owning in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares upon such conversion or exercise. The number of shares and the percentages set forth in the table above do not give effect to the beneficial ownership limitation with respect to either the Series D Stock or the warrants. Joshua Scheinfeld and Jonathan Cope, the principals of the selling stockholder, are deemed to be beneficial owners of all of the securities of our company that are owned by the selling stockholder. Messrs. Scheinfeld and Cope have shared voting and disposition power over the securities of our company that are owned by the selling stockholder. The address for the selling stockholder is 440 N. Wells Street, Suite 410, Chicago, IL 60654.

(5)	Consists of warrants to purchase up to an aggregate of 9,908,993 shares of our common stock that we issued pursuant to that certain Note and Warrant Purchase Agreement dated as of February 10, 2012, as such agreement was amended from time to time. The warrants have an exercise price of $0.28 per share. The warrants contain a provision that limits the holder’s ability to exercise the warrants to the extent that such exercise would result in the holder owning in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares upon such exercise. The number of shares and the percentages set forth in the table above do not give effect to the beneficial ownership limitation with respect to the warrants. Jon R. Carnes holds voting and investment control over the warrants. The address for the selling stockholder is 2560 Highvale Drive, Las Vegas, NV 89134.

(6)	Includes warrants to purchase up to an aggregate of 1,981,799 shares of our common stock that we issued to the selling stockholder pursuant to that certain Note and Warrant Purchase Agreement dated as of February 10, 2012, as such agreement was amended from time to time. The warrants have an exercise price of $0.28 per share. The warrants contain a provision that limits the holder’s ability to exercise the warrants to the extent that such exercise would result in the holder owning in excess of 4.99% of the number of shares of common stock outstanding immediately after

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giving effect to the issuance of shares upon such exercise. The number of shares and the percentages set forth in the table above do not give effect to the beneficial ownership limitation with respect to the warrants. The address for the selling stockholder is Flat F, 9/F, Tower 1, Harbour Green, 8 Sham Mong Road, Kowloon, Hong Kong. Bai Ye Feng, the Managing Director of the selling stockholder, holds investment and voting control over the warrants and the shares of common stock issuable upon the exercise thereof.

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PLAN OF DISTRIBUTION

Each selling stockholder of the shares and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares covered hereby on the OTCQB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated.

In connection with the sale of the shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume.  The selling stockholders may also sell shares short and deliver these shares to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

We will pay certain fees and expenses incurred by us incident to the registration of the shares.

The selling stockholders may be deemed to be statutory underwriters under the Securities Act. In addition, any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act. Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they may be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

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There can be no assurance that the selling stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

We are not aware of any plans, arrangements or understandings between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale of shares of common stock by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of all material characteristics of our capital stock as set forth in our certificate of incorporation and bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation and bylaws, and to the provisions of the General Corporation Law of the State of Delaware, as amended, or the DGCL.

Common Stock

We are authorized to issue up to 180,000,000 shares of common stock, par value $0.006 per share. As of June 20, 2016, 29,759,503 shares of our common stock were issued and outstanding, 6,800,000 unissued shares of common stock were reserved for issuance upon the conversion of outstanding shares of our Series C Convertible Preferred Stock, 750,000 unissued shares of common stock were reserved for issuance upon the conversion of outstanding shares of our Series D convertible Preferred Stock, 24,466,783 unissued shares of common stock were reserved for issuance upon the exercise of outstanding warrants and 1,548,106 unissued shares of common stock were reserved for issuance upon the exercise of outstanding options.

All shares of common stock issued will be duly authorized, fully paid and non-assessable. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of our common stock. Under Delaware law, stockholders generally are not liable for our debts or obligations. Our certificate of incorporation does not authorize cumulative voting for the election of directors. Subject to the rights of the holders of any class of our capital stock having any preference or priority over our common stock, the holders of shares of our common stock are entitled to receive dividends that are declared by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in our net assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. Our common stock has no preemptive rights, conversion rights, redemption rights or sinking fund provisions, and there are no dividends in arrears or default. All shares of our common stock have equal distribution, liquidation and voting rights, and have no preferences or exchange rights.

Preferred Stock

General

Our board of directors has the authority, without action by the stockholders, to designate and issue up to 100,000 shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of our common stock. We have designated 1,000 shares as Series B Preferred Stock (“Series B Preferred”) and 90,000 shares as Series A Junior Participating Preferred Stock (“Series A Preferred”). No shares of Series B Preferred or Series A Preferred are outstanding. In March 2014, we designated and issued 1,200 shares of Series C Convertible Preferred Stock for $6.0 million, and in August 2015, we designated and issued 220 shares of Series D Convertible Preferred Stock for $1.1 million.

We may issue shares of our authorized but unissued preferred stock in one or more series having the rights, privileges, and limitations, including voting rights, conversion rights, liquidation preferences, dividend rights and redemption rights, as may, from time to time, be determined by our board of directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters, as our board of directors deems appropriate. In the event that we determine to issue any shares of our authorized but unissued preferred stock, a certificate of designation containing the rights, privileges and limitations of this series of preferred stock will be filed with the Secretary of State of the State of Delaware. The effect of this preferred stock designation power is that our board of directors alone, subject to Federal securities laws, applicable blue sky laws, and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control without further action by our stockholders, and may adversely affect the voting and other rights of the holders of our common stock.

Series D Stock

A total of 220 shares of Series D Stock have been authorized for issuance under the Certificate of Designation of Rights, Preferences and Privileges of Series D Stock (the “Certificate of Designation”) which we filed with the Secretary of State of the State of Delaware on August 7, 2015. The shares of Series D Stock have a stated value of $5,000 per share and are initially convertible into

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shares of common stock at a price of $0.40 per share (subject to appropriate adjustment for certain events, including stock splits, stock dividends, combinations, recapitalizations or other recapitalizations affecting the Series D Stock).

Under the Certificate of Designation, the holders of Series D Stock have the following rights, preferences and privileges:

The Series D Stock may, at the option of the holder, be converted at any time or from time to time into fully paid and non-assessable shares of common stock at the conversion price in effect at the time of conversion. The number of shares into which one share of Series D Stock shall be convertible is determined by dividing the stated value per share by the initial conversion price.

The Series D Stock will automatically be converted into common stock at the then applicable conversion price upon the earliest to occur of: (a) the written election of the holders of a majority of the outstanding shares of Series D Stock; and (b) at the election of our company, the closing of a “Qualified Acquisition” (as defined in the Certificate of Designation).

On any matter presented to the holders of common stock for their action or consideration, each holder of outstanding shares of Series D Stock shall be entitled to vote together with the holders of common stock (and the holders of any other class or series of the preferred stock of the company that by its terms shall vote together with the holders of common stock) as a single class on an as-converted basis. In addition, for as long as any shares of Series D Stock are outstanding, we shall not, without the affirmative vote of the holders of at least a majority of the Series D Stock: (a) alter or change adversely the powers, preferences or rights given to the Series D Stock or alter or amend the Certificate of Designation; (b) authorize or create any class of stock ranking senior to, or otherwise pari passu with, the Series D Stock; (c) amend our organizational documents in any manner that adversely affects any rights of the Series D Stock; (d) increase the number of authorized shares of Series D Stock; or (e) enter into any agreement with respect to any of the foregoing.

In the event of any voluntary or involuntary liquidation or dissolution of our company, before any payment shall be made to the holders of common stock, the holders of shares of Series D Stock then outstanding shall be entitled to be paid an amount per share of Series D Stock equal to the greater of (a) the stated value for such share of Series D Stock, plus any accrued but unpaid dividends thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (b) the amount as would have been payable had such share of Series D Stock been converted into common stock immediately prior to such liquidation or dissolution. If upon any liquidation or dissolution of our company, the funds and assets available for distribution are insufficient to pay the holders of Series D Stock and the holders of our Series C Convertible Preferred Stock the full amount to which they are entitled, the holders of shares of Series D Stock and the holders of shares of Series C Convertible Preferred Stock shall share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Series D Stock and Series C Convertible Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The remaining funds shall be distributed to the holders of common stock.

Holders of Series D Stock shall be entitled to receive dividends at the annual rate of 5% of the stated value per share of Series D Stock, when, as and if declared by our Board of Directors. In addition, the holders of Series D Stock shall be entitled to receive, and we shall pay, dividends on shares of Series D Stock (on an as-if-converted-to-common-stock basis) equal to and in the same form as dividends (other than dividends in the form of common stock) actually paid on shares of the common stock or other securities ranking junior to the Series D Stock when, as and if such dividends (other than dividends in the form of common stock) are paid on shares of the common stock or junior securities.

Warrants

The selling stockholders hold warrants to purchase up to an aggregate of 21,328,292 shares of our common stock. Warrants to purchase up to an aggregate of 11,890,792 shares of our common stock are exercisable at a price of $0.28 per share, are currently exercisable, and expire on February 10, 2020. Warrants to purchase up to an aggregate of 6,000,000 shares of our common stock are exercisable at a price of $0.40 per share, are currently exercisable, and expire upon the earliest to occur of (i) the date on which the holders of the shares of our Series C Convertible Preferred Stock deliver a notice of conversion to our company pursuant to Section 8(b) of the Certificate of Designation of Rights, Preferences and Privileges of our Series C Convertible Preferred Stock and (ii) the close of business on August 19, 2019. Warrants to purchase up to an aggregate of 3,437,500 shares of our common stock are exercisable at a price of $0.40 per share, are currently exercisable, and expire on August 7, 2021.

If the registration statement covering the shares issuable upon exercise of any of the foregoing warrants is no longer effective, such warrants may be exercised on a “cashless” basis and, in such event, will be issued with restrictive legends unless such shares are eligible for sale under Rule 144. Warrant holders do not have any voting or other rights as a stockholder of our company. The exercise price and the number of shares of common stock purchasable upon the exercise of each warrant are subject to adjustment upon the happening of certain events, such as stock dividends, distributions and splits, and the issuance of securities at an effective price per share that is less than the exercise price of such warrants at the time of such subsequent issuance.

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Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL. This law prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines “business combination” to include:

•	Any merger or consolidation involving the corporation and the interested stockholder;

•	Any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder;

•	In general, any transaction that results in the issuance or transfer by a corporation of any of its stock to the interested stockholder; or

•	The receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Common Stock Listing

Our common stock currently is trading on OTCQB under the symbol “MRNA”.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our common stock.

LEGAL MATTERS

The validity of the common stock registered for resale hereby will be passed upon for us by Pryor Cashman LLP, New York, New York.

EXPERTS

The consolidated financial statements of Marina Biotech, Inc. as of December 31, 2015 and 2014, and for each of the years in the two-year period ended December 31, 2015, have been included herein in reliance upon the report of Wolf & Company, P.C., independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

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In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

In addition, any information we file with the SEC is also available on the SEC’s website at http://www.sec.gov. We also maintain a web site at www.marinabio.com, which provides additional information about our company and through which you can also access our SEC filings. The information set forth on our web site is not part of this prospectus.

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F-1

Report of Independent Registered Public Accounting Firm

 To the Board of Directors and Stockholders of Marina Biotech, Inc.:

We have audited the accompanying consolidated balance sheets of Marina Biotech, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Marina Biotech, Inc. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a significant accumulated deficit and does not have sufficient capital to fund its operations. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
March 30, 2016

F-2

MARINA BIOTECH, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(In thousands, except share and per share data)	2014	2015

ASSETS
Current assets:
Cash	$1,824	$710
Accounts receivable	500	-
Prepaid expenses and other current assets	192	140
Total current assets	2,516	850
Intangible assets	6,700	6,700
Other assets	-	45
Total assets	$9,216	$7,595
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$687	$763
Accrued payroll and employee benefits	183	377
Other accrued liabilities	1,072	1,296
Total current liabilities	1,942	2,436
Fair value liability for price adjustable warrants	9,225	2,491
Fair value of stock to be issued to settle liabilities	75	60
Deferred tax liabilities	2,345	2,345
Total liabilities	13,587	7,332
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $0.01 par value; 100,000 shares authorized
Series C convertible preferred stock, $0.01 par value; 1,200 shares authorized, 1,200 and 1,020 shares issued and outstanding at December 31, 2014 and 2015, respectively (preference in liquidation of $5,100 at December 31, 2015)	-	-
Series D convertible preferred stock, $0.01 par value; 0 and 170 shares issued and outstanding at December 31, 2014 and 2015, respectively (preference in liquidation of $850 at December 31, 2015)	-	-
Common stock, $0.006 par value; 180,000,000 shares authorized, 25,523,216 and 27,704,340 shares issued and outstanding at December 31, 2014 and 2015, respectively	153	166
Additional paid-in capital	333,264	334,548
Accumulated deficit	(337,788)	(334,451)
Total stockholders’ equity (deficit)	(4,371)	263
Total liabilities and stockholders’ equity (deficit)	$9,216	$7,595

See report of independent registered public accounting firm and accompanying notes to the consolidated financial statements.

F-3

MARINA BIOTECH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(In thousands, except share and per share data)	2014	2015
License and other revenue	$500	$680
Operating expenses:
Research and development	686	801
General and administrative	3,334	3,868
Total operating expenses	4,020	4,669
Loss from operations	(3,520)	(3,989)
Other income (expense):
Interest and other expense	(1,006)	(1)
Change in fair value liability for price adjustable warrants	13	7,309
Change in fair value of stock reserved for issuance to settle liabilities	(2,503)	-
Gain on debt extinguishment	5	-
Gain on settled liabilities	534	18
Total other income (expense), net	(2,957)	7,326
Net income (loss)	(6,477)	3,337
Deemed dividend related to discount on beneficial conversion feature in Series C convertible preferred shares	(6,000)	-
Deemed dividend related to discount on beneficial conversion feature in Series D convertible preferred shares	-	(690)
Net income (loss) applicable to common stockholders	$(12,477)	$2,647
Net income (loss) per common share
Basic	$(0.51)	$0.10
Diluted	$(0.51)	$(0.14)
Shares used in computing net loss per share
Basic	24,634,535	26,302,394
Diluted	24,634,535	32,874,955

See report of independent registered public accounting firm and accompanying notes to the consolidated financial statements.

F-4

MARINA BIOTECH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Series C Preferred Stock, par value $0.01		Series D Preferred Stock, par value $0.01		Common Stock, par value $0.006
(In thousands, except share data)	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
Balance December 31, 2013	-	$-	-	-	16,937,661	$102	$324,145	$(331,311)	$(7,064)
Issuance of Series C convertible preferred stock, net of issuance costs of $71	1,200	-	-	-	-	-	5,929	-	5,929
Fair value of price-adjustable warrants issued in connection with Series C Convertible Preferred Stock	-	-	-	-	-	-	(5,929)	-	(5,929)
Shares issued in connection with lease termination	-	-	-	-	1,500,000	9	1,851	-	1,860
Shares issued in connection with director and management compensation	-	-	-	-	2,473,854	15	882	-	897
Shares issued in connection with science advisory board compensation	-	-	-	-	107,988	1	55	-	56
Shares issued in connection with consulting services	-	-	-	-	39,945	-	19	-	19
Shares issued in connection with warrant exercises	-	-	-	-	1,405,706	8	1,930	-	1,938
Shares issued in connection with licensing and vendor payables	-	-	-	-	1,098,673	6	1,667	-	1,673
Shares issued in debt conversion	-	-	-	-	1,959,389	12	1,467	-	1,479
Beneficial debt conversion feature	-	-	-	-	-	-	971	-	971
Compensation related to stock options	-	-	-	-	-	-	277	-	277
Net loss	-	-	-	-	-	-	-	(6,477)	(6,477)
Balance December 31, 2014	1,200	-	-	-	25,523,216	153	333,264	(337,788)	(4,371)
Issuance of Series D convertible preferred stock, net of issuance costs of $5	-	-	220	-	-	-	1,095	-	1,095
Fair value of price-adjustable warrants issued in connection with Series D Convertible Preferred Stock	-	-	-	-	-	-	(575)	-	(575)
Warrants issued in connection with consulting services	-	-	-	-	-	-	65	-	65
Shares issued in connection with licensing	-	-	-	-	353,624	2	205	-	207
Conversion of Series C preferred stock for common stock	(180)	-	-	-	1,200,000	7	(7)	-	-
Shares issued in connection with warrant exercises	-	-	-	-	2,500	-	1	-	1
Conversion of Series D preferred stock for common stock	-	-	(50)	-	625,000	4	(4)	-	-
Compensation related to stock options	-	-	-	-	-	-	504	-	504
Net income	-	-	-	-	-	-	-	3,337	3,337
Balance December 31, 2015	1,020	$-	170	$-	27,704,340	$166	$334,548	$(334,451)	$263

See report of independent registered public accounting firm and accompanying notes to the consolidated financial statements.

F-5

MARINA BIOTECH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In thousands)	2014	2015
Operating activities:
Net income (loss)	$(6,477)	$3,337
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Non-cash gain on debt extinguishment	(5)	-
Non-cash interest expense	1,006	-
Non-cash license expense	-	192
Non-cash gain on settlement of liabilities	(534)	(18)
Share based compensation expense	277	504
Changes in fair market value of liabilities:
Stock reserved for issuance to settle liabilities	2,503	-
Price adjustable warrants	(13)	(7,309)
Changes in assets and liabilities:
Accounts receivable	(495)	500
Prepaid expenses and other current assets	(181)	52
Accounts payable	(563)	94
Accrued restructuring	(12)	-
Accrued and other liabilities	(285)	483
Net cash used in operating activities	(4,779)	(2,165)
Investing activities:
Increase in other assets	-	(45)
Net cash used in investing activities	-	(45)
Financing activities:
Proceeds from sales of preferred shares and warrants, net	5,929	1,095
Payments of notes payable	(250)	-
Proceeds from exercise of warrants	23	1
Insurance financing	(8)	-
Net cash provided by financing activities	5,694	1,096
Net increase (decrease) in cash	915	(1,114)
Cash — beginning of year	909	1,824
Cash — end of year	$1,824	$710
Non-cash financing activities:
Reclassification of fair value liability for price adjustable warrants exercised	$1,917	$-
Issuance of common stock to settle liabilities	$3,517	$207
Fair value of warrants to purchase common stock issued to settle liabilities	$-	$65
Debt conversion to common shares	$1,479	$-
Deemed dividend to Series C convertible preferred stockholders	$6,000	$-
Deemed dividend to Series D convertible preferred stockholders	$-	$690
Par value of common stock issued upon conversion of Series C convertible preferred stock	$-	$7
Par value of common stock issued upon conversion of Series D convertible preferred stock	$-	$4
Supplemental Disclosure
Cash paid for interest	$83	$-

See report of independent registered public accounting firm and accompanying notes to the consolidated financial statements.

F-6

MARINA BIOTECH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2014 and 2015

Note 1 — Business, Liquidity and Summary of Significant Accounting Policies

Business

We are a biotechnology company focused on the discovery, development and commercialization of nucleic acid-based therapies to treat orphan diseases. Our pipeline includes CEQ508, a product in clinical development for the treatment of Familial Adenomatous Polyposis (“FAP”), for which we have received Orphan Drug Designation (“ODD”) and Fast Track Designation (“FTD”) from the U.S. Food and Drug Administration (“FDA”), and preclinical programs for the treatment of type 1 myotonic dystrophy (“DM1”) and Duchenne muscular dystrophy (“DMD”).

Since 2010, we have strategically acquired/in-licensed and further developed nucleic acid chemistry and delivery-related technologies in order to establish a novel and differentiated drug discovery platform. This platform allows us to distinguish ourselves from others in the nucleic acid therapeutics area in that we are the only company capable of creating a wide variety of therapeutics targeting coding and non-coding RNA via multiple mechanisms of action such as RNA interference (“RNAi”), messenger RNA translational inhibition, exon skipping, microRNA (“miRNA”) replacement, miRNA inhibition, and steric blocking in order to modulate gene expression either up or down depending on the specific mechanism of action. Our goal has been to dramatically improve the lives of the patients and families affected by orphan diseases through either our own efforts or those of our collaborators and licensees.

Agreement to Sell Company Assets

As a result of our financial condition, on February 17, 2016 we announced that our Board of Directors had authorized a process to explore a range of strategic alternatives to enhance stockholder value, and that we have retained an exclusive advisor to assist us in exploring such alternatives.

In connection with that process of exploring strategic alternatives, on March 10, 2016, we entered into a term sheet with Microlin Bio, Inc. (“Microlin”) pursuant to which we would sell to Microlin substantially all of the assets of our historical business operations in consideration of: (i) the issuance to us by Microlin of 6.7 million shares of Microlin common stock, which shares shall represent approximately 25% of the issued and outstanding shares of Microlin common stock on a fully diluted basis immediately following the issuance of such shares; and (ii) the payment by Microlin to us of $0.75 million in cash (the “Microlin Transaction”). Microlin’s purchase of our assets is expected to close by July 1, 2016 pending the satisfaction or waiver of customary closing conditions, including execution of the definitive asset purchase agreement, subsequent approval of the Microlin Transaction by Marina stockholders and Microlin’s completion of a financing of at least $5 million. It is also contemplated that Microlin will provide a bridge loan in the amount of approximately $0.3 million upon entering into the asset purchase agreement. Following the closing of the transaction with Microlin, substantially all of the assets relating to our historical business will be owned by Microlin, and we will no longer be operating that business. The accompanying consolidated financial statements do not include any adjustments related to the proposed Microlin Transaction.

The sale of assets to Microlin is the first step in creating what we believe is the greatest value opportunity for our stockholders. We believe that our proprietary chemistries and delivery technologies are best suited for development of therapeutic compounds that modulate non-coding RNA. Therefore, we feel that these technologies are synergistic and complementary to Microlin’s microRNA assets and that Microlin is in a strong position to move these assets forward. We believe the second step to creating value for our stockholders is the acquisition of other assets or a reverse merger.

There can be no assurance that we will be successful in consummating the Microlin Transaction.

We will need additional capital in order to execute our strategy of concluding the Microlin Transaction, either acquiring other technology or completing a reverse merger, or if the Microlin Transaction is not consummated, our previous strategy to initiate the registration trial for and to commercialize CEQ508, file Investigational New Drug (“IND”) applications for both DM1 and DMD and bring these two programs to human proof-of-concept.

F-7

Recent Licensing Agreements

On February 16, 2016, we entered into an evaluation and option agreement covering certain of our platforms for the delivery of an undisclosed genome editing technology. The agreement contains an option provision for the exclusive license of our SMARTICLES platform in a specific gene editing field. This agreement and our platforms under this agreement will be included in the Microlin Transaction.

On March 14, 2016, we entered into a license agreement covering certain of our platforms for the delivery of an undisclosed genome editing technology. Under the terms of the agreement, we received an upfront license fee of $0.25 million, and could receive up to $40 million in success-based milestones. This agreement and our platforms under this agreement will be included in the Microlin Transaction.

Liquidity

The accompanying consolidated financial statements have been prepared on the basis that we will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. At December 31, 2015, we had an accumulated deficit of approximately $334.5 million, $108.8 million of which has been accumulated since we focused on RNA therapeutics in June 2008. To the extent that sufficient funding is available, we will continue to incur operating losses as we execute our plan to complete the Microlin Transaction and investigate either acquiring other technology or completing a reverse merger. In addition, we have had and will continue to have negative cash flows from operations. We have funded our losses primarily through the sale of common and preferred stock and warrants, revenue provided from our license agreements and, to a lesser extent, equipment financing facilities and secured loans. In 2014 and 2015, we funded operations with a combination of the issuance of preferred stock and license-related revenues. At December 31, 2015, we had negative working capital of $1.6 million and $0.7 million in cash. Our limited operating activities consume the majority of our cash resources.

We believe that our current cash resources, including the upfront license fee received in March 2016 as noted above, will enable us to fund our intended operations through June 2016 and the closing of the Microlin Transaction. Our ability to execute our operating plan beyond June 2016 depends on our ability to obtain additional funding, the closing of the Microlin Transaction, and any subsequent plans to acquire other technology or execute a reverse merger. The volatility in our stock price, as well as market conditions in general, could make it difficult for us to raise capital on favorable terms, or at all. If we fail to obtain additional capital when required, we may have to modify, delay or abandon some or all of our planned activities, or terminate our operations. There can be no assurance that we will be successful in any such endeavors. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Summary of Significant Accounting Policies

Principles of Consolidation — We consolidate our financial statements with our wholly-owned subsidiaries, Cequent, MDRNA, and Atossa, and eliminate any inter-company balances and transactions.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Estimates having relatively higher significance include revenue recognition, R&D costs, stock-based compensation, valuation of warrants, valuation and estimated lives of identifiable intangible assets, impairment of long-lived assets, valuation of features embedded within note agreements and amendments, and income taxes. Actual results could differ from those estimates.

Fair Value of Financial Instruments — We consider the fair value of cash, accounts receivable, accounts payable and accrued liabilities not to be materially different from their carrying value. These financial instruments have short-term maturities. We follow authoritative guidance with respect to fair value reporting issued by the Financial Accounting Standards Board (“FASB”) for financial assets and liabilities, which defines fair value, provides guidance for measuring fair value and requires certain disclosures. The guidance does not apply to measurements related to share-based payments. The guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

F-8

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Our cash is subject to fair value measurement and is determined by Level 1 inputs. We measure the liability for committed stock issuances with a fixed share number using Level 1 inputs. We measure the liability for price adjustable warrants and certain features embedded in notes, using the Black-Scholes option pricing model (“Black-Scholes”), using Level 3 inputs. The following tables summarize our liabilities measured at fair value on a recurring basis as of December 31, 2014 and 2015:

(in thousands)	Balance at December 31, 2014	Level 1 Quoted prices in active markets for identical assets	Level 2 Significant other observable inputs	Level 3 Significant unobservable inputs
Liabilities:
Fair value liability for price adjustable warrants	$9,225	$-	$-	$9,225
Fair value liability for shares to be issued	75	75	-	-
Total liabilities at fair value	$9,300	$75	$-	$9,225

	Balance at December 31, 2015	Level 1 Quoted prices in active markets for identical assets	Level 2 Significant other observable inputs	Level 3 Significant unobservable inputs
Liabilities:
Fair value liability for price adjustable warrants	$2,491	$-	$-	$2,491
Fair value liability for shares to be issued	60	60	-	-
Total liabilities at fair value	$2,551	$60	$-	$2,491

The following presents activity of the fair value liability of price adjustable warrants determined by Level 3 inputs for the years ended December 31, 2014 and 2015:

		Weighted average as of each measurement date
(in thousands, except per share data)	Fair value liability for price adjustable warrants (in thousands)	Exercise Price	Stock Price	Volatility	Contractual life (in years)	Risk free rate
Balance at December 31, 2013	$5,226	$0.28	$0.40	124%	4.08	1.30%
Fair value of price-adjustable warrants issued in connection with Series C Convertible Preferred Shares	5,929	0.75	1.50	123%	7.0	0.55%
Exercise of Warrants	(1,917)	0.36	1.14	133%	3.07	0.77%
Change in fair value included in consolidated statement of operations	(13)	-	-	-	-	-
Balance at December 31, 2014	9,225	0.42	0.95	121%	3.51	0.90%

Fair value of price-adjustable warrants issued in connection with Series D Convertible Preferred Shares	575	0.40	0.44	97%	1.19	0.73%
Change in fair value included in consolidated statement of operations	(7,309)	-	-	-	-	-
Balance at December 31, 2015	$2,491	$0.42	$0.27	99%	1.79	0.46%

F-9

Impairment of Long Lived Assets — We review all of our long-lived assets for impairment indicators throughout the year and perform detailed testing whenever impairment indicators are present. In addition, we perform detailed impairment testing for indefinite-lived intangible assets at least annually at December 31. When necessary, we record charges for impairments. Specifically:

•	For finite-lived intangible assets, such as developed technology rights, and for other long-lived assets, we compare the undiscounted amount of the projected cash flows associated with the asset, or asset group, to the carrying amount. If the carrying amount is found to be greater, we record an impairment loss for the excess of book value over fair value. In addition, in all cases of an impairment review, we re-evaluate the remaining useful lives of the assets and modify them, as appropriate; and

•	For indefinite-lived intangible assets, such as acquired in-process R&D assets, each year and whenever impairment indicators are present, we determine the fair value of the asset and record an impairment loss for the excess of book value over fair value, if any.

Concentration of Credit Risk and Significant Customers — We operate in an industry that is highly regulated, competitive and rapidly changing and involves numerous risks and uncertainties. Significant technological and/or regulatory changes, the emergence of competitive products and other factors could negatively impact our consolidated financial position or results of operations.

We have been dependent on our collaborative and license agreements with a limited number of third parties for a substantial portion of our revenue, and our discovery and development activities may be delayed or reduced if we do not maintain successful collaborative arrangements. We had $0.5 million in licensing revenue in 2014 from MiNA Therapeutics, Ltd. (“MiNA”). We had $0.7 million in licensing revenue in 2015, with 71% from Mirna Therapeutics, Inc. (“Mirna”) and 29% from MiNA.

We maintain our cash in a single bank account. Any amount over the limits insured by the Federal Deposit Insurance Corporation could be at risk in the event of a bank default.

Upon the closing of the Microlin Transaction, we expect to receive as consideration for the sale of substantially all the assets of our historical business operations, such number of shares of the common stock of Microlin as represents approximately 25% of the issued and outstanding shares of Microlin common stock on a fully diluted basis immediately following the consummation of the Microlin Transaction. As a result, our future business performance will be highly dependent upon the financial performance of Microlin and the value of the Microlin shares that we will continue to hold, as the Microlin shares would represent substantially all of our assets at such time.

Reclassifications — Certain amounts have been reclassified in prior period consolidated financial statements to conform to the current year presentation.

Revenue Recognition — Revenue is recognized when persuasive evidence that an arrangement exists, delivery has occurred, collectability is reasonably assured, and fees are fixed or determinable. Deferred revenue expected to be recognized within the next 12 months is classified as current. Substantially all of our revenues are generated from licensing arrangements that do not involve multiple deliverables and have no ongoing influence, control or R&D obligations. Our license arrangements may include upfront non-refundable payments, development milestone payments, patent-based or product sale royalties, and commercial sales, all of which are treated as separate units of accounting. In addition, we may receive revenues from sub-licensing arrangements. For each separate unit of accounting, we have determined that the delivered item has value to the other party on a stand-alone basis, we have objective and reliable evidence of fair value using available internal evidence for the undelivered item(s) and our arrangements generally do not contain a general right of return relative to the delivered item.

Revenue from licensing arrangements is recorded when earned based on the specific terms of the contracts. Upfront non-refundable payments, where we are not providing any continuing services as in the case of a license to our IP, are recognized when the license becomes available to the other party.

Milestone payments typically represent nonrefundable payments to be received in conjunction with the uncertain achievement of a specific event identified in the contract, such as initiation or completion of specified development activities or specific regulatory actions such as the filing of an Investigational New Drug Application (“IND”). We believe a milestone payment represents the culmination of a distinct earnings process when it is not associated with ongoing research, development or other performance on our part and it is substantive in nature. We recognize such milestone payments as revenue when it becomes due and collection is reasonably assured.

Royalty and earn-out payment revenues are generally recognized upon commercial product sales by the licensee as reported by the licensee.

F-10

R&D Costs — All R&D costs are charged to operations as incurred. R&D expenses consist of costs incurred for internal and external R&D and include direct and research-related overhead expenses.

Stock-based Compensation — We use Black-Scholes for the valuation of stock-based awards. Stock-based compensation expense is based on the value of the portion of the stock-based award that will vest during the period, adjusted for expected forfeitures. The estimation of stock-based awards that will ultimately vest requires judgment, and to the extent actual or updated results differ from our current estimates, such amounts will be recorded in the period the estimates are revised. Black-Scholes requires the input of highly subjective assumptions, and other reasonable assumptions could provide differing results. Our determination of the fair value of stock-based awards on the date of grant using an option pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the expected life of the award and expected stock price volatility over the term of the award. Stock-based compensation expense is recognized immediately for immediately-vested portions of the grant, with the remaining portions recognized on a straight-line basis over the applicable vesting periods based on the fair value of such stock-based awards on the grant date. Forfeiture rates have been estimated based on historical rates and compensation expense is adjusted for general forfeiture rates in each period. Beginning in September 2014, we did not use historical forfeiture rates and did not apply a forfeiture rate as the historical forfeiture rate was not believed to be a reasonable estimate of the probability that the outstanding awards would be exercised in the future. Given the specific terms of the awards and the recipient population, we expect these options will all be exercised in the future.

Non-employee stock compensation expense is recognized immediately for immediately-vested portions of a grant, with the remaining portions recognized on a straight-line basis over the applicable vesting periods. At the end of each financial reporting period prior to vesting, the value of the unvested stock options, as calculated using Black-Scholes, is re-measured using the fair value of our common stock, and the stock-based compensation recognized during the period is adjusted accordingly.

Net Income (Loss) per Common Share — Basic net income (loss) per common share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share includes the effect of common stock equivalents (stock options, unvested restricted stock, and warrants) when, under either the treasury or if-converted method, such inclusion in the computation would be dilutive. Net income (loss) is adjusted for the dilutive effect of the change in fair value liability for price adjustable warrants, if applicable. The following number of shares have been excluded from diluted net income (loss) since such inclusion would be anti-dilutive:

	Year Ended December 31,
	2014	2015
Stock options outstanding	1,084,106	1,316,106
Warrants	21,212,813	7,037,946
Convertible preferred stock	8,000,000	8,925,000
Total	30,296,919	17,279,052

The following is a reconciliation of basic and diluted net income (loss) per share:

(in thousands, except per share data)	Year Ended December 31,
	2014	2015
Net income (loss) – numerator basic	$(12,477)	$2,647
Change in fair value liability for price adjustable warrants	-	(7,309)
Net loss excluding change in fair value liability for price adjustable warrants	$(12,477)	$(4,662)
Weighted average common shares outstanding – denominator basic	24,635	26,302
Effect of price adjustable warrants	-	6,573
Weighted average dilutive common shares outstanding	24,635	32,875
Net income (loss) per common share – basic	$(0.51)	$0.10
Net loss per common share – diluted	$(0.51)	$(0.14)

F-11

Income Taxes — Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or pledged. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Tax benefits in excess of stock-based compensation expense recorded for financial reporting purposes relating to stock-based awards will be credited to additional paid-in capital in the period the related tax deductions are realized. Our policy for recording interest and penalties associated with audits is to record such items as a component of loss before taxes.

We assess the likelihood that our deferred tax assets will be recovered from existing deferred tax liabilities or future taxable income. Factors we considered in making such an assessment include, but are not limited to, estimated utilization limitations of operating loss and tax credit carry-forwards, expected reversals of deferred tax liabilities, past performance, including our history of operating results, our recent history of generating tax losses, our history of recovering net operating loss carry-forwards for tax purposes and our expectation of future taxable income. We recognize a valuation allowance to reduce such deferred tax assets to amounts that are more likely than not to be ultimately realized. To the extent that we establish a valuation allowance or change this allowance, we would recognize a tax provision or benefit in the consolidated statements of operations. We use our judgment to determine estimates associated with the calculation of our provision or benefit for income taxes, and in our evaluation of the need for a valuation allowance recorded against our net deferred tax assets.

Recent Accounting Standards – In November 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes”, which provides guidance on the classification of deferred taxes in a classified balance sheet. ASU 2015-17 requires that all deferred tax assets and liabilities be classified as noncurrent in a classified balance sheet. This only applies to entities that present a classified balance sheet. The FASB is currently evaluating income tax disclosures as part of the disclosure framework project, therefore, there are no changes to current income tax disclosures as a result of ASU 2015-17 for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Earlier application is permitted as of the beginning of an interim or annual reporting period. The amendments in ASU 2015-17 may be applied either prospectively to all deferred tax assets and liabilities or retrospectively to all periods presented. The Company has elected to early adopt as permitted by ASU 2015-17.

In July 2015, the FASB voted to defer the effective date of ASU 2014-09, “Revenue from Contracts with Customers”, for all entities by one year. ASU 2014-09 provides guidance for revenue recognition. This ASU’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. This ASU also requires additional disclosures. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017 and first interim period in the year of adoption. Early adoption is permitted and entities choosing to adopt early will apply the new revenue standard to all interim reporting periods within the year of adoption. The Company is currently in the process of evaluating the impact of the adoption of this ASU on the financial statements.

In April 2015, the FASB issued ASU 2015-03, “Interest – Imputation of Interest (Subtopic 835-30), Simplifying the Presentation of Debt Issuance Costs”. ASU 2015-03 provides that debt issuance costs related to a recognized debt liability should be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. The recognition and measurement guidance for debt issuance costs have not changed. This ASU is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption is permitted for financial statements that have not been previously issued. The Company has elected to early adopt as permitted by ASU 2015-03.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements – Going Concern: Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern”. This guidance addresses management's responsibility in evaluating whether there is substantial doubt about a company's ability to continue as a going concern and to provide related footnote disclosures. The guidance is effective for fiscal years ending after December 15, 2016 and for annual and interim periods thereafter, with early adoption permitted. The Company is currently in the process of evaluating the impact of the adoption of this ASU on the financial statements.

Note 2 — Intangible Assets

In July 2010, we acquired Cequent. A substantial portion of the assets acquired were allocated to identifiable intangible assets related to in-process research and development (“IPR&D”) projects identified by our chief executive officer. Our chief executive officer estimated acquisition-date fair values of these intangible assets based on a number of factors. Utilizing the income approach, a discounted cash flow model using forecasted operating results related to the identified intangible assets, fair value was determined to be $19.3 million for FAP and $3.4 million for tkRNAi, for a total of $22.7 million. We recorded a loss on impairment of these intangible assets of $16.0 million in 2011.

F-12

We tested the carrying value of our intangible assets for impairment as of December 31, 2014 and 2015, utilizing the income approach. We estimated the fair value of these intangible assets using a discount rate of 22% and 23%, respectively. We probability adjusted our estimation of the expected future cash flows associated with each project and then determined the present value of the expected future cash flows using the discount rate. The projected cash flows from the projects were based on key assumptions, including those outlined above. As no impairment was indicated, no loss was recorded in 2014 or 2015.

Deferred Taxes — Our acquisition of Cequent in 2010 was treated as a tax-free merger. Deferred tax assets acquired were comprised of $7.0 million of federal and state net operating loss carry-forwards and $1.1 million of tax credit carry-forwards. The tax basis for acquired intangible assets of $22.7 million is $0, which results in a deferred tax liability of $8.0 million, as there will be no tax deduction when the book basis is expensed and the deferred tax liability is reduced. After considering the impairment loss in 2011 and the current carrying value of the intangible assets at December 31, 2014 and 2015, we had a deferred tax liability of $2.4 million related to these intangible assets. No material change was recorded in 2014 or 2015. Due to uncertainty as to the timing of the reversal, we determined that the deferred tax liability did not support realization of any deferred tax assets (see Note 9).

Note 3 — Prepaid Expenses and Other Current Assets

The following summarizes the major components of the prepaid expenses and other current assets balance:

(in thousands)	Year Ended December 31,
	2014	2015
Insurance	$117	$114
Other miscellaneous	75	26
	$192	$140

Note 4 — Accrued Expenses

The following summarizes the major components of the accrued expenses balance:

(in thousands)	Year Ended December 31,
	2014	2015
Corporate legal fees	$564	$927
Audit, tax and filing services	189	78
Board fees	45	136
Sublicense fees	125	103
Other miscellaneous	149	52
	$1,072	$1,296

Note 5 —Restructuring Charges

Under a lease termination agreement effective March, 2013 for our Bothell, Washington facility, we agreed to issue 1.5 million shares of our common stock on certain future financing events, recorded as a restructuring charge in 2013. The stock was issued on the closing of our March 2014 financing, resulting in a 2014 charge of $1.1 million based on the change in fair value of the stock reserved to settle the liability. There were no additional restructuring charges in 2014 or 2015.

Note 6 — Notes Payable

Original Issuance and Amendments — In February 2012, we issued $1.5 million of notes payable at 15% interest to two investors. The notes were secured by the assets of our Company. The original maturity date was May 2012, and the notes were callable on condition of default. Price adjustable warrants to purchase 3.7 million common shares at $0.508 were issued and were exercisable through August 2017. Through a series of subsequent amendments, we were required to pay $0.2 million of accrued interest and issued additional price adjustable warrants to purchase 3.2 million shares, and the exercise price of these and the original warrants was adjusted to $0.28. Each warrant had a contractual term of five years after the issue date.

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Amendments in 2013 - In February 2013, we amended the notes to extend the maturity date to April 30, 2013. In exchange for the extension, we issued additional price adjustable warrants to purchase 1.0 million common shares at $0.28 before August 2018. The terms of the amended notes were determined to be substantially different from the prior note terms, and the amendment, therefore, was recorded as an extinguishment. In August 2013, we amended the notes to extend the maturity date to March 2014. Additionally, the terms of the notes were changed to a claim on a portion of the cash receipts from license payments and any financing, with any remaining principal and accrued interest to convert in any financing to the securities underlying the financing and with a conversion price equal to the effective price paid by other participating investors. In exchange for the amendment, we issued additional price adjustable warrants to purchase 4.0 million shares at $0.28 before February 2019. The terms of the amended notes were determined to be substantially different from the prior note terms, and the amendment, therefore, was recorded as an extinguishment.

In the year ended December 31, 2014, we recorded interest expense related to the notes of $1.0 million and an immaterial gain on debt extinguishment.

In February 2014, the note holders exchanged the notes in the aggregate principal and interest amount of $1.5 million for approximately 2.0 million shares of our common stock. There were no notes payable outstanding as of December 31, 2014 or 2015.

Note 7 — Stockholders’ Equity

Preferred Stock — Our board of directors has the authority, without action by the stockholders, to designate and issue up to 100,000 shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of our common stock. We have designated 1,000 shares as Series B Preferred Stock (“Series B Preferred”) and 90,000 shares as Series A Junior Participating Preferred Stock (“Series A Preferred”). No shares of Series B Preferred or Series A Preferred are outstanding. In March 2014, we designated 1,200 shares as Series C Convertible Preferred Stock (“Series C Preferred”). In August 2015, we designated 220 shares as Series D Convertible Preferred Stock (“Series D Preferred”).

In March 2014, we entered into a Securities Purchase Agreement with certain investors pursuant to which we sold 1,200 shares of Series C Preferred, and price adjustable warrants to purchase up to 6.0 million shares of our common stock at an initial exercise price of $0.75 per share before March 2021, for an aggregate purchase price of $6.0 million. The exercise price of the warrants is subject to reduction in the event of certain dilutive stock issuances at any time while the warrants are outstanding, but not to be reduced below $0.28 per share. Each share of Series C Preferred has a stated value of $5,000 per share and is convertible into shares of common stock at a conversion price of $0.75 per share. The Series C Preferred is initially convertible into an aggregate of 8,000,000 shares of our common stock, subject to certain limitations and adjustments, has no stated dividend rate, is not redeemable and has voting rights on an as-converted basis.

To account for the issuance of the Series C Preferred and warrants, we first assessed the terms of the warrants and determined that, due to certain anti-dilution provisions, they should be recorded as derivative liabilities. We determined the fair value of the warrants on the issuance date and recorded a liability of $6.5 million. Since the fair value of the warrants exceeded the total proceeds received of $6.0 million, we recorded a loss of $0.5 million upon issuance, which is included in the change in fair value of price adjustable warrants in the consolidated statements of operations. The discount of $6.0 million on the Series C Preferred, resulting from the allocation of the entire proceeds to the warrant, was accreted as a dividend on the Series C Preferred through the earliest conversion date, which was immediately. The Series C Preferred dividend of $6.0 million was recorded as both a debit and a credit to additional paid-in capital and as a deemed dividend on the Series C Preferred in determining net loss applicable to common stock holders in the consolidated statements of operations. We incurred $0.07 million of stock issuance costs in conjunction with the Series C Preferred, which were netted against the proceeds.

In August 2015, we entered into a Securities Purchase Agreement with certain investors pursuant to which we sold 220 shares of Series D Preferred, and warrants to purchase up to 3.44 million shares of our common stock at an initial exercise price of $0.40 per share before August 2021, for an aggregate purchase price of $1.1 million. We incurred $0.01 million of stock issuance costs in conjunction with the Series D Preferred, which were netted against the proceeds. The warrants issued in connection with Series D Preferred contain an anti-dilution (“down round”) provision whereby the exercise price per share to purchase common stock covered by these warrants is subject to reduction in the event of certain dilutive stock issuances at any time within two years of the issuance date, but not to be reduced below $0.28 per share. Each share of Series D Preferred has a stated value of $5,000 per share and is convertible into shares of common stock at a conversion price of $0.40 per share. The Series D Preferred is initially convertible into an aggregate of 2,750,000 shares of our common stock, subject to certain limitations and adjustments, has a 5% stated dividend rate, is not redeemable and has voting rights on an as-converted basis.

To account for the issuance of the Series D Preferred and warrants, we first assessed the terms of the warrants and determined that, due to the “down round” provision, they should be recorded as derivative liabilities. We determined the fair value of the warrants on the issuance date and recorded a liability and a discount of $0.6 million on the Series D Preferred resulting from the allocation of

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proceeds to the warrants. We then determined the effective conversion price of the Series D Preferred which resulted in a beneficial conversion feature of $0.7 million. The beneficial conversion feature was recorded as both a debit and a credit to additional paid-in capital and as a deemed dividend on the Series D Preferred in determining net income applicable to common stock holders in the consolidated statements of operations.

In June 2015, an investor converted 90 shares of Series C Preferred into 0.6 million shares of common stock. In November 2015, an investor converted an additional 90 shares of Series C Preferred into 0.6 million shares of common stock. Also in November 2015, an investor converted 50 shares of Series D Preferred into 0.6 million shares of common stock.

In February 2016, an investor converted 110 shares of Series D Preferred into 1.4 million shares of common stock.

Common Stock — Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of our common stock. Subject to the rights of the holders of any class of our capital stock having any preference or priority over our common stock, the holders of our common stock are entitled to receive dividends that are declared by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in our net assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. Our common stock has no preemptive rights, conversion rights, redemption rights or sinking fund provisions, and there are no dividends in arrears or default. All shares of our common stock have equal distribution, liquidation and voting rights, and have no preferences or exchange rights. Our common stock currently trades on the OTCQB tier of the OTC Markets.

In March 2014, we issued 0.1 million shares with a fair value of $0.01 million to a vendor under the terms of a 2012 compromise and release agreement.

In September 2012, as part of the lease termination agreement, we agreed to issue 1.5 million shares of our common stock to a landlord. The shares were issued in March 2014 at a value of $1.9 million.

As part of the asset purchase agreement that we entered into with Novosom in July 2010, we are obligated to pay Novosom 30% of any payments received by us for sub-licensed SMARTICLES® technology. The consideration is payable in a combination of cash (no more than 50% of total due) and common stock (between 50% and 100% of total due), at our discretion. For such consideration related to MiRNA and ProNAi payments received in 2012 and 2013, we issued 0.96 million common shares with a fair value of $1.5 million in March 2014.

In January 2014, we issued 2.8 million shares of common stock with fair value of $1.0 million to employees and board members for amounts due under certain employment and board of director agreements, of which 0.3 million shares were repurchased and retired in December 2014 in connection with the satisfaction of tax withholding obligations.

In January 2014, we issued 0.09 million shares of common stock with a fair value of $0.03 million to the non-executive members of our board of directors for services to be provided during the three months ended March 31, 2014.

In January and April 2014, we issued an aggregate of 0.04 million shares of common stock with a fair value of $0.02 million to consultants for services provided during the six months ended June 30, 2014.

In February 2014, we issued an aggregate of 2.0 million shares of common stock with a fair value of $1.48 million on the conversion of outstanding principal and unpaid accrued interest associated with our convertible debt.

In April 2014, we issued 0.02 million shares of common stock with a fair value of $0.03 million to scientific advisory board members for services to be provided during the three months ended June 30, 2014.

In September 2014, we issued 0.05 million shares of common stock with fair value of $0.06 million to a vendor to settle an outstanding payable under the terms of a 2012 compromise and release agreement.

During 2014, we issued 1.32 million shares of common stock upon net share exercises and 0.08 million shares of common stock on cash exercises of warrants.

In December 2014, we pledged to issue common stock valued at $0.08 million to Novosom, related to our license agreement with MiNA, for the portion due under its sublicensing agreement. Pricing of the common stock was to occur on receipt of the payment from MiNA. As of December 2014, the pledge was issued as a dollar denominated liability and was not influenced by changes in stock price. This obligation is included in Fair Value of Stock to be Issued to Settle Liabilities at December 31, 2014, and the 0.12 million common shares were subsequently issued in January 2015.

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In May 2015, we issued 0.21 million common shares with a value of $0.12 million to Novosom as the equity component owed as a result of an accelerated milestone payment under our December 2011 license agreement with Mirna Therapeutics.

In October 2015, we issued 0.03 million common shares with a value of $0.01 million to Novosom as the equity component owed as a result of an accelerated milestone payment under our license agreement with Mirna Therapeutics.

In November 2015, we pledged to issue common stock valued at $0.06 million to Novosom, related to our license agreement with MiNA, for the portion due under its sublicensing agreement. Pricing of the common stock was to occur on receipt of the payment from MiNA. As of December 2015, the pledge was issued as a dollar denominated liability and was not influenced by changes in stock price. This obligation is included in Fair Value of Stock to be Issued to Settle Liabilities at December 31, 2015, and the 0.21 million common shares were subsequently issued in February 2016.

Warrants — In March 2014, in conjunction with the issuance of Series C Preferred, we issued price adjustable warrants to purchase up to 6.0 million shares of our common stock at an exercise price of $0.75 per share.

During 2014, we issued 1.32 million shares of common stock upon net share exercises and 0.08 million shares on cash exercises of warrants.

In April 2014, we issued warrants to purchase up to 0.075 million shares of our common stock to a vendor. These warrants have a fixed strike price of $0.89, and expire in April 2024. The fair value of these warrants is immaterial.

In December 2014, we issued warrants to purchase up to 0.117 million shares to five consultants providing financial, scientific and development consulting services to our Company. The fair value of these warrants is immaterial.

In January 2015, an investor exercised warrants to purchase 2,500 shares of common stock at an exercise price of $0.28.

From January to September 2015, we issued warrants to purchase up to an aggregate of 0.102 million common shares to a vendor providing scientific and development consulting services to our Company. The fair value of these warrants at issuance was $0.065 million of which $0.05 million was accrued at December 31, 2014.

In August 2015, in conjunction with the issuance of Series D Preferred, we issued price adjustable warrants to purchase up to 3.44 million shares of our common stock at an exercise price of $0.40 per share.

The following summarizes warrant activity during the years ended December 31, 2014 and 2015.

	Warrant Shares	Weighted Average Exercise Price
Outstanding, January 1, 2014	17,017,601	$1.29
Issued	6,191,500	0.75
Exercised or cancelled	(1,996,288)	0.36
Outstanding, December 31, 2014	21,212,813	1.19
Issued	3,539,315	0.41
Exercised or cancelled	(285,345)	53.64
Outstanding, December 31, 2015	24,466,783	$0.47

Expiring in 2016	-
Expiring in 2017	7,235,622
Expiring in 2018	3,399,546
Expiring thereafter	13,831,615

Note 8 — Stock Incentive Plans

At December 31, 2015, options to purchase up to 1.3 million shares of our common stock were outstanding, and 8.2 million shares were reserved for future awards under our stock incentive plans.

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Our current stock incentive plans include the 2008 Stock Incentive Plan and the 2014 Long Term Incentive Plan. Under our stock compensation plans, we are authorized to grant options to purchase shares of common stock to our employees, officers and directors and other persons who provide services to us. The options to be granted are designated as either incentive stock options or non-qualified stock options by our board of directors, which also has discretion as to the person to be granted options, the number of shares subject to the options and the terms of the option agreements. Only employees, including officers and part-time employees, may be granted incentive stock options. Under our 2008 and 2014 stock incentive plans, we are authorized to grant awards of stock options, restricted stock, stock appreciation rights and performance shares. At December 31, 2015, no stock appreciation rights or performance shares have been granted. Standard options granted under the plans generally have terms of ten years from the date of grant and vest over three years.

Stock-based Compensation. Certain option and share awards provide for accelerated vesting if there is a change in control as defined in the applicable plan and certain employment agreements. The following table summarizes stock-based compensation expense:

	Year Ended December 31,
(In thousands)	2014	2015
Research and development	$48	$42
General and administrative	229	462
Total	$277	$504

Stock Options — Stock option activity in 2014 and 2015 was as follows:

	Year Ended December 31,
	2014		2015
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding on January 1	284,829	$39.46	1,084,106	$5.52
Issued	1,039,000	1.07	232,000	0.63
Forfeited/expired	(239,723)	18.02	-	-
Outstanding on December 31	1,084,106	$5.52	1,316,106	$4.66
Exercisable as of December 31	179,106	$28.06	750,356	$7.44

The following table summarizes additional information on our stock options outstanding at December 31, 2015:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.63 - 0.82	252,000	4.00	$0.65	136,000	$0.66
$1.07 - $2.20	1,021,500	7.49	1.07	571,750	1.07
$47.60 - $87.60	21,000	2.44	67.60	21,000	67.60
$127.60 - $207.60	21,500	2.44	158.30	21,500	158.30
$526.40	106	1.10	526.40	106	526.40
Totals	1,316,106	6.66	$4.66	750,356	$7.44
Weighted-Average Exercisable Remaining Contractual Life (Years)					5.84

We use Black-Scholes to determine the fair value of our stock-based awards. The determination of the fair value of stock-based awards on the date of grant using an option-pricing model is affected by our stock price, as well as by assumptions regarding a number

F-17

of complex and subjective variables. We meet the criteria, having had significant past structural changes, such that our historical exercise data are not reasonably extrapolated to an expected term. Given the terms of the awards and the population of recipients, we believe that expected term is equal to the contractual term. We estimate volatility of our common stock by using our stock price history to forecast stock price volatility. The risk-free interest rates used in the valuation model were based on U.S. Treasury issues with terms similar to the expected term on the options. We do not anticipate paying any dividends in the foreseeable future. We granted 1.0 million and 0.2 million options in 2014 and 2015, respectively.

At December 31, 2015, we had $0.5 million of total unrecognized compensation expense related to unvested stock options. We expect to recognize this cost over a weighted average period of 1.8 years.

At December 31, 2015, the intrinsic value of options outstanding or exercisable was $0, as there were no options outstanding with an exercise price less than the per share closing market price of our common stock at that date. No options were exercised in either 2014 or 2015. The total grant date fair value of options that vested during 2014 and 2015 was $0.12 million and $0.06 million, respectively.

Note 9 — Income Taxes

We have identified our federal and Massachusetts state tax returns as “major” tax jurisdictions. The periods our income tax returns are subject to examination for these jurisdictions are 2012 and 2015. We believe our income tax filing positions and deductions will be sustained on audit, and we do not anticipate any adjustments that would result in a material change to our financial position. Therefore, no liabilities for uncertain income tax positions have been recorded.

At December 31, 2015, we had available net operating loss carry-forwards for federal and state income tax reporting purposes of $312.0 million and $1.4 million, respectively, and had available tax credit carry-forwards for federal and state income tax reporting purposes of $10.6 million and $0.1 million, which are available to offset future taxable income. Portions of these carry-forwards will expire through 2035 if not otherwise utilized. We have not performed a formal analysis, but our ability to use such net operating losses and tax credit carry-forwards is subject to annual limitations due to change of control provisions under Sections 382 and 383 of the Internal Revenue Code, and such limitation could significantly impact our ability to realize these deferred tax assets.

Our net deferred tax assets, liabilities and valuation allowance are as follows:

	Year Ended December 31,
(In thousands)	2014	2015
Deferred tax assets:
Net operating loss carryforwards	$108,348	$106,312
Tax credit carryforwards	10,696	10,696
Depreciation and amortization	3,709	3,872
Other	185	351
Total deferred tax assets	122,938	121,231
Valuation allowance	(122,938)	(121,231)
Net deferred tax assets	-	-
Deferred tax liabilities:
Intangible assets	(2,345)	(2,345)
Net deferred tax liabilities	$(2,345)	$(2,345)

We record a valuation allowance in the full amount of our net deferred tax assets since realization of such tax benefits has been determined by our management to be less likely than not. The valuation allowance increased $0.36 million and decreased $1.71 million during 2014 and 2015, respectively.

In 2014 and 2015, there was no income tax benefit or recorded expense primarily due to the non-taxable change in fair value liability for price adjustable warrants and the change in valuation allowance.

Note 10 — Intellectual Property and Collaborative Agreements

MiNA – In December 2014, we entered into a license agreement with MiNA regarding the development and commercialization of small activating RNA-based therapeutics utilizing MiNA’s proprietary oligonucleotides and our SMARTICLES nucleic acid delivery

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technology. MiNA will have full responsibility for the development and commercialization of any products arising under the agreement. We recognized an upfront fee of $0.5 million in 2014, subsequently received in January 2015, and an accelerated payment of $0.2 million in November 2015. We could receive up to an additional $49 million in clinical and commercialization milestone payments, as well as royalties on sales, based on the successful development of MiNA’s potential product candidates.

Arcturus - In August 2013, we and Arcturus entered into a patent assignment and license agreement pursuant to which Arcturus was granted an assignment of select RNA related patents and certain transferable agreements, including agreements with F. Hoffman-La Roche Inc. and F. Hoffman La-Roche Ltd., dated February 2009, and Tekmira, dated November 2012. We received an irrevocable, royalty-free, worldwide, non-exclusive sublicense to use the transferred technologies in the development and commercialization of our products.

Arbutus - In November 2012, we and Arbutus entered into a license agreement pursuant to which Arbutus was granted a worldwide, non-exclusive and selectively sub-licensable license to develop and commercialize products using our Unlocked Nucleobase Analog (“UNA”) technology. This agreement was transferred to Arcturus as part of the patent assignment and license agreement in August 2013.

Mirna — In December 2011, we entered into an agreement with Mirna relating to the development and commercialization of miRNA-based therapeutics utilizing Mirna’s proprietary miRNAs and our SMARTICLES delivery technology. The agreement provides that Mirna will have full responsibility for the development and commercialization of any products arising under the agreement and that we will support pre-clinical and process development efforts. Under terms of the agreement, we could receive up to $63.0 million in upfront, clinical and commercialization milestone payments, as well as royalties on product sales in the low single digit percentages. Either party may terminate the agreement upon the occurrence of a default by the other party. Mirna has the right to terminate the agreement upon 60 days prior written notice. In December 2013, the agreement was amended to add the right for Mirna to select additional compounds for development. Mirna identified three selected compounds for an upfront payment of $1.0 million. During 2015, we received an aggregate of $0.5 million for an accelerated milestone payment under this agreement. Future additional selections can be identified for an upfront payment of $0.5 million per selection. All other per compound payments remain unchanged, except that no royalties will be owed on sales of the original licensed compound.

Novosom — In July 2010, we entered into an agreement pursuant to which we acquired the intellectual property for Novosom AG’s (“Novosom”) SMARTICLES-based liposomal delivery system. We issued to Novosom 0.14 million shares of our common stock with a value of $3.8 million as consideration for the acquired assets, which was recorded as an R&D expense. As additional consideration, we are obligated to pay an amount equal to 30% of the value of each upfront (or combined) payment received by us in respect of the license or disposition of SMARTICLES technology or related product, up to a maximum of $3.3 million, which will be paid in a combination of cash and/or shares of our common stock, at our discretion. In December 2011, we recognized $0.1 million as R&D expense for additional consideration paid to Novosom for an upfront payment receipt. During 2012, we reserved 0.51 million shares of common stock for future issuance with no cash component as additional consideration as a result of the license agreements that we entered into with Mirna and Monsanto Company. During 2013, as a result of the payment received from Mirna for additional compounds, we opted to record a $0.15 million cash payable and reserve an additional 0.45 million shares for future issuance. All balances due Novosom as of December 2013, both cash and stock, were paid or issued in March 2014. In December 2014, we recorded an upfront license fee from MiNA, and recorded an amount due Novosom of $0.08 million and pledged to issue $0.08 million in common stock. In January 2015, we settled amounts due with cash and 0.12 million shares of common stock. During 2015, in conjunction with the fees received from Mirna, we recorded an amount due Novosom of $0.14 million and settled the amount during 2015 with $0.01 in cash and $0.13 million in common stock. In November 2015, in conjunction with the fees received from MiNA, we recorded an amount due Novosom of $0.06 million and pledged to issue $0.06 million in common stock. In February 2016, we settled amounts due with 0.21 million shares of common stock.

Valeant Pharmaceuticals — In March 2010, we acquired intellectual property related to conformationally restricted nucleotide (“CRN”) technology from Valeant Pharmaceuticals North America (“Valeant”) for a licensing fee recorded as R&D expense. Subject to meeting certain milestones, we may be obligated to make a development milestone payment of $5.0 million and $2.0 million within 180 days of FDA approval of a New Drug Application for our first and second CRN related product, respectively. As of December 31, 2015, we had not satisfied any conditions triggering milestone payments. Valeant is entitled to receive low single-digit percentage based earn-out payments on commercial sales and revenue from sublicensing. The agreement requires us to use commercially reasonable efforts to develop and commercialize at least one covered product and if we have not made earn-out payments of at least $5.0 million prior to March 2016, we are required to pay Valeant an annual amount equal to $0.05 million per assigned patent, which shall be creditable against other payment obligations. We do not expect to achieve the earn-out minimum prior to March 2016. The term of our financial obligations under the agreement shall end, on a country-by-country basis, when there no longer exists any valid claim in such country. We may terminate the agreement upon 30 days written notice, or upon 10 days written notice in the event of adverse results from clinical studies. Upon termination, we are obligated to pay all accrued amounts due but shall have no future payment obligations.

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University of Helsinki — In June 2008, we entered into a collaboration agreement with Dr. Pirjo Laakkonen and the Biomedicum Helsinki. The agreement terminated in June 2012. After termination, we may still be obligated to make development milestone payments of up to €0.275 million for each product developed. At December 31, 2015, none of the milestone triggers had been met. In addition, upon the first commercial sale of a product, we are required to pay an advance of €0.25 million credit against future royalties. We will owe in low single digit percentage royalty payments on product sales.

Note 11 — Commitments and Contingencies

We are subject to various legal proceedings and claims that arise in the ordinary course of business. Our management currently believes that resolution of such legal matters will not have a material adverse impact on our consolidated financial position, results of operations or cash flows.

Note 12 — Subsequent Events

All material subsequent events have been included within footnotes 1, 7, and 10 of the Consolidated Financial Statements.

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MARINA BIOTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	March 31,
(In thousands, except share and per share data)	2015	2016

ASSETS
Current assets:
Cash	$710	$307
Prepaid expenses and other current assets	140	126
Total current assets	850	433
Intangible assets	6,700	6,700
Other assets	45	45
Total assets	$7,595	$7,178
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$763	$1,031
Accrued payroll and employee benefits	377	453
Other accrued liabilities	1,296	1,365
Total current liabilities	2,436	2,849
Fair value liability for price adjustable warrants	2,491	423
Fair value of stock to be issued to settle liabilities	60	75
Deferred income tax liabilities	2,345	2,345
Total liabilities	7,332	5,692
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 100,000 shares authorized
Series C convertible preferred stock, $0.01 par value; 1,200 shares authorized, 1,020 shares issued and outstanding at December 31, 2015 and March 31, 2016, respectively (preference in liquidation of $5,100 at March 31, 2016)	-	-
Series D convertible preferred stock, $0.01 par value; 220 shares authorized, 170 and 60 shares issued and outstanding at December 31, 2015 and March 31, 2016, respectively (preference in liquidation of $300 at March 31, 2016)	-	-
Common stock, $0.006 par value; 180,000,000 shares authorized, 27,704,340 and 29,284,819 shares issued and outstanding at December 31, 2015 and March 31, 2016, respectively	166	176
Additional paid-in capital	334,548	334,694
Accumulated deficit	(334,451)	(333,384)
Total stockholders’ equity	263	1,486
Total liabilities and stockholders’ equity	$7,595	$7,178

See accompanying notes to the condensed consolidated financial statements.

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MARINA BIOTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
(In thousands, except per share amounts)	2015	2016
License and other revenue	$-	$250
Operating expenses:
Research and development	254	192
General and administrative	1,061	1,059
Total operating expenses	1,315	1,251
Loss from operations	(1,315)	(1,001)
Other income:
Change in fair value liability for price adjustable warrants	1,729	2,068
Total other income	1,729	2,068
Net income applicable to common stockholders	$414	$1,067

Net income (loss) per common share
Basic	$0.02	$0.04
Diluted	(0.04)	(0.05)

Shares used in computing net income (loss) per share
Basic	25,632	28,403
Diluted	32,555	14,653

See accompanying notes to the condensed consolidated financial statements.

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MARINA BIOTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended March 31,
(In thousands)	2015	2016
Operating activities:
Net income	$414	$1,067
Adjustments to reconcile net income to net cash used in operating activities:
Compensation related to stock options and warrants	180	96
Changes in fair market value of liabilities
Stock reserved for issuance to settle liabilities	-	75
Price adjustable warrants	(1,729)	(2,068)
Cash changes in assets and liabilities
Accounts receivable	500	-
Prepaid expenses and other assets	8	14
Accounts payable	(106)	268
Accrued and other liabilities	71	145
Net cash used in operating activities	(662)	(403)
Financing activities:
Proceeds from exercise of warrants for common stock	1	-
Net cash provided by financing activities	1	-
Net decrease in cash	(661)	(403)
Cash and cash equivalents — January 1	1,824	710
Cash and cash equivalents — March 31	$1,163	$307
Supplemental disclosure of cash flow information and non-cash financing activities:
Fair value of warrants issued to purchase common stock to settle liabilities	$50	$-
Issuance of common stock to settle liabilities	$75	$60
Par value of common stock issued upon conversion of Series D convertible preferred stock	$-	$8

See accompanying notes to the condensed consolidated financial statements.

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MARINA BIOTECH, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the three months ended March 31, 2015 and 2016

(Unaudited)

Note 1 — Business, Liquidity and Summary of Significant Accounting Policies

Business

Business

We are a biotechnology company focused on the discovery, development and commercialization of nucleic acid-based therapies to treat orphan diseases. Our pipeline includes CEQ508, a product in clinical development for the treatment of Familial Adenomatous Polyposis (“FAP”), for which we have received Orphan Drug Designation (“ODD”) and Fast Track Designation (“FTD”) from the U.S. Food and Drug Administration (“FDA”), and preclinical programs for the treatment of type 1 myotonic dystrophy (“DM1”) and Duchenne muscular dystrophy (“DMD”).

Since 2010, we have strategically acquired/in-licensed and further developed nucleic acid chemistry and delivery-related technologies in order to establish a novel and differentiated drug discovery platform. This platform allows us to distinguish ourselves from others in the nucleic acid therapeutics area in that we are the only company capable of creating a wide variety of therapeutics targeting coding and non-coding RNA via multiple mechanisms of action such as RNA interference (“RNAi”), messenger RNA translational inhibition, exon skipping, microRNA (“miRNA”) replacement, miRNA inhibition, and steric blocking in order to modulate gene expression either up or down depending on the specific mechanism of action. Our goal has been to dramatically improve the lives of the patients and families affected by orphan diseases through either our own efforts or those of our collaborators and licensees.

Strategic Direction, Agreement to Purchase Assets, and Agreement to Sell Company Assets

As a result of our financial condition, on February 17, 2016, we announced that our Board of Directors had authorized a process to explore a range of strategic alternatives to enhance stockholder value, and that we have retained an advisor to assist us in exploring such alternatives.

In connection with that process of exploring strategic alternatives, on April 29, 2016, we signed a term sheet with Turing Pharmaceuticals AG (“Turing”), a privately-held biopharmaceutical company focused on developing and commercializing innovative treatments for serious diseases, pursuant to which we would acquire Turing’s intranasal ketamine program for consideration consisting of approximately 53 million shares of our common stock (the “Turing Transaction”). The assets to be acquired from Turing would include all patents and intellectual property rights, clinical development plans, regulatory documents and existing product inventories. As per the term sheet, we would pay to Turing up to $95 million in success-based and sales-based milestones plus a mid-single digit royalty on net sales, if any.

Completion of the proposed Turing Transaction is contingent upon certain conditions, including the completion of customary due diligence considerations, the negotiation, execution and delivery of a definitive purchase agreement, and the satisfaction or waiver of the conditions set forth in the definitive purchase agreement, including, without limitation, the completion by us of a financing transaction yielding proceeds sufficient to initiate and support the Phase 3 efforts for the intranasal ketamine program to be acquired.

There can be no assurance that a definitive purchase agreement will be executed or that a closing of the Turing Transaction will occur. The accompanying consolidated financial statements do not include any adjustments related to the Turing Transaction.

Also in connection with the process of exploring strategic alternatives, on March 10, 2016, we signed a term sheet with Microlin Bio, Inc. (“Microlin”) pursuant to which we would sell to Microlin substantially all of the assets

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of our historical business operations. On May 3, 2016, we announced that we had determined to terminate negotiations with Microlin with respect to the proposed transaction.

We will need additional capital in order to execute our strategy of concluding the Turing Transaction, and potentially either acquiring other assets or technology or selling our existing assets or technology, or if the foregoing do not occur, our previous strategy of initiating the registration trial for and commercializing CEQ508, filing Investigational New Drug (“IND”) applications for both DM1 and DMD and bringing these two programs to human proof-of-concept trials.

Recent Licensing Agreements

In February 2016, we entered into an evaluation and option agreement covering certain of our platforms for the delivery of an undisclosed genome editing technology. The agreement contains an option provision for the exclusive license of our SMARTICLES platform in a specific gene editing field.

In March 2016, we entered into a license agreement covering certain of our platforms for the delivery of an undisclosed genome editing technology. Under the terms of the agreement, we received an upfront license fee of $0.25 million, and could receive up to $40 million in success-based milestones.

Liquidity

The accompanying condensed consolidated financial statements have been prepared on the basis that we will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. At March 31, 2016, we had an accumulated deficit of approximately $333.4 million, $107.7 million of which has been accumulated since we focused on RNA therapeutics in June 2008. To the extent that sufficient funding is available, we will continue to incur operating losses as we execute our plan to raise additional funds, complete the Turing Transaction, and investigate either acquiring other technology or selling our existing assets or technology. In addition, we have had and will continue to have negative cash flows from operations. We have funded our losses primarily through the sale of common and preferred stock and warrants, revenue provided from our license agreements and, to a lesser extent, equipment financing facilities and secured loans. In 2015 and 2016, we funded operations with a combination of the issuance of preferred stock and license-related revenues. At March 31, 2016, we had negative working capital of $2.4 million and $0.3 million in cash. Our limited operating activities consume the majority of our cash resources.

We believe that our current cash resources, including the upfront license fee received in March 2016 as noted above, will enable us to fund our intended operations through June 2016. Our ability to execute our operating plan beyond June 2016 depends on our ability to obtain additional funding, the subsequent closing of the Turing Transaction, and any subsequent plans to acquire other technology or sell our existing assets or technology. The volatility in our stock price, as well as market conditions in general, could make it difficult for us to raise capital on favorable terms, or at all. If we fail to obtain additional capital when required, we may have to modify, delay or abandon some or all of our planned activities, or terminate our operations. There can be no assurance that we will be successful in any such endeavors. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

If the Turing Transaction is not consummated and we are unable to either find a viable purchaser for our assets or to obtain sufficient capital to continue our current operations or any other business that we may acquire, we may be forced to file bankruptcy as we will have minimal capital and operating assets to continue the business.

Basis of Preparation and Summary of Significant Accounting Policies

Basis of Preparation — The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and note disclosures required by U.S. generally accepted accounting principles (“U.S. GAAP”) for complete financial statements. The accompanying unaudited financial information should be read in conjunction with the audited consolidated financial statements, including the notes thereto, as of

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and for the year ended December 31, 2015, included in our 2015 Annual Report on Form 10-K filed with the SEC. The information furnished in this report reflects all adjustments (consisting of normal recurring adjustments), which are, in the opinion of management, necessary for a fair presentation of our financial position, results of operations and cash flows for each period presented. The results of operations for the three months ended March 31, 2016 are not necessarily indicative of the results for the year ending December 31, 2016 or for any future period.

Use of Estimates — The preparation of financial statements in conformity with U.S. GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Estimates having relatively higher significance include revenue recognition, stock-based compensation, valuation of warrants, valuation and estimated lives of identifiable intangible assets, impairment of long-lived assets, and income taxes. Actual results could differ from those estimates.

Fair Value of Financial Instruments —We consider the fair value of cash, accounts receivable, accounts payable and accrued liabilities to not be materially different from their carrying value. These financial instruments have short-term maturities.

We follow authoritative guidance with respect to fair value reporting issued by the Financial Accounting Standards Board (“FASB”) for financial assets and liabilities, which defines fair value, provides guidance for measuring fair value and requires certain disclosures. The guidance does not apply to measurements related to share-based payments. The guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Our cash is subject to fair value measurement and value is determined by Level 1 inputs. We measure the liability for committed stock issuances with a fixed share number using Level 1 inputs. We measure the liability for price adjustable warrants using the Black-Scholes option pricing model (“Black-Scholes”) under various probability weighted scenarios, using Level 3 inputs. The following tables summarize our liabilities measured at fair value on a recurring basis as of December 31, 2015 and March 31, 2016:

		Level 1		Level 3
	Balance at	Quoted prices in	Level 2	Significant
	December 31,	active markets for	Significant other	unobservable
(In thousands)	2015	identical assets	observable inputs	inputs
Liabilities:
Fair value liability for price adjustable warrants	$2,491	$-	$-	$2,491
Fair value liability for shares to be issued	60	60	-	-
Total liabilities at fair value	$2,551	$60	$-	$2,491

		Level 1		Level 3
		Quoted prices in	Level 2	Significant
	Balance at	active markets for	Significant other	unobservable
(In thousands)	March 31, 2016	identical assets	observable inputs	inputs
Liabilities:
Fair value liability for price adjustable warrants	$423	$-	$-	$423
Fair value liability for shares to be issued	75	75
Total liabilities at fair value	$498	$75	$-	$423

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The following presents activity of the fair value liability of price adjustable warrants determined by Level 3 inputs for the three months ended March 31, 2016:

	Fair value	Weighted average as of each measurement date
	liability for price				Contractual
	adjustable warrants	Exercise	Stock		life	Risk free
	(in thousands)	Price	Price	Volatility	(in years)	rate

Balance at December 31, 2015	$2,491	$0.42	$0.27	99%	1.79	0.46%
Change in fair value included in statement of operations	(2,068)
Balance at March 31, 2016	$423	$0.42	$0.17	123%	1.47	0.21%

Net Income (Loss) per Common Share — Basic net income per common share is computed by dividing the net income by the weighted average number of common shares outstanding during the period. Diluted net loss per common share includes the effect of common stock equivalents (stock options, unvested restricted stock, warrants) when, under either the treasury or if-converted method, such inclusion in the computation would be dilutive. The following number of shares have been excluded from diluted net loss per common share since such inclusion would be anti-dilutive:

	Three Months Ended March 31,
	2015	2016
Stock options outstanding	1,316,106	1,548,106
Warrants	1,285,693	7,037,946
Convertible preferred stock	-	7,550,000
Total	2,601,799	16,136,052

The following is a reconciliation of basic and diluted net income (loss) per share:

	Three Months Ended March 31,
	2015	2016
Net income – numerator basic	$414	$1,067
Change in fair value liability for price adjustable warrants	(1,729)	(1,779)
Net loss, excluding change in fair value liability for price adjustable warrants	$(1,315)	$(712)
Weighted average common shares outstanding – denominator basic	25,632	28,403
Effect of price adjustable warrants	6,923	(13,750)
Weighted average dilutive common shares outstanding	32,555	14,653
Net income per common share – basic	$0.02	$0.04
Net loss per common share – diluted	$(0.04)	$(0.05)

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 Impairment of long-lived assets — We review all of our long-lived assets for impairment indicators throughout the year and perform detailed testing whenever impairment indicators are present. In addition, we perform detailed impairment testing for indefinite-lived intangible assets, specifically IPR&D, at least annually at December 31. When necessary, we record charges for impairments. Specifically:

•	For finite-lived intangible assets, such as developed technology rights, and for other long-lived assets, such as property and equipment, we compare the undiscounted amount of the projected cash flows associated with the asset, or asset group, to the carrying amount. If the carrying amount is found to be greater, we record an impairment loss for the excess of book value over fair value. In addition, in all cases of an impairment review, we re-evaluate the remaining useful lives of the assets and modify them, as appropriate; and

•	For indefinite-lived intangible assets, such as IPR&D assets, each year and whenever impairment indicators are present, we determine the fair value of the asset and record an impairment loss for the excess of book value over fair value, if any.

Note 2 — Stockholders’ Equity

Preferred Stock — Our board of directors has the authority, without action by the stockholders, to designate and issue up to 100,000 shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of our common stock. We have designated 1,000 shares as Series B Preferred Stock (“Series B Preferred”) and 90,000 shares as Series A Junior Participating Preferred Stock (“Series A Preferred”). No shares of Series B Preferred or Series A Preferred are outstanding. In March 2014, we designated 1,200 shares as Series C Convertible Preferred Stock (“Series C Preferred”). In August 2015, we designated 220 shares as Series D Convertible Preferred Stock (“Series D Preferred”).

In August 2015, we entered into a Securities Purchase Agreement with certain investors pursuant to which we sold 220 shares of Series D Preferred, and warrants to purchase up to 3.44 million shares of our common stock at an initial exercise price of $0.40 per share before August 2021, for an aggregate purchase price of $1.1 million. We incurred $0.01 million of stock issuance costs in conjunction with the Series D Preferred, which were netted against the proceeds. The warrants issued in connection with Series D Preferred contain an anti-dilution (“down round”) provision whereby the exercise price per share to purchase common stock covered by these warrants is subject to reduction in the event of certain dilutive stock issuances at any time within two years of the issuance date, but not to be reduced below $0.28 per share. Each share of Series D Preferred has a stated value of $5,000 per share and is convertible into shares of common stock at a conversion price of $0.40 per share. The Series D Preferred is initially convertible into an aggregate of 2,750,000 shares of our common stock, subject to certain limitations and adjustments, has a 5% stated dividend rate, is not redeemable and has voting rights on an as-converted basis.

To account for the issuance of the Series D Preferred and warrants, we first assessed the terms of the warrants and determined that, due to the “down round” provision, they should be recorded as derivative liabilities. We determined the fair value of the warrants on the issuance date and recorded a liability and a discount of $0.6 million on the Series D Preferred resulting from the allocation of proceeds to the warrants. We then determined the effective conversion price of the Series D Preferred which resulted in a beneficial conversion feature of $0.7 million. The beneficial conversion feature was recorded as both a debit and a credit to additional paid-in capital and as a deemed dividend on the Series D Preferred in determining net income applicable to common stock holders in the consolidated statements of operations.

Each share of Series C Preferred has a stated value of $5,000 per share and is convertible into shares of common stock at a conversion price of $0.75 per share. In June 2015, an investor converted 90 shares of Series C Preferred into 0.6 million shares of common stock. In November 2015, an investor converted an additional 90 shares of Series C Preferred into 0.6 million shares of common stock. Also in November 2015, an investor converted 50 shares of Series D Preferred into 0.6 million shares of common stock.

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In February 2016, an investor converted 110 shares of Series D Preferred into 1.4 million shares of common stock.

Common Stock — Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of our common stock. Subject to the rights of the holders of any class of our capital stock having any preference or priority over our common stock, the holders of our common stock are entitled to receive dividends that are declared by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in our net assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. Our common stock has no preemptive rights, conversion rights, redemption rights or sinking fund provisions, and there are no dividends in arrears or default. All shares of our common stock have equal distribution, liquidation and voting rights, and have no preferences or exchange rights. Our common stock currently trades on the OTCQB tier of the OTC Markets.

In February 2016, we issued 0.21 million shares with a value of $0.06 million to Novosom as the equity component owed under our December 2015 milestone payment from MiNA Therapeutics. In April 2016, we issued 0.47 million shares with a value of $0.075 million to Novosom as the equity component owed under a March 2016 license agreement covering certain of our platforms for the delivery of an undisclosed genome editing technology.

Warrants — During the three months ended March 31, 2016, there was no warrant activity. As of March 31, 2016, there were 24,466,783 warrants outstanding, with a weighted average exercise price of $0.47 per share, and annual expirations as follows:

Expiring in 2016	-
Expiring in 2017	7,235,622
Expiring in 2018	3,399,546
Expiring thereafter	13,831,615

Note 3 — Stock Incentive Plans

Stock-based Compensation. Certain option and share awards provide for accelerated vesting if there is a change in control as defined in the applicable plan and certain employment agreements. The following table summarizes stock-based compensation expense:

	Three months ended March 31,
(In thousands)	2015	2016
Research and development	$26	$11
General and administrative	145	85
Total	$171	$96

 Stock Options — Stock option activity was as follows:

	Options Outstanding
	2016
	Shares	Weighted Average Exercise Price
Outstanding, January 1	1,316,106	$4.66
Options Issued	232,000	$0.26
Outstanding, March 31	1,548,106	$4.00
Exercisable, March 31	1,046,606	$5.50

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The following table summarizes additional information on our stock options outstanding at March 31, 2016:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.26 - 0.82	484,000	4.24	$0.46	368,000	$0.53
$1.07 - $2.20	1,021,500	7.24	1.07	636,000	1.07
$47.60 - $87.60	21,000	2.19	67.60	21,000	67.60
$127.60 - $207.60	21,500	2.19	158.30	21,500	158.30
$526.40	106	0.85	526.40	106	526.40
Totals	1,548,106	6.16	$4.00	1,046,606	$5.50

	Weighted-Average Exercisable Remaining Contractual Life (Years)				5.47

In January 2016, we issued options to purchase up to an aggregate of 0.152 million shares of our common stock to non-employee members of our board of directors at an exercise price of $0.26 per share as the annual grant to such directors for their service on our board of directors during 2016, and we issued options to purchase up to an aggregate of 0.08 million shares of our common stock to the members of our scientific advisory board at an exercise price of $0.26 per share as the annual grant to such persons for their service on our scientific advisory board during 2016.

At March 31, 2016, we had $0.41 million of total unrecognized compensation expense related to unvested stock options. We expect to recognize this cost over a weighted average period of 0.8 years.

At March 31, 2016, the intrinsic value of options outstanding or exercisable was zero as there were no options outstanding with an exercise price less than $0.13, the per share closing market price of our common stock at that date.

Note 4 — Intellectual Property and Collaborative Agreements

In July 2010, we entered into an agreement pursuant to which we acquired intellectual property for Novosom’s SMARTICLES-based liposomal delivery system. In February 2016, we issued Novosom 0.21 million shares of common stock valued at $0.06 million for amounts due and included in Fair Value of Stock to be Issued to Settle Liabilities at December 31, 2015.

In March 2016, we entered into a license agreement covering certain of our platforms for the delivery of an undisclosed genome editing technology. Under the terms of the agreement, we received an upfront license fee of $0.25 million and could receive up to $40 million in success-based milestones. In conjunction with this transaction, we pledged to issue common stock valued at $0.075 million to Novosom. This obligation is included in Fair Value of Stock to be Issued to Settle Liabilities at March 31, 2016, and the 0.47 million common shares were issued in April 2016.

Note 5 — Commitments and Contingencies

Contingencies — We are subject to various legal proceedings and claims that arise in the ordinary course of business. Our management currently believes that resolution of such legal matters will not have a material adverse impact on our consolidated financial position, results of operations or cash flows.

Note 6 — Subsequent Events

All material subsequent events have been included within footnotes 1, 2 and 4 of the Condensed Consolidated Financial Statements.

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PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and placement agent fees, payable by the registrant in connection with the sale of the shares of common stock being registered. All amounts are estimates except the fees payable to the SEC.

SEC registration fee	$2,296.34
Legal fees and expenses	$2 0,000.00
Accounting fees and expenses	$5,000.00
Miscellaneous fees and expenses	$5,000.00
Total	$3 2,296.34

*	Previously paid.

__________

Item 14.	Indemnification of Directors and Officers.

Our Certificate of Incorporation currently provides that our board of directors has the authority to utilize, to the fullest extent possible, the indemnification provisions of Sections 102(b)(7) and 145 of the Delaware General Corporation Law (the “DGCL”), and our directors and officers are provided with the broadest available indemnification coverage. Such indemnification for our directors and officers is mandatory. Our Certificate of Incorporation also expressly provides that the advancement of expenses is mandatory and not subject to the discretion of our board of directors, except that any of our directors or officers who request advancement must undertake to repay the advanced amounts if it is determined that such person is not entitled to be indemnified by us. Further, our Certificate of Incorporation contains provisions to eliminate the liability of our directors to us or our stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL, as amended from time to time.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation provides for such limitation of liability.

Under Section 145 of the DGCL, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by our restated certificate of incorporation or restated bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.

We maintain a policy of directors and officer’s liability insurance covering certain liabilities incurred by our directors and officers in connection with the performance of their duties.

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Insofar as indemnification for liabilities arising under the Securities Act is permitted for our directors, officers or controlling persons, pursuant to the above mentioned statutes or otherwise, we understand that the SEC is of the opinion that such indemnification may contravene federal public policy, as expressed in the Securities Act, and therefore, is unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any of our directors, officers or controlling persons, and the SEC is still of the same opinion, we (except insofar as such claim seeks reimbursement from us of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by our counsel to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Item 15.	Recent Sales of Unregistered Securities.

During the last three years, the registrant has not issued unregistered securities to any person, except as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and, unless otherwise indicated below, the registrant believes that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder. All recipients had adequate access, though their relationships with the registrant, to information about the registrant.

In June 2016, the registrant issued promissory notes in the aggregate principal amount of $300,000 to select accredited investors.

As part of the asset purchase agreement that the registrant entered into with Novosom in July 2010, the registrant is obligated to pay Novosom 30% of any payments received by the registrant for sub-licensed SMARTICLES® technology. The consideration is payable in a combination of cash (no more than 50% of total due) and common stock (between 50% and 100% of total due), at the discretion of the registrant. For such consideration, the registrant issued approximately 1.0 million shares of common stock in March 2014, approximately 0.1 million shares of common stock in January 2015, approximately 0.2 million shares of common stock in June 2015, approximately 0.03 million shares of common stock in October 2015 , approximately 0.2 million shares of common stock in February 2016 and approximately 0.5 million shares of common stock in April 2016.

In February 2016, the registrant issued 1.4 million shares of its common stock upon conversion of 110 shares of Series D Convertible Preferred Stock.

In November 2015, the registrant issued 0.6 million shares of its common stock upon conversion of 50 shares of Series D Convertible Preferred Stock.

In November 2015, the registrant issued 0.6 million shares of its common stock upon conversion of 90 shares of Series C Convertible Preferred Stock.

In August 2015, the registrant issued 200 shares of Series D Convertible Preferred Stock and warrants to purchase up to 3.44 million shares of our common stock at an exercise price of $0.40 per share, for an aggregate purchase price of $1.1 million.

In June 2015, the registrant issued 0.6 million shares of its common stock upon conversion of 90 shares of Series C Convertible Preferred Stock.

In June 2015, the registrant issued warrants to purchase up to 0.02 million shares of its common stock to a vendor providing scientific and development consulting services to the registrant.

In April 2015, the registrant issued warrants to purchase up to 0.02 million shares of its common stock to a vendor providing scientific and development consulting services to the registrant.

In January and February 2015, the registrant issued warrants to purchase up to an aggregate of 0.064 million shares of its common stock to a vendor providing scientific and development consulting services to the registrant.

In December 2014, the registrant issued warrants to purchase up to 0.117 million shares of its common stock to five consultants providing financial, scientific and development consulting services.

In September 2014, the registrant issued 0.05 million shares to a vendor to settle an outstanding vendor payable.

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In April 2014, the registrant issued 0.02 million shares of its common stock to scientific advisory board members for services to be provided during the three months ended June 30, 2014.

In April 2014, the registrant issued warrants to purchase up to 0.075 million shares of its common stock to a vendor as consideration for services rendered.

During 2014, the registrant issued approximately 1.3 million shares upon net share exercise of warrants and 0.8 million shares upon cash exercises of warrants.

In March 2014, the registrant issued 1,200 shares of Series C Convertible Preferred Stock and warrants to purchase up to 6.0 million shares of our common stock at an exercise price of $0.75 per share, for an aggregate purchase price of $6.0 million.

In February 2014, the registrant issued to the holders of the secured promissory notes that that registrant originally issued pursuant to that certain Note and Warrant Purchase Agreement, dated as of February 10, 2012, among the registrant, certain of its wholly-owned subsidiaries, and the purchasers identified on the signature pages thereto, an aggregate of 2.0 million shares of the registrant’s common stock in exchange for the notes.

In January and April 2014, the registrant issued an aggregate of 0.04 million shares of its common stock to consultants for services provided during the six months ended June 30, 2014.

In January 2014, the registrant issued approximately 2.8 million shares of common stock to employees and board members for amounts due under employment and board of director agreements.

In January 2014, the registrant issued an aggregate of 0.09 million shares of its common stock to scientific advisory board members for services to be provided during the three months ended March 31, 2014.

In December 2013, the registrant issued warrants to purchase up to 0.1 million shares of its common stock to a consultant who is the interim chief financial officer of the registrant.

As additional consideration for that certain Lease Termination Agreement, effective as of October 1, 2012, between the registrant and Ditty Properties Limited Partnership (“Ditty”) with respect to that certain Lease Agreement dated March 1, 2006 between the registrant and Ditty regarding the registrant’s facilities located at 3830 Monte Villa Parkway, Bothell, WA, the registrant agreed to issue 1.5 million shares of common stock to Ditty contingent upon and immediately prior to the first to occur of certain specified events. The shares were issued in March 2014.

In August, October and November 2012, the registrant issued to eleven of its vendors an aggregate of approximately 3.8 million shares of common stock to settle outstanding amounts due to such vendors in the aggregate amount of approximately $1.2 million. The registrant also agreed to issue an additional 0.087 million shares to settle approximately $30,000 in amounts due to one vendor contingent upon and immediately prior to the first to occur of certain specified events. The shares were issued in March 2014.

Item 16.	Exhibits and Financial Statement Schedules.

The exhibits listed on the Index to Exhibits of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

(a) Exhibits. The following exhibits are included herein or incorporated herein by reference.

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of March 31, 2010 by and among the Registrant, Cequent Pharmaceuticals, Inc., Calais Acquisition Corp. and a representative of the stockholders of Cequent Pharmaceuticals, Inc. (filed as Exhibit 2.1 to our Current Report on Form 8-K dated March 31, 2010, and incorporated herein by reference).

3.1	Restated Certificate of Incorporation of the Registrant dated July 20, 2005 (filed as Exhibit 3.1 to our Current Report on Form 8-K dated July 20, 2005, and incorporated herein by reference).

3.2	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant, dated June 10, 2008 (filed as Exhibit 3.1 to our Current Report on Form 8-K dated June 10, 2008, and incorporated herein by reference).

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3.3	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant, dated July 21, 2010 (filed as Exhibit 3.1 to our Current Report on Form 8-K dated July 21, 2010, and incorporated herein by reference).

3.4	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant, dated July 21, 2010 (filed as Exhibit 3.1 to our Current Report on Form 8-K dated July 21, 2010, and incorporated herein by reference).

3.5	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant, dated July 18, 2011 (filed as Exhibit 3.1 to our Current Report on Form 8-K dated July 14, 2011, and incorporated herein by reference).

3.6	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant, dated December 22, 2011 (filed as Exhibit 3.1 to our Current Report on Form 8-K dated December 22, 2011, and incorporated herein by reference).

3.7	Amended and Restated Bylaws of the Registrant dated August 21, 2012 (filed as Exhibit 3.7 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and incorporated herein by reference).

3.8	Certificate of Designation, Rights and Preferences of Series A Junior Participating Preferred Stock dated January 17, 2007 (filed as Exhibit 3.1 to our Current Report on Form 8-K dated January 19, 2007, and incorporated herein by reference).

3.9	Amended Designation, Rights, and Preferences of Series A Junior Participating Preferred Stock, dated June 10, 2008 (filed as Exhibit 3.2 to our Current Report on Form 8-K dated June 10, 2008, and incorporated herein by reference).

3.10	Certificate of Designations or Preferences, Rights and Limitations of Series B Preferred Stock dated December 22, 2011 (filed as Exhibit 3.1 to our Current Report on Form 8-K dated December 22, 2011, and incorporated herein by reference).

3.11	Certificate of Designation of Rights, Preferences and Privileges of Series C Convertible Preferred Stock (filed as Exhibit 3.1 to our Current Report on Form 8-K dated March 7, 2014, and incorporated herein by reference).

3.12	Certificate of Designation of Rights, Preferences and Privileges of Series D Convertible Preferred Stock (filed as Exhibit 3.1 to our Current Report on Form 8-K dated August 5, 2015, and incorporated herein by reference).

4.1	Form of Amended and Restated Common Stock Purchase Warrant originally issued by the Registrant in April 2008 (filed as Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, and incorporated herein by reference).

4.2	Form of Common Stock Purchase Warrant issued by the Registrant in June 2009 (filed as Exhibit 10.3 to our Current Report on Form 8-K dated June 10, 2009, and incorporated herein by reference).

4.3	Form of Common Stock Purchase Warrant issued by the Registrant in December 2009 (filed as Exhibit 4.2 to our Current Report on Form 8-K dated December 22, 2009, and incorporated herein by reference).

4.4	Form of Common Stock Purchase Warrant issued by the Registrant in January 2010 (filed as Exhibit 4.1 to our Current Report on Form 8-K dated January 13, 2010, and incorporated herein by reference).

4.5	Form of Common Stock Purchase Warrant issued by the Registrant in November 2010 (filed as Exhibit 4.2 to our Current Report on Form 8-K dated November 4, 2010, and incorporated herein by reference).

4.6	Form of Warrant Certificate issued by the Registrant in February 2011 (filed as Exhibit 4.1 to our Current Report on Form 8-K dated February 10, 2011, and incorporated herein by reference).

4.7	Form of Warrant Agreement by and between the Registrant and American Stock Transfer & Trust Company, LLC (filed as Exhibit 4.2 to our Current Report on Form 8-K dated February 10, 2011, and incorporated herein by reference).

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4.8	Form of Series A Warrant (Common Stock Purchase Warrant) issued to the investors in the Registrant’s underwritten offering of securities that closed in May 2011 (filed as Exhibit 4.13 to Amendment No. 2 to our Registration Statement on Form S-1 (No. 333-173108) filed with the SEC on May 10, 2011, and incorporated herein by reference).

4.9	Form of 15% Secured Promissory Note issued by the Registrant in February 2012 (filed as Exhibit 4.1 to our Current Report on Form 8-K dated February 10, 2012, and incorporated herein by reference).

4.10	Form of Common Stock Purchase Warrant issued by the Registrant to the holders of the 15% Secured Promissory Notes (filed as Exhibit 4.2 to our Current Report on Form 8-K dated February 10, 2012, and incorporated herein by reference).

4.11	Form of Common Stock Purchase Warrant issued by the Registrant in March 2012 (filed as Exhibit 4.1 to our Current Report on Form 8-K dated March 19, 2012, and incorporated herein by reference).

4.12	Form of Common Stock Purchase Warrant issued by the Registrant in March 2014 (filed as Exhibit 4.1 to our
Current Report on Form 8-K dated March 7, 2014, and incorporated herein by reference).

4.13	Form of Common Stock Purchase Warrant issued by the Registrant in August 7, 2015 (filed as Exhibit 4.1 to our Current Report on Form 8-K dated August 5, 2015, and incorporated herein by reference).

4.14	Form of 12% Promissory Note issued by the Registrant in June 2016 (filed as Exhibit 4.1 to our Current Report on Form 8-K dated June 20, 2016, and incorporated herein by reference).

5.1	Opinion of Pryor Cashman LLP (#)
10.1	Employment Agreement effective as of June 23, 2008 by and between the Registrant and J. Michael French (filed as Exhibit 10.2 to our Current Report on Form 8-K dated June 10, 2008, and incorporated herein by reference).**

10.2	Letter Agreement, dated August 7, 2012, between the Registrant and J. Michael French (filed as Exhibit 10.2 to our Current Report on Form 8-K dated August 2, 1012, and incorporated herein by reference).**

10.3	The Registrant’s 2004 Stock Incentive Plan (filed as Exhibit 99 to our Registration Statement on Form S-8, File No. 333-118206, and incorporated herein by reference).**

10.4	Amendment No. 1 to the Registrant’s 2004 Stock Incentive Plan (filed as Exhibit 10.4 to our Current Report on Form 8-K dated July 20, 2005, and incorporated herein by reference).**

10.5	Amendment No. 2 to the Registrant’s 2004 Stock Incentive Plan (filed as Exhibit 10.18 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, and incorporated herein by reference).**

10.6	Amendment No. 3 to the Registrant’s 2004 Stock Incentive Plan (filed as Exhibit 10.24 to our Annual Report on Form 10-K for the year ended December 31, 2005, and incorporated herein by reference).**

10.7	Amendment No. 4 to the Registrant’s 2004 Stock Incentive Plan (filed as Exhibit 10.5 to our Registration Statement on Form S-8, File No 333-135724, and incorporated herein by reference).**

10.8	Amendment No. 5 to the Registrant’s 2004 Stock Incentive Plan (filed as Exhibit 10.27 to our Quarterly Report on Form 10-K for the quarter ended September 30, 2006, and incorporated herein by reference).**

10.9	The Registrant’s 2008 Stock Incentive Plan (filed as Appendix A to our Definitive Proxy Statement on Schedule 14A filed on April 29, 2008, and incorporated herein by reference).**

10.10	License Agreement dated as of March 20, 2009 by and between Novartis Institutes for BioMedical Research, Inc. and the Registrant (filed as Exhibit 10.3 to our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009, and incorporated herein by reference). (1)

10.11	License Agreement, effective as of December 22, 2011, by and between the Registrant and Mirna Therapeutics, Inc. (filed as Exhibit 10.3 to our Current Report on Form 8-K/A filed on February 22, 2012, and incorporated herein by reference). (1)

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10.12	Note and Warrant Purchase Agreement, dated as of February 10, 2012, among the Registrant, Cequent Pharmaceuticals, Inc., MDRNA Research, Inc., and the purchasers identified in the signature pages thereto (filed as Exhibit 10.1 to our Current Report on Form 8-K dated February 10, 2012, and incorporated herein by reference).

10.13	First Amendment to Note and Warrant Purchase Agreement and Secured Promissory Notes, dated April 30, 2012, among the Registrant, Cequent Pharmaceuticals, Inc., MDRNA Research, Inc., and the purchasers identified on the signature pages thereto (filed as Exhibit 10.80 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and incorporated herein by reference).

10.14	Second Amendment to Note and Warrant Purchase Agreement and Secured Promissory Notes, dated May 31, 2012, among the Registrant, Cequent Pharmaceuticals, Inc., MDRNA Research, Inc., and the purchasers identified on the signature pages thereto (filed as Exhibit 10.81 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and incorporated herein by reference).

10.15	Third Amendment to Note and Warrant Purchase Agreement and Secured Promissory Notes, dated August 3, 2012, among the Registrant, Cequent Pharmaceuticals, Inc., MDRNA Research, Inc., and the purchasers identified on the signature pages thereto (filed as Exhibit 10.1 to our Current Report on Form 8-K dated August 2, 2012, and incorporated herein by reference).

10.16	Fourth Amendment to Note and Warrant Purchase Agreement and Secured Promissory Notes, dated October 4, 2012, among the Registrant, Cequent Pharmaceuticals, Inc., MDRNA Research, Inc., and the purchasers identified on the signature pages thereto (filed as Exhibit 10.1 to our Current Report on Form 8-K dated October 4, 2012, and incorporated herein by reference).

10.17	Fifth Amendment to Note and Warrant Purchase Agreement and Secured Promissory Notes, dated February 7, 2013, among the Registrant, Cequent Pharmaceuticals, Inc., MDRNA Research, Inc., and the purchasers identified on the signature pages thereto (filed as Exhibit 10.1 to our Current Report on Form 8-K dated February 7, 2013, and incorporated herein by reference).

10.18	Sixth Amendment to Note and Warrant Purchase Agreement and Secured Promissory Notes, dated August 9, 2013, among the Registrant, Cequent Pharmaceuticals, Inc., MDRNA Research, Inc., and the purchasers identified on the signature pages thereto (filed as Exhibit 10.43 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and incorporated herein by reference).

10.19	Security Agreement, dated as of February 10, 2012, among the Registrant, Cequent Pharmaceuticals, Inc., MDRNA Research, Inc. and Genesis Capital Management, LLC (filed as Exhibit 10.2 to our Current Report on Form 8-K dated February 10, 2012, and incorporated herein by reference).

10.20	Intellectual Property Security Agreement, dated as of February 10, 2012, by the Registrant, Cequent Pharmaceuticals, Inc. and MDRNA Research, Inc. in favor of Genesis Capital Management, LLC (filed as Exhibit 10.3 to our Current Report on Form 8-K dated February 10, 2012, and incorporated herein by reference).

10.21	Form of Securities Purchase Agreement, dated as of March 19, 2012, between and among the Registrant and the purchasers identified on the signature pages thereto (filed as Exhibit 10.1 to our Current Report on Form 8-K dated March 19, 2012, and incorporated herein by reference).

10.22	Placement Agent Agreement, dated March 19, 2012, between the Registrant and Rodman & Renshaw, LLC (filed as Exhibit 10.2 to our Current Report on Form 8-K dated March 19, 2012, and incorporated herein by reference).

10.23	Exclusive License Agreement, effective as of March 13, 2012, by and between the Registrant and ProNAi Therapeutics, Inc. (filed as Exhibit 10.2 to our Current Report on Form 8-K/A dated March 13, 2012, and incorporated herein by reference).(1)

10.24	Term Sheet for Convertible Preferred Stock Financing (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated February 23, 2014, and incorporated herein by reference).

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10.25	Securities Purchase Agreement, dated as of March 7, 2014, between and among the Registrant and each purchaser identified on the signature pages thereto (filed as Exhibit 10.1 to our Current Report on Form 8-K dated March 7, 2014, and incorporated herein by reference).

10.26	Consulting Agreement, dated as of January 9, 2014, by and between the Registrant and Danforth Advisors, LLC (filed as Exhibit 10.51 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and incorporated herein by reference).**

10.27	Amended And Restated Employment Agreement, effective as of September 15, 2014, by and between the Registrant and J. Michael French (filed as Exhibit 10.1 to our Current Report on Form 8-K dated September 15, 2014, and incorporated herein by reference).**

10.28	2014 Long-Term Incentive Plan of the Registrant (filed as Exhibit 10.2 to our Current Report on Form 8-K dated September 15, 2014, and incorporated herein by reference).**

10.29	Amendment No. 2, dated May 14, 2015, to that certain License Agreement, effective as of December 22, 2011, by and between the Registrant and Mirna Therapeutics, Inc. (filed as Exhibit 10.1 to our Current Report on Form 8-K filed on May 14, 2015, and incorporated herein by reference).

10.30	Securities Purchase Agreement, dated as of August 5, 2015, between and among the Registrant and each purchaser identified on the signature pages thereto (filed as Exhibit 10.1 to our Current Report on Form 8-K dated August 5, 2015, and incorporated herein by reference).

10.31	Note Purchase Agreement, dated as of June 20, 2016, by and among the Registrant and each purchaser identified on the signature pages thereto (filed as Exhibit 10.1 to our Current Report on Form 8-K dated June 20, 2016, and incorporated herein by reference).

21.1	Subsidiaries of the Registrant. (2)

23.1 23.2	Consent of Wolf & Company, P.C., independent registered public accounting firm.(2) Consent of Pryor Cashman LLC (included in Exhibit 5.1)

101INS	XBRL Instance Document (3)

101SCH	XBRL Taxonomy Extension Schema Document (3)

101CAL	XBRL Taxonomy Extension Calculation Linkbase Document (3)

101DEF	XBRL Taxonomy Extension Definition Linkbase Document (3)

101LAB	XBRL Taxonomy Extension Label Linkbase Document (3)

101PRE	XBRL Taxonomy Extension Presentation Linkbase Document (3)

(1)	Portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, amended, and the omitted material has been separately filed with the SEC.
(2)	Filed herewith.
(3)	Furnished herewith.
#	Previously filed or furnished.
**	Indicates management contract or compensatory plan or arrangement.

(b) Financial Statement Schedules. All financial statement schedules are omitted because they are not applicable or not required or because the required information is included in the financial statements or notes thereto.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

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(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than a payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on July 1 , 2016.

MARINA BIOTECH, INC.

By:	/s/ Joseph W. Ramelli
Name:	Joseph W. Ramelli
Title:	Interim Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signature appears below constitute and appoint Joseph W. Ramelli as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement and to sign any registration statement and amendments thereto for the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 1 , 2016.

Signature	Title

/s/ Joseph W. Ramelli	Chairman of the Board and interim Chief Executive Officer
Joseph W. Ramelli	(Principal Executive Officer and Principal Financial Officer)

/s/ Philip C. Ranker	Director
Philip C. Ranker

/s/ Stefan Loren	Director
Stefan Loren, Ph.D.

/s/ Donald A. Williams	Director
Donald A. Williams